As filed with the Securities and Exchange Commission on December 8, 2014.

Registration No. 333-199459

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________
WORKIVA LLC (to be converted into)
WORKIVA INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	26-3147209 (I.R.S. Employer Identification Number)
2900 University Blvd Ames, IA 50010 (888) 275-3125
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Matthew M. Rizai, Chief Executive Officer 2900 University Blvd Ames, IA 50010 (888) 275-3125
(Name, address, including zip code and telephone number, including area code, of agent for service)
___________________________________
Copies to:
Kimberly K. Rubel Drinker Biddle & Reath LLP 191 N. Wacker Drive, Suite 3700 Chicago, IL 60606 (312) 569-1000	Troy M. Calkins General Counsel 55 West Monroe St., Suite 3150 Chicago, IL 60603 (312) 988-0737	David A. Schuette Jennifer J. Carlson Mayer Brown LLP 71 S. Wacker Drive Chicago, IL 60606 (312) 782-0600
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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
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CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be registered	Amount to be Registered(1)	Estimated Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Common Stock, $0.001 par value per share	8,280,000	$15.00	$124,200,000	$14,432
(1)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended, and includes shares of our Class A common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(2) Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Workiva LLC is a Delaware limited liability company. Prior to the effectiveness of this registration statement, Workiva LLC will be converted into a Delaware corporation and renamed Workiva Inc. Shares of Class A common stock, par value $0.001 per share, of Workiva Inc. are being offered by the prospectus that forms a part of this registration statement. For convenience, except as the context otherwise requires, all information included in this prospectus is presented giving effect to the conversion of the company into a corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued December 8, 2014
7,200,000 Shares

Class A Common Stock
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This is an initial public offering of shares of Class A common stock of Workiva Inc. We are selling 7,200,000 shares of our Class A common stock in this offering.
We expect the public offering price to be between $13.00 and $15.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the New York Stock Exchange under the symbol “WK”.
Following this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting and conversion. Each share of our Class A common stock is entitled to one vote per share and is not convertible into any other shares of our capital stock. Each share of our Class B common stock is entitled to ten votes per share and is convertible into one share of our Class A common stock at any time. Our Class B common stock also will automatically convert into shares of our Class A common stock upon certain transfers. The beneficial owners of our Class B common stock will be our executive officers who were our managing directors immediately prior to our conversion into a corporation. The holders of our Class B common stock will hold approximately 82.1% of the voting power of our outstanding capital stock following this offering.
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We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. Investing in our Class A common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page 16 of this prospectus.
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	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Workiva Inc.
Per Class A Share	$	$	$
Total	$	$	$

(1) See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
The underwriters may also exercise their option to purchase up to an additional 1,080,000 shares of Class A common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of our Class A common stock to purchasers on , .
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MORGAN STANLEY	CREDIT SUISSE

BAIRD	RAYMOND JAMES	STIFEL
___________________________________
December , 2014

workiva

Creating trusted enterprise ecosystems by linking people with their business data

5

Integrated collaboration
built upon our data m

Wdesk mobile delivery
Wdesk certifier
Wdesk data collection templates
Workiva
Class A Common Stock
MORGAN STANLEY
CREDIT SUISSE
September 29 MD Consent
Attachment: Workiva S-1.PDF
Document Outline
Cover
Prospectus Front Cover
Inside Front Cover
Gate Fold
Table of Contents
Prospectus Summary
Risk Factors
Cautionary Note
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
MD&A
Overview
Cohort Analysis
Results of Operations
Financial metrics
Revenue
Year-over-year percentage increase
Subscription and support revenue
Subscription and support as a percent of revenue
Operating metrics
Number of customers
Subscription and support revenue retention rate
Subscription and support revenue retention rate including add-ons
Customers by Year
Customers YTD
2,176
*As of September 30, 2014
Customers 2011 - 2014
2011
676
2012
1,421
2013
1,927
2014*
2,176
*As of September 30, 2014

Collect

Data is collected from any location or format and linked inside Wdesk documents, spreadsheets, presentations and reports.

Manage

The Wdesk data ecosystem allows users to define their business processes and optimize workflows with little or no IT involvement.

6

esk

and reporting solutions
anagement platform

Green lines depict
live-linking capabilities
among Wdesk applications

Workiva Deck
Cameron
Historical Revenue Growth
Revenue ($ million)
$14.9
$52.9
$85.2
$82.6
2011A
2012A
2013A
2013
2014
Nine Months ended September 30
Wdesk presentations
Aliyea
Accounting
Year ended December 31,
Nine months ended September 30,
2012
2013
2013
2014
(unaudited)
(dollars in thousands)
Wdesk spreadsheets
Workiva S-1
Melissa
Many of the largest and most demanding enterprises in the
world are our customers. Our customers span a variety of industries.
Wdesk word processing

Report

Thousands of users from across the organization collaborate with controlled access to present critical data and reports in real time.

Analyze

Trusted datasets and reports provide confidence and accountability for better, faster decision-making.

7

TABLE OF CONTENTS

	Page		Page
Prospectus Summary	1	Executive Compensation	102
Risk Factors	16	Certain Relationships and Related Party Transactions
Special Note Regarding Forward-Looking Statements			111
	40	Principal Stockholders	114
Use of Proceeds	41	Description of Capital Stock	117
Dividend Policy	41	Shares Eligible for Future Sale	123
Capitalization	42	Certain U.S. Federal Income and State Tax Considerations for Non-U.S. Holders
Dilution	45		125
Selected Consolidated Financial Data	47	Underwriting	130
Management’s Discussion and Analysis of Financial Condition and Results of Operations		Legal Matters	137
	50	Experts	137
Business	77	Where You Can Find Additional Information	137
Management	94	Index to Consolidated Financial Statements	F-1
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You should rely only on the information contained in this document and any free writing prospectus we provide to you. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
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For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.
DEALER PROSPECTUS DELIVERY OBLIGATION
Through and including (25 days after the date of this prospectus), all dealers that effect transactions in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in this prospectus under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Prior to the effectiveness of the registration statement of which this prospectus is a part, we will complete a corporate conversion transaction, pursuant to which we will convert from a Delaware limited liability company into a Delaware corporation and change our name from Workiva LLC to Workiva Inc. In conjunction with the corporate conversion, all of our outstanding equity units will automatically be converted into shares of our common stock and the members of Workiva LLC will become stockholders of Workiva Inc.
WORKIVA INC.
Overview
Workiva has pioneered a cloud-based and mobile-enabled platform for enterprises to collaboratively collect, manage, report and analyze critical business data in real time. Our secure software platform, Wdesk, allows users to integrate and control all of their business data, regardless of format or location, with innovative live-linking technology. Our proprietary, integrated word processing, spreadsheet and presentation applications, built upon our data engine, allow thousands of users to collaborate simultaneously on data-linked reports and documents. Wdesk empowers our customers to dynamically define their business processes and optimize workflows so that critical data can be reported and analyzed more efficiently. Our customers can gain insights based on their trusted data, which enables better real-time decision-making. Additionally, our customers deploy our solutions to serve as a single system of record for critical data, to reduce risk and operational costs, and to increase efficiency in business reporting. As of September 30, 2014, we provided our solutions to more than 2,100 enterprise customers, including over 60% of both the Fortune 500 and Fortune 100.
Enterprises struggle to manage, report, analyze and understand their ever-expanding volume of data. Executives need to leverage this data to make real-time decisions to improve performance and reduce risk. In addition, many businesses are required to report an increasing amount of disparate information to a variety of regulators, further straining their ability to produce meaningful and consistent data and reports on a timely basis. The explosion of data within enterprises has rendered existing processes and legacy technologies inefficient at helping users find, understand and report the most critical and relevant information on a timely basis. To create business reports, many organizations rely on manual processes, large teams and a variety of point solutions, such as business productivity, email and general-purpose collaboration software. Exacerbating these challenges is the continued growth in size and complexity of many enterprises, which results in employees and data spread around the world. The stakes for enterprises are high; reporting incorrect, incomplete or untimely information exposes organizations to potential liability, reputational risk and a weakened competitive position.
Workiva empowers organizations to address these challenges by providing a cloud-based and mobile-enabled platform that we believe is fundamentally changing the way people work. Our Wdesk product platform allows multiple users to simultaneously create, review and publish data-linked documents and reports with greater control, accuracy and productivity than ever before. We offer our customers solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. Underlying these solutions is our scalable, enterprise-grade data engine that collects, aggregates and manages our customers’ unstructured and structured data.

Wdesk allows users to work anytime from anywhere with an internet connection, enabling them to:

•	Create trusted datasets that are linked and aggregated throughout Wdesk documents, spreadsheets, presentations and reports.

•	Control access to datasets, reports and workflows throughout the organization and beyond.

•	Collaborate among thousands of users working in real time in a cloud-based workspace.

•	Present critical data and reports to internal and external constituents.

•	Decide with confidence based on trusted data and reports, enabling better and faster decision-making.
Wdesk allows users to define, automate and change their business processes in real time for what they need, when they need it, with little or no involvement from IT personnel. Our proprietary data engine includes live-linking technology that enables users to automatically propagate any changes to data, including numbers, text, charts and graphics, across every instance in which that data appears in the Wdesk workspace. Live-linking allows customers to use trusted data to more quickly and accurately produce and update business reports. Wdesk provides accountability and transparency through a detailed audit trail that tracks every change made by any user over time. Control is robust, with customized permissions for each user to read, write and edit specific sections of documents.
In March 2013, we launched our Wdesk platform, under which we currently offer solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. We developed these solutions to address our customers’ immediate challenges. Our first solution was focused on reports filed with the U.S. Securities and Exchange Commission (SEC). SEC filings, such as Form 10‑K, Form 10‑Q and proxy statements, are lengthy and complex documents that require significant collaboration across multiple business functions and external constituents, including auditors and lawyers. Our SEC solution enables customers to automate and improve their regulatory filing process. We have continued to add solutions to the Wdesk platform over time by identifying markets where Wdesk can address a wide range of critical business challenges for our customers. We employ a rigorous process to validate and prioritize new solution areas based on the number of customers that could benefit from a new solution and our assessment of Wdesk’s ability to address that challenge.
Our technology is enterprise grade and developed to perform at scale. Wdesk utilizes the Google Cloud Platform, which enables us to scale our compute and storage capacity on an as-needed basis. We can deploy incremental changes to our customers on a daily basis by employing a continuous delivery process supported by Agile software development methodologies and a proprietary quality assurance process. As a result, all of our customers operate on the latest version of our platform, and upgrades are applied with minimal disruption to ongoing operations. In addition, in order to keep our customers’ data secure, we have developed advanced data security protocols that augment the standard security of the Google Cloud Platform. Our architecture has proven scalability for global enterprises, as well as advantages in reliability and cloud delivery.
Our “land-and-expand” sales strategy focuses on acquiring new customers and growing our existing customer relationships. We seek to “land” new customers by using a direct-sales model. Our customer success and professional services teams help our account managers “expand” our existing customer relationships by providing advice and best practices that enable users to harness the full power of Wdesk. We believe our sales strategy positions us to build relationships over time as we add new users and solutions and expand to additional markets and geographies.
Many of the largest and most demanding enterprises in the world are our customers. Our customers span a variety of industries and include Philip Morris International Inc., Kinder Morgan, Inc., Viacom Inc.,

JPMorgan Chase & Co., Eli Lilly and Company, The Boeing Company, Tyco International Ltd., CenturyLink, Inc., Avis Budget Group, Inc., Wal-Mart Stores, Inc., and AR Capital, LLC.
We have a broadly diversified customer base; our largest customer represented less than 2% of total revenue in 2013. We believe that we have exceptional customer satisfaction, as evidenced by our subscription and support revenue retention rate of 97.3% (excluding add-on seats) for the twelve months ended September 30, 2014.
We have experienced high revenue growth since the release of our first solution in March 2010. Our revenue increased from $14.9 million in 2011 to $52.9 million in 2012 and $85.2 million in 2013, representing a 139.3% compound annual growth rate. We incurred a net loss of $13.6 million in 2011 , $30.4 million in 2012 and $28.0 million in 2013 . For the nine months ended September 30, 2013 and 2014, our revenue grew 34.1% from $61.6 million to $82.6 million. We incurred a net loss of $22.5 million and $28.4 million for the nine months ended September 30, 2013 and 2014, respectively. Approximately 77% of our revenue in 2013 was derived from subscription and support fees, with the remainder from professional services.
Our Industry
Key Industry Trends are Driving a Fundamental Shift in How Enterprises Collect, Manage, Report and Analyze Critical Data.
Explosion of Data. According to International Data Corporation (IDC), the data universe will double every two years from 2013 to 2020. Data is often spread across hundreds of different sources and stored in conflicting formats.While many enterprises maintain data in a structured enterprise resource planning (ERP) system, IDC estimates that more than 90% of the data created is “unstructured” data, which is defined as unorganized data that resides far outside the realms of ERP systems. This massive increase in the amount of data available to enterprises has complicated the decision-making process.
Increasing Regulatory Requirements. Legislation, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and the Sarbanes-Oxley Public Company Accounting Reform and Investor Protection Act of 2002 (Sarbanes-Oxley Act), has driven new reporting mandates. Governmental agencies, such as the SEC, charged with implementing these legislative mandates and others continue to issue regulations that implement new and increase existing reporting requirements. Regulators are also implementing new, industry-specific reporting requirements. For example, in recent years financial institutions have been required to produce reports for comprehensive capital analysis and review (CCAR), stress testing and resolution and recovery plans (RRP).
Regulators are also demanding greater standardization and structure in the data that companies report. For example, the SEC requires that public companies include “interactive data” in filed annual and quarterly reports so that an investor can immediately extract specific information and compare it to performance in past years, information from other companies and industry averages. The SEC implemented its interactive data mandate by requiring companies to tag the financial data in their filings using XBRL (eXtensible Business Reporting Language), which is a royalty-free, international information format designed specifically for business information.
Increasing Management Oversight. Enterprises are under increasing pressure to report a growing amount of information to internal management teams, boards of directors and external constituents. We believe that data needs to be collected, reported and analyzed more rapidly than ever before. Management teams are increasingly focused on leveraging data to support critical decisions. At the same time, boards of directors are pressing organizations to improve transparency in order to better fulfill their fiduciary duties.
Structural Shifts in Workforce Organization. Market dynamics and the globalization of enterprises have forced companies to change the way their employees work. Organizations are becoming increasingly global, with employees geographically distributed to support strategic and business needs. Workforce flexibility initiatives have resulted in more employees working remotely. According to Forrester, employees working at home at least once a week rose from 18% in 2010 to 27% in 2012.
Consumerization of Enterprise IT. Technical advancements in the capability of smart phones and tablets have enabled the proliferation of mobile devices across the enterprise. According to IDC, the worldwide mobile worker population will be 1.3 billion by 2015, accounting for 37.2% of the workforce. Enterprise cloud-based solutions are becoming increasingly common and are enabling employees to work from anywhere with an internet connection, often from a mobile device.
Existing Business Processes and Solutions Are Insufficient for the Requirements of Modern Enterprises.
For many enterprises, compiling, reporting and analyzing critical data has been manual, iterative and error-prone. Modern enterprises require a level of real-time collaboration, security and control that we believe business productivity software and point solutions do not deliver. Shortcomings of existing business processes and solutions include the following:
Access to resources is restricted. Traditional solutions require employees to be physically present at, or remotely logged into, a machine with the required technology and access permissions. These impediments restrict productivity as employees attempt to complete work at home and while traveling and often lead to unapproved workarounds that may expose sensitive data.
Collaboration is inefficient and risky. Traditional office software requires one person to work on one version of a presentation or report at one time. This rigidity creates versioning challenges as concurrent versions lead to a tedious and time-consuming reconciliation process.
Workflows are rigid and serial. Workflows for presentation and report production operate as a series of dependent events, with workers being unable to advance sections they are responsible for while they wait for their turn in the document-production process.
Dataset creation is highly manual. Traditional dataset creation relies on ad-hoc processes and loosely defined protocols to consolidate a patchwork of disparate data sources with different owners and storage locations across the enterprise.
Edits are error prone and lack audit trails. Traditional software does not provide for linking references to a single source, so when a change is made it does not flow throughout the document. The integrity of a group of related presentations and reports is at risk every time a number is edited, and worker productivity is lost in a cycle of implementing edits and reviewing for errors. Traditional solutions do not offer visibility into the lineage of changes to a document. Audit trails often consist of unsatisfactory solutions, such as tracked changes, which can be turned off, in-line comments, which are cumbersome to manage, and versioning, which leads to inefficient workflows and reconciliation.
Control is limited. Because multiple versions of a presentation or report may be stored in numerous locations across an enterprise, it is difficult to control who can review and edit, and even more difficult to adjust these roles as the creation process evolves.
Our Market Opportunity
Our cloud-based and mobile-enabled platform enables enterprises to collaboratively collect, manage, report and analyze critical data in real time.  A 2014 independent study conducted by Frost & Sullivan, which was commissioned by us, estimated that the market for data collaboration and reporting software in 2014 will be $15.8 billion in North America and $10.6 billion in Europe, Middle East and Africa (EMEA).  The data collaboration and reporting software market addresses a portion of four defined software markets.

According to Frost & Sullivan, the 2014 data collaboration and reporting software market in North America and EMEA represents the following portions of each of these software markets: $8.6 billion in governance, risk and compliance; $5.8 billion in corporate performance management; $6.5 billion in business intelligence and data analytics; and $5.5 billion in business productivity.
We currently offer solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. Based on our internal analysis and industry experience, we estimate that the addressable market opportunity for our five existing solutions is approximately $6.7 billion annually for the U.S., Canada and Europe.
We believe that our Wdesk platform is flexible and extensible and has the potential to address a wide variety of additional business processes within the enterprise. Forrester estimates that information workers worldwide numbered 615 million in 2013 and are expected to reach 865 million by 2016. We believe that we have a substantial opportunity to offer our solution to enterprise information workers globally.
The Workiva Solution
We change the way enterprises and their employees work, enabling the redesign of risky and inefficient business processes through our cloud-based and mobile-enabled platform.
Widely Accessible Cloud-based Collaboration Platform. Our platform enables multiple users to draft, edit and comment within the same document, spreadsheet, presentation or report at the same time from any location with internet access.
Integrated Platform of Business Productivity Applications. We designed the Wdesk platform as an integrated suite of word processing, spreadsheet and presentation applications that enables users to leverage their structured and unstructured business data regardless of where it resides. Wdesk also provides a certification application that allows any Wdesk viewer to attest to the accuracy and completeness of reports. Users can create data collection and report certification workflows, assign and distribute them within their organization, and monitor the process with a real-time dashboard.
Trusted Ecosystem for Critical Business Data. Our platform captures a complete history of a document’s lineage, from the most granular edit to a spreadsheet cell formula to key document milestones. At the same time, Wdesk provides document owners the ability to manage document permissions down to a single section of a document.
Enterprise Grade and Built for Scale. Our cloud platform allows enterprises to implement and rapidly scale users and solutions within hours, regardless of how large or complex. Our customers can access and deploy our service without the need to install and maintain costly infrastructure hardware and software necessary for on-premise deployments.
Secure Architecture. An independent auditor other than our independent registered public accounting firm conducts an annual examination of our security controls using the widely recognized SSAE 16 SOC 1 Type 2 standard. This standard is designed to determine whether a company has reliable and suitably designed controls and safeguards as a host and processor of customer information. To protect our customers’ data we use advanced encryption and security techniques such as sharding, which partitions data to multiple servers.
Ability to Dynamically Define and Change Business Processes. Wdesk frees users from the confines of traditional business processes by allowing them to dynamically define processes on-demand to support evolving business needs. Wdesk enables multiple users to work in concert, allowing teams to redefine workflows and business processes without the traditional challenges of data integrity, personnel limitations and legacy software limitations.

Benefits of Our Solution
The key benefits of using our software solutions are recognized by a wide range of decision-makers and other users across our customers’ organizational structures.
Benefits to Our Customers Who Are Decision-Makers
Reduce Risk. Managers rely on Wdesk to help them make better decisions. Through the use of linked data, decision-makers can trust that Wdesk presentations and reports are up to date and consistent, reducing the risk of making decisions based on incorrect data and reporting incorrect data externally.
Improve Data Transparency. Numbers, text, charts and graphics in presentations and reports can be intelligently linked to an organization’s central repository for critical data, or “single source of truth,” within Wdesk, and each data point has its own history of changes, or data lineage. Decision-makers at our customers benefit from the ability to drill down into each discrete data point, which increases data transparency, visibility and, therefore, trust of critical business data across an organization.
Report with Greater Frequency. Many critical presentations and reports are published infrequently due to the difficulties associated with collecting data, compiling inputs across teams and iterating revisions. Within the Wdesk platform, documents, data and graphics remain intelligently linked, allowing presentations and reports to be easily updated and synchronized and published with greater frequency.
Enable Real-time Decision-Making. Wdesk’s live-linking and data-auditing capabilities significantly enhance data integrity, such that Wdesk can become the centralized, trusted data repository within our customers’ critical business data ecosystem. The use of verified data from trusted sources to compile timely reports with less risk and greater transparency and frequency allows decision-makers to make better informed, real-time decisions.
Benefits to Our Customers Who Are End Users
Ubiquitous Access. Users can access our platform through a web-based interface and our mobile application anywhere an internet connection is available.
Faster Time to Value. Wdesk is designed to be deployed in hours or days with little or no involvement from a customer’s IT organization.
Better Collaboration with Internal and External Constituents. Our platform enables multiple users to draft, edit and comment within the same document, spreadsheet, presentation or report at the same time from any location with internet access.
Higher Job Satisfaction. Wdesk helps end users be more efficient and flexible, which we believe leads to greater job satisfaction, employee retention, cross-role training and career mobility.
Greater Efficiency through Data Linking. Because the Wdesk platform acts as an organization’s “single source of truth,” users save time by avoiding the need to input, update and cross-check the same data referenced in multiple, disparate presentations and reports.
Our Growth Strategy
We strive to change the way businesses collect, manage, report and analyze critical business data. Key elements of our growth strategy include:
Pursue New Customers. Our primary growth strategy is to sell the Wdesk platform to new customers. Our first solution was focused on SEC reporting and enabled customers to automate and improve their regulatory filing process. In March 2013, we launched our Wdesk platform, under which we have expanded our offerings to five solutions. We continue to attract the majority of our new customers with our compliance reporting solutions, and we believe we can continue to take market share from our competitors in this market. We intend to build our sales and marketing organization and leverage our brand equity to attract new customers. We have customers in multiple end markets, and we intend to seek attractive new markets.
Generate Growth From Existing Customers. Wdesk exhibits a powerful network effect within an enterprise, whereby the usefulness of our platform increases as the number of users and the data that resides in it grows. As more employees of our customers use Wdesk, additional opportunities for collaboration drive demand among their co-workers for add-on seats of existing solutions. We intend to expand within current customers by adding new users for existing solutions as well as adding more solutions per customer.
Grow Our International Footprint. For the nine months ended September 30, 2014, we generated approximately 95% of our revenue in the United States. However, the growth drivers for our solution are similar in other parts of the world, including the need to reduce errors and risk, improve efficiency and respond to increasing regulatory requirements. For example, corporate sustainability reporting is mandatory for large companies in Europe. The European Commission has estimated its mandate will impact over 6,000 companies. Accordingly, we plan to increase our sales presence in Europe.
Extend Our Suite of Solutions. We intend to introduce new solutions to continue to meet growing demand for the creation, collaboration, presentation and analysis of critical business data. Our close and trusted relationships with our current customers are a source of new use cases, features and solutions for our solution roadmap.
Develop New Data Solutions. We believe we are the first integrated platform technology company to build a secure data ecosystem to manage structured and unstructured critical business data that spans data collection, reporting and decision-making. Because of the strength of our platform, our customers are increasingly using Wdesk as their central repository for critical data, and often regard Wdesk as their organization’s “single source of truth.” We believe this provides us the opportunity to develop new data solutions, including data warehousing and analysis, semantic linking and tagging of data and real-time risk management.
Selected Risks Related to Our Business
Investing in our Class A common stock involves risk. You should carefully consider all the information in this prospectus prior to investing in our Class A common stock. These risks are discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

•	We have a limited operating history, which makes it difficult to predict our future operating results.

•
We have experienced significant growth and organizational change in recent periods and expect continued growth. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

•	The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

•	We are substantially dependent upon customer renewals, the addition of new customers and the continued growth of the market for cloud-based business and financial reporting solutions.

•	If we are not able to provide successful enhancements, new features and modifications, our business could be adversely affected.

•	We depend on our senior management team and other key employees. If we are unable to attract and retain qualified personnel, we may be unable to execute our growth plan.

•	Our long-term success depends, in part, on our ability to expand the sales of our solutions to customers located outside of the United States.

•	If we fail to keep our customers’ information confidential, our business and reputation could be significantly and adversely affected.

•	Claims by third parties that we infringe upon their intellectual property rights could result in significant costs and have a material adverse effect on our business or operating results.
Corporate Conversion
Prior to the issuance of any of our shares of Class A common stock in this offering, we will convert from a Delaware limited liability company into a Delaware corporation and change our name from Workiva LLC to Workiva Inc. In conjunction with the corporate conversion, all of our outstanding equity units will automatically be converted into 19,897,876 shares of our Class A common stock and 12,426,947 shares of our Class B common stock (based on the equity units outstanding as of September 30, 2014 and assuming an offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus). The beneficial owners of our Class B common stock will be Matthew M. Rizai, Ph.D., Martin J. Vanderploeg, Ph.D., Jeffrey D. Trom, Ph.D., Michael S. Sellberg, and Joseph H. Howell, who are our executive officers who were our managing directors immediately prior to our conversion into a corporation. See “Description of Capital Stock” for additional information regarding a description of the terms of our common stock following the corporate conversion and the terms of our certificate of incorporation and bylaws as will be in effect following the corporate conversion. While as a limited liability company our outstanding equity is referred to as “equity units,” in this prospectus, for ease of comparison, we refer to these equity units as our common stock for periods prior to the corporate conversion, unless otherwise indicated or the context requires otherwise. Similarly, unless otherwise indicated, we refer to members’ equity as stockholders’ equity. In this prospectus, we refer to all of the transactions related to our conversion to a corporation as the corporate conversion. See “Certain Relationships and Related Party Transactions—Conversion to a Corporation.”
Implications of Being an Emerging Growth Company
As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years or such earlier time when we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. However, we are irrevocably choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption is required for non-emerging growth companies.
Corporate Information
WebFilings LLC was formed in California in August 2008. In July 2014, we changed our name to Workiva LLC, and we converted into a Delaware limited liability company in September 2014. Prior to the effectiveness of this registration statement, Workiva LLC will be converted into a Delaware corporation and renamed Workiva Inc. Our principal executive offices are located at 2900 University Boulevard, Ames, Iowa 50010, and our telephone number is (888) 275-3125. Our website address is www.workiva.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.Unless the context requires otherwise, the words “we,” “us,” “our” and “Workiva” refer to Workiva LLC and its consolidated subsidiaries for periods prior to the corporate conversion, and to Workiva Inc. and its consolidated subsidiaries for periods after the corporate conversion. Except as disclosed in this prospectus, the consolidated financial statements and selected historical financial data and other financial information included in this registration statement are those of Workiva LLC and its subsidiaries and do not give effect to the corporate conversion.
Trademarks, Service Marks and Trade Names
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are owned by us or licensed by us. We also own or have the rights to copyrights that protect the content of our solutions. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.
This prospectus may include trademarks, service marks or trade names of other companies. Our use or display of other parties’ trademarks, service marks, trade names or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, service mark or trade name owners.
Market and Industry Data
We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry publications and studies conducted by third parties, including a 2014 independent study conducted by Frost & Sullivan, which was commissioned by us. Frost & Sullivan has consented to the references to their study and the use of their name in this prospectus. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications and third-party studies and our internal data are reliable as of their respective dates, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

THE OFFERING
Issuer...................................................................Workiva Inc.
Class A common stock offered by us..................7,200,000 shares
Common stock to be outstanding after
this offering:
Class A common stock..............................27,097,876 shares
Class B common stock..............................12,426,947 shares
Total....................................................................39,524,823 shares
Over-allotment option of
Class A common stock........................................1,080,000 shares
Voting rights........................................................Each share of our Class A common stock is entitled to one vote per share and is not convertible into any other shares of our capital stock. Each share of our Class B common stock is entitled to ten votes per share and is convertible into one share of our Class A common stock at any time. Our Class B common stock also will automatically convert into shares of our Class A common stock upon certain transfers. Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by our certificate of incorporation or law.
The shares of our Class B common stock outstanding after this offering will represent approximately 31.4% of the total number of shares of our Class A and Class B common stock outstanding after this offering and 82.1% of the combined voting power of our Class A and Class B common stock outstanding after this offering. See “Description of Capital Stock.”
Use of proceeds...................................................We intend to use the net proceeds received by us from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies or other assets. See “Use of Proceeds.”
Proposed NYSE Symbol.....................................“WK”

The number of shares of our Class A and Class B common stock to be outstanding after this offering is based upon 19,897,876 shares of Class A common stock and 12,426,947 shares of Class B common stock outstanding as of September 30, 2014 after giving effect to the corporate conversion (assuming an offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus), and excludes:

•
5,977,709 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock as of September 30, 2014 at a weighted-average exercise price of $9.36 per share;

•
207,009 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock that were granted after September 30, 2014 at a weighted-average exercise price of $15.83 per share; and

•	3,960,000 shares of Class A common stock reserved for future issuance under our 2014 Equity Incentive Plan.
For a summary of the rates at which each class of outstanding equity will convert into shares of our common stock in the corporate conversion (assuming an offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus), see Note 1—“Unaudited Pro Forma Loss and Per Share Information” to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.
Except as otherwise indicated, all information in this prospectus assumes:

•
the effectiveness of the corporate conversion (assuming an offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus), the filing of our certificate of incorporation and the adoption of our bylaws prior to the closing of this offering;

•	an initial public offering price of $14.00 per share, which is the midpoint of the range set forth on the cover of this prospectus;

•	no exercise of the underwriters’ over-allotment option to purchase additional shares; and

•
the conversion upon completion of this offering of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). For a description of the note, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

SUMMARY CONSOLIDATED FINANCIAL DATA
In the following tables, we provide our summary consolidated historical financial data and pro forma financial data for the periods presented. We have derived the summary consolidated statement of operations data for the years ended December 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the year ended December 31, 2011 from our audited consolidated financial statements not included in this prospectus. We have derived the summary consolidated statement of operations data for the nine months ended September 30, 2013 and 2014, and the consolidated balance sheet data as of September 30, 2014, from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial data for the nine months ended September 30, 2013 and 2014 and as of September 30, 2014 include all adjustments, consisting only of normal recurring accruals, that are necessary in the opinion of our management for a fair presentation of our financial position and results of operations for these periods.
Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2014. When you read this summary consolidated financial data, it is important that you read it together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this prospectus.
Consolidated Statement of Operations Data

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013 (Restated)(4)	2013	2014

				(unaudited)
	(in thousands)
Revenue
Subscription and support	$10,925	$34,702	$65,164	$46,015	$66,306
Professional services	3,939	18,236	19,987	15,567	16,259
Total revenue	14,864	52,938	85,151	61,582	82,565
Cost of revenue
Subscription and support(1)	3,069	9,222	14,881	10,724	15,078
Professional services(1)	2,916	9,777	9,406	7,106	8,826
Total cost of revenue	5,985	18,999	24,287	17,830	23,904
Gross profit	8,879	33,939	60,864	43,752	58,661
Operating expenses
Research and development(1)	6,611	18,342	33,400	24,991	32,142
Sales and marketing(1)	10,471	27,506	40,824	30,381	39,391
General and administrative(1)(2)	5,112	16,146	14,402	10,612	13,941
Total operating expenses	22,194	61,994	88,626	65,984	85,474
Loss from operations	(13,315)	(28,055)	(27,762)	(22,232)	(26,813)
Interest expense	(268)	(1,521)	(366)	(359)	(1,281)
Other income and (expense), net	18	(861)	104	70	(260)
Net loss	$(13,565)	$(30,437)	$(28,024)	$(22,521)	$(28,354)

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013 (Restated)(4)	2013	2014

	(in thousands, except per share amounts)
Pro forma net loss and per share information (unaudited):(3)
Pro forma provision (benefit) for income taxes			—		—
Pro forma net loss			$(28,024)		$(28,354)
Pro forma basic and diluted net loss per share			$(0.88)		$(0.88)
Pro forma weighted average shares outstanding - basic and diluted			31,746,911		32,203,344

(1)	Equity-based compensation expense included in these line items is as follows:

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014

				(unaudited)
	(in thousands)
Cost of revenue
Subscription and support	$64	$80	$200	$159	$403
Professional services	96	144	171	139	264
Operating expenses
Research and development	188	194	762	627	1,443
Sales and marketing	213	293	799	544	889
General and administrative(2)	767	7,418	1,438	1,181	2,540
Total equity-based compensation expense	$1,328	$8,129	$3,370	$2,650	$5,539

(2)	One-time grants of immediately vested appreciation units to two managing directors significantly increased general and administrative expense in the year ended December 31, 2012.

(3)
Unaudited pro forma net loss and per share information gives effect to the corporate conversion and the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). In conjunction with the corporate conversion, all of our outstanding equity units and options to purchase equity units will automatically convert into shares of our common stock or options to purchase common stock.

(4)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the Iowa Department of Economic Development (IDED) in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

Consolidated Balance Sheet Data
The following table presents summary consolidated balance sheet data as of September 30, 2014:

•	on an actual basis;

•
on a pro forma basis after giving effect to (i) the corporate conversion, (ii) the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus), and (iii) the reclassification of the compound embedded derivative liability related to the convertible note to additional paid-in capital; and

•
on a pro forma as adjusted basis after giving effect to (i) the corporate conversion, (ii) the conversion of the $5.0 million convertible promissory note issued in July 2014 as described above, (iii) the reclassification of the compound embedded derivative liability as described above, and (iv) the sale and issuance of 7,200,000 shares of our Class A common stock by us in this offering, based upon the assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	September 30, 2014
	Actual (Restated)(1)	Pro forma	Pro forma as adjusted

	(unaudited; in thousands)
Cash and cash equivalents	$20,275	$20,275	$111,076
Working capital, excluding deferred revenue	14,296	14,296	106,344
Total assets	82,556	82,556	172,052
Deferred revenue, current and long term	51,877	51,877	51,877
Total current liabilities	57,949	57,949	56,702
Total non-current liabilities	50,270	45,031	45,031
Total members’ deficit	(25,663)	—	—
Total stockholders’ equity (deficit)	—	(20,424)	70,320

(1)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the Iowa Department of Economic Development (IDED) in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes, before deciding whether to invest in shares of our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business and Industry
We have a limited operating history, which makes it difficult to predict our future operating results.
We were founded in 2008 and have a limited operating history. We began offering our first solution in March 2010 and launched Wdesk in March 2013. As a result of our brief operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We have not been profitable historically and may not achieve or maintain profitability in the future.
We have posted a net loss in each fiscal year since we began operations in 2008, including net losses of approximately $30 million in fiscal 2012 , $28 million in fiscal 2013 and $28 million for the nine months ended September 30, 2014 . While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of subscriptions to sustain or increase our growth or achieve or maintain profitability in the future. In addition, we plan to continue to invest in our infrastructure, new solutions, research and development and sales and marketing, and as a result, we cannot assure you that we will achieve or maintain profitability. Because we intend to continue spending in anticipation of the revenue we expect to receive from these efforts, our expenses will be greater than the expenses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further impact our profitability.
In addition, as a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will have to generate and sustain increased revenue to achieve future profitability. We may incur losses in the future for a number of reasons, including the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our financial performance may be harmed, and we may not achieve or maintain profitability in the future.
Our revenue growth rate in recent periods may not be indicative of our future performance.
We experienced revenue growth rates of 256%, 61% and 34% in fiscal 2012, fiscal 2013 and the nine months ended September 30, 2014, respectively. Our historical revenue growth rates are not indicative of future growth, and we may not achieve similar revenue growth rates in future periods. You should not rely on our revenue for any prior quarterly or annual periods as any indication of our future revenue or revenue growth. If we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability.
Failure to manage our growth may adversely affect our business or operations.
Since 2010, we have experienced significant growth in our business, customer base, employee headcount and operations, and we expect to continue to grow our business rapidly over the next several years. This growth places a significant strain on our management team and employees and on our operating and financial systems. To manage our future growth we must continue to scale our business functions, improve our financial and management controls and our reporting systems and procedures and expand and train our work force. In particular, we grew from 109 employees as of December 31, 2010 to more than 940 employees as of September 30, 2014. We anticipate that additional investments in sales personnel, infrastructure and research and development spending will be required to:

•	scale our operations and increase productivity;

•	address the needs of our customers;

•	further develop and enhance our existing solutions and offerings;

•	develop new technology; and

•	expand our markets and opportunity under management, including into new solutions and geographic areas.
We cannot assure you that our controls, systems and procedures will be adequate to support our future operations or that we will be able to manage our growth effectively. We also cannot assure you that we will be able to continue to expand our market presence in the United States and other current markets or successfully establish our presence in other markets. Failure to effectively manage growth could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.
Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our quarterly results of operations, including the levels of our revenue, gross margin, profitability, cash flow and deferred revenue, may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, and therefore, may not fully reflect the underlying performance of our business. Fluctuations in quarterly results may negatively impact the value of our Class A common stock. Factors that may cause fluctuations in our quarterly financial results include, without limitation, those listed below:

•	our ability to attract new customers in multiple regions around the world;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the timing of recognition of revenue;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	network outages, security breaches, technical difficulties or interruptions with our services;

•	general economic, industry and market conditions;

•	customer renewal rates and the extent to which customers subscribe for additional seats or solutions;

•	pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	the mix of solutions sold during a period;

•	seasonal variations in sales of our solutions;

•
the timing and success of new product and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	the announcement or adoption of new regulations and policy mandates or changes to existing regulations and policy mandates;

•	changes in foreign currency exchange rates;

•	future accounting pronouncements or changes in our accounting policies;

•	general economic conditions, both domestically and in the foreign markets in which we sell our solutions;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	unforeseen litigation and intellectual property infringement.
To date, we have derived a substantial majority of our revenue from customers using our Wdesk platform for SEC filings. Our efforts to increase use of our Wdesk platform and other applications may not succeed and may reduce our revenue growth rate.
To date, we have derived a substantial majority of our revenue from customers using our Wdesk platform for SEC filings. Our sales and marketing of Wdesk for risk, sustainability and management reporting, and enterprise risk management is relatively new, and it is uncertain whether these areas will achieve the level of market acceptance we have achieved in the SEC filing market. Further, the introduction of new solutions beyond these markets may not be successful. Because it is our policy not to view actual customer data unless specifically invited by a customer to do so, we are unable to determine with any certainty how customers are using our platform and may not be able to determine with certainty the extent to which our new solutions are being utilized by customers. Any factor adversely affecting sales of our platform or solutions, including release cycles, market acceptance, competition, performance and reliability, reputation and economic and market conditions, could adversely affect our business and operating results.
Our solutions face intense competition in the marketplace. If we are unable to compete effectively, our operating results could be adversely affected.
The market for our solutions is increasingly competitive, rapidly evolving and fragmented, and is subject to changing technology and shifting customer needs. Although we believe that our Wdesk platform and the solutions that it offers are unique, many vendors develop and market products and services that compete to varying extents with our offerings, and we expect competition in our market to continue to intensify. Moreover, industry consolidation may increase competition. In addition, many companies have chosen to invest in their own internal reporting solutions and therefore may be reluctant to switch to solutions such as ours.
We compete with many types of companies, including diversified enterprise software providers; providers of professional services, such as consultants and business and financial printers; governance, risk and compliance software providers; and business intelligence/corporate performance management software providers. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, more established customer bases and significantly greater financial, technical, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We could lose customers if our competitors introduce new competitive products, add new features, acquire competitive products, reduce prices, form strategic alliances with other companies or are acquired by third parties with greater available resources. We also face competition from a variety of vendors of cloud-based and on-premise software applications that address only a portion of one of our solutions. We may also face increasing competition from open source software initiatives, in which competitors may provide software and intellectual property for free. In addition, if a prospective customer is currently using a competing solution, the customer may be unwilling to switch to our solutions without access to setup support services. If we are unable to provide those services on terms attractive to the customer, the prospective customer may be unwilling to utilize our solutions. If our competitors’ products, services or technologies become more accepted than our solutions, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenue could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results would be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which would adversely affect our business.
If we do not keep pace with technological changes, our solutions may become less competitive and our business may suffer.
Our market is characterized by rapid technological change, frequent product and service innovation and evolving industry standards. If we are unable to provide enhancements and new features for our existing solutions or new solutions that achieve market acceptance or that keep pace with these technological developments, our business could be adversely affected. For example, we are focused on enhancing the features of our non-SEC reporting solutions to enhance their utility to larger customers with complex, dynamic and global operations. The success of enhancements, new features and solutions depends on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or solutions. Failure in this regard may significantly impair our revenue growth. In addition, because our solutions are designed to operate on a variety of systems, we will need to continuously modify and enhance our solutions to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our solutions to keep pace with technological changes or operate effectively with future network platforms and technologies could reduce the demand for our solutions, result in customer dissatisfaction and adversely affect our business.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages, and our new customers may experience delays in the deployment of our solutions.
We have experienced significant growth in the number of users, projects and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support changes in hardware and software parameters and the evolution of our solutions, all of which require significant lead time. Our Wdesk platform interacts with technology provided by Google and other third-party providers, and our technological infrastructure depends on this technology. We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our reputation and our revenue.
As a provider of cloud-based software, we rely on the services of third-party data center hosting facilities. Interruptions or delays in those services could impair the delivery of our service and harm our business.
Our Wdesk platform has been developed with, and is based on, cloud computing technology. It is hosted pursuant to service agreements on servers by third-party service providers, including those with Google and Amazon. We do not control the operation of these providers or their facilities, and the facilities are vulnerable to damage, interruption or misconduct. Unanticipated problems at these facilities could result in lengthy interruptions in our services. If the services of one or more of these providers are terminated, disrupted, interrupted or suspended for any reason, we could experience disruption in our ability to offer our solutions, or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation. In addition, as we grow, we may move or transfer our data and our customers’ data to other cloud hosting providers. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Further, any damage to, or failure of, the cloud servers that we use could result in interruptions in our services. Interruptions in our service may damage our reputation, reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business would be harmed if our customers and potential customers believe our service is unreliable.
Any failure or interruptions in the internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solutions to customers could negatively impact our business.
Our ability to deliver our solutions is dependent on the development and maintenance of the internet and other telecommunications services by third parties. Such services include maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet access and services and reliable telecommunications systems that connect our operations. While our solutions are designed to operate without interruption, we may experience interruptions and delays in services and availability from time to time. We rely on systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment providers, to provide our solutions. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with our customers.
Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.
Once our solutions are deployed, our customers depend on our customer success organization to resolve technical issues relating to our solutions. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our solutions and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our solutions to existing and prospective customers, and our business, operating results and financial position.
Because our Wdesk platform is offered on a subscription basis, we are required to recognize revenue for it over the term of the subscription. As a result, downturns or upturns in sales may not be immediately reflected in our operating results.
We generally recognize subscription and support revenue from customers ratably over the terms of their subscription agreements, which are typically on a quarterly or annual cycle and automatically renew for additional periods. As a result, a substantial portion of the revenue we report in each quarter will be derived from the recognition of deferred revenue relating to subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be immediately reflected in our revenue results for that quarter. This decline, however, will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions and potential changes in our rate of renewals may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our subscription revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term. In addition, we may be unable to adjust our cost structure to reflect the changes in revenue, which could adversely affect our operating results.
We cannot accurately predict subscription renewal or upgrade rates and the impact these rates may have on our future revenue and operating results.
Our business depends substantially on customers renewing their subscriptions with us and expanding their use of our services. Our customers have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period. While we have historically maintained a subscription and support revenue retention rate of greater than 95%, we may be unable to maintain this historical rate. Given our limited operating history, we may be unable to accurately predict our subscription and support revenue retention rate. In addition, our customers may renew for shorter contract lengths, lower prices or fewer users. We cannot accurately predict new subscription or expansion rates and the impact these rates may have on our future revenue and operating results. Our renewal rates may decline or fluctuate as a result of a number of factors, including customer dissatisfaction with our service, customers’ ability to continue their operations and spending levels and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or reduce the number of solutions they purchase at the time of renewal, or if they negotiate a lower price upon renewal, our revenue will decline and our business will suffer. Our future success also depends in part on our ability to sell additional solutions and services, more subscriptions or enhanced editions of our services to our current customers, which may also require increasingly sophisticated and costly sales efforts that are targeted at senior management. If our efforts to sell additional solutions and services to our customers are not successful, our growth and operations may be impeded. In addition, any decline in our customer renewals or failure to convince our customers to broaden their use of our services would harm our future operating results.
Adverse economic conditions or reduced technology spending may adversely impact our business.
Our business depends on the overall demand for technology and on the economic health of our current and prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for our customers, prospective customers and us to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our solutions. Weak global economic conditions, or a reduction in technology spending even if economic conditions improve, could adversely impact our business, financial condition and results of operations in a number of ways, including longer sales cycles, lower prices for our solutions, reduced bookings and lower or no growth.
If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.
We believe our corporate culture is a critical component to our success. We have invested substantial time and resources in building our team. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and effectively focus on and pursue our corporate objectives.
We depend on our senior management team and other key employees, and the loss of one or more key employees could adversely affect our business.
Our success depends largely upon the continued services of our key executive officers. We also rely on our leadership team and other mission-critical individuals in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives or other key employees, which could disrupt our business. Our senior management and key employees are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a material adverse effect on our business.
Our ability to attract, train and retain qualified employees is crucial to our results of operations and any future growth.
To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these individuals is intense, especially for engineers with high levels of experience in designing and developing software and internet-related services, senior sales executives and professional services personnel with appropriate financial reporting experience. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees have breached their legal obligations or that we have induced such breaches, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

Our workforce is our primary operating expense and subjects us to risks associated with increases in the cost of labor as a result of increased competition for employees, higher employee turnover rates and required wage increases and health benefit coverage, lawsuits or labor union activity.
Labor is our primary operating expense. As of September 30, 2014, we employed 949 full-time employees. For the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, labor-related expense accounted for approximately 64% and 65% of our total operating expense, respectively. We may face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, or increases in employee benefit costs. If labor-related expenses increase, our operating expense could increase, which would adversely affect our business, financial condition and results of operations.
We are subject to the Fair Labor Standards Act (FLSA) and various federal and state laws governing such matters as minimum wage requirements, overtime compensation and other working conditions, citizenship requirements, discrimination and family and medical leave. In recent years, a number of companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, overtime wage policies, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits may be threatened or instituted against us from time to time, and we may incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business, financial condition or results of operations.
There may be adverse tax and employment law consequences if the independent contractor status of our consultants or the exempt status of our employees is successfully challenged.
We retain consultants from time to time as independent contractors. Although we believe that we have properly classified these individuals as independent contractors, there is nevertheless a risk that the Internal Revenue Service (IRS) or another federal, state, provincial or foreign authority will take a different view. Furthermore, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent contractors are subject to change or interpretation by various authorities. If a federal, state or foreign authority or court enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs under such laws and regulations, including for prior periods, in respect of tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping, or we may be required to modify our business model, any of which could materially adversely affect our business, financial condition and results of operations. There is also a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state or foreign tax laws. Further, if it were determined that any of our independent contractors should be treated as employees, we could incur additional liabilities under our applicable employee benefit plans.
In addition, we have classified many of our U.S. employees as “exempt” under the FLSA. If it were determined that any of our U.S. employees who we have classified as “exempt” should be classified as “non-exempt” under the FLSA, we may incur costs and liabilities for back wages, unpaid overtime, fines or penalties and be subject to employee litigation.

Fixed-fee engagements with customers may not meet our expectations if we underestimate the cost of these engagements.
We provide certain professional services on a fixed-fee basis. When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. We are beginning to provide professional services on new solutions, including our Sarbanes-Oxley compliance solution, which may involve a different mix of subscription, support and services than we have experienced to date. The contribution of this new revenue mix may impact our gross margins in ways that we cannot predict. If we are required to spend more hours than planned to perform these services, our cost of services revenue could exceed the fees charged to our customers on certain engagements and could cause us to recognize a loss on a contract, which would adversely affect our operating results. In addition, if we are unable to provide these professional services, we may lose sales or incur customer dissatisfaction, and our business and operating results could be significantly harmed.
Our sales cycle is unpredictable. As more of our sales efforts are targeted at larger enterprise customers, our sales cycle may become more time-consuming and expensive, and we may encounter pricing pressure, which could harm our business and operating results.
The cost and length of our sales cycle varies by customer and is unpredictable. As we target more of our sales efforts at selling additional solutions to larger enterprise customers, we may face greater costs, longer sales cycles and less predictability in completing some of our sales. These types of sales often require us to provide greater levels of education regarding the use and benefits of our service. In addition, larger customers may demand more document setup services, training and other professional services. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual customers, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.
Our quarterly results reflect seasonality in revenue from professional services, which makes it difficult to predict our future operating results.
We have historically experienced seasonal variations in our revenue from professional services as many of our customers employ our professional services just before they file their Form 10-K in the first calendar quarter. As of September 30, 2014, approximately 76% of our SEC customers report their financials on a calendar year basis. While we expect our professional services revenue to become less seasonal as our non-SEC offerings grow, a significant portion of our revenue may continue to reflect seasonality, which makes it difficult to predict our future operating results. As a result, our operating and financial results could differ materially from our expectations and our business could suffer.
If the market for our technology delivery model and cloud-based software develops more slowly than we expect, our business could be harmed.
The market for cloud-based software is not as mature as the market for packaged software, and it is uncertain whether these services will sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of companies to increase their use of cloud-based services in general, and of our solutions in particular. Many companies have invested substantial personnel and financial resources to integrate traditional software into their businesses, and therefore may be reluctant or unwilling to migrate to a cloud-based service. Furthermore, some companies may be reluctant or unwilling to use cloud-based services because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If companies do not perceive the benefits of cloud-based software, then the market for our solutions may develop more slowly than we expect, or the market for our new solutions may not develop at all, either of which would significantly adversely affect our operating results. We may not be able to adjust our spending quickly enough if market growth falls short of our expectations or we may make errors in predicting and reacting to relevant business trends, either of which could harm our business. If the market for our cloud solutions does not evolve in the way we anticipate, or if customers do not recognize the benefits of our cloud solutions over traditional on-premise enterprise software products, and as a result we are unable to increase sales of subscriptions to our solutions, then our revenue may not grow or may decline, and our operating results would be harmed.
The success of our cloud-based software largely depends on our ability to provide reliable solutions to our customers. If a customer were to experience a product defect, a disruption in its ability to use our solutions or a security flaw, demand for our solutions could be diminished, we could be subject to substantial liability and our business could suffer.
Because our solutions are complex and we continually release new features, our solutions could have errors, defects, viruses or security flaws that could result in unanticipated downtime for our subscribers and harm our reputation and our business. Internet-based software frequently contains undetected errors or security flaws when first introduced or when new versions or enhancements are released. We might from time to time find such defects in our solutions, the detection and correction of which could be time consuming and costly. Since our customers use our solutions for important aspects of their business, any errors, defects, disruptions in access, security flaws, viruses, data corruption or other performance problems with our solutions could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, could delay or withhold payment to us or may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. We could also lose future sales. In addition, if the public becomes aware of security breaches of our solutions, our future business prospects could be adversely impacted.
We employ third-party licensed software for use in or with our solutions, and the inability to maintain these licenses or the existence of errors in the software we license could result in increased costs or reduced service levels, which would adversely affect our business.
Our solutions incorporate certain third-party software, including the Google Cloud Platform, that may be licensed to or hosted by or on behalf of Workiva, or may be hosted by a licensor and accessed by Workiva on a software-as-a-service basis. We anticipate that we will continue to rely on third-party software and development tools from third parties in the future. There may not be commercially reasonable alternatives to the third-party software we currently use, or it may be difficult or costly to replace. In addition, integration of the software used in our solutions with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our solutions depend upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our solutions, delay new solution introductions, result in a failure of our solutions and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties. Any inability to maintain or acquire third-party licensed software for use in our solutions could result in increased costs or reduced service levels, which would adversely affect our business.
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and could have a negative impact on our business.
The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business solutions. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our solutions in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally or result in reductions in the demand for internet-based solutions such as ours.
In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms” and similar malicious programs, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our solutions could suffer.
Data security concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our solutions and adversely affect our business.
We manage private and confidential information and documentation related to our customers’ finances and transactions, often prior to public dissemination. The use of insider information is highly regulated in the United States and abroad, and violations of securities laws and regulations may result in civil and criminal penalties. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult and costly for us to accommodate, is frequently proposed and occasionally adopted. Changes in laws restricting or otherwise governing data and transfer thereof could result in increased costs and delay operations.
In addition to government activity, the technology industry and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of private and confidential information were to be curtailed in this manner, our software solutions may be less effective, which may reduce demand for our solutions and adversely affect our business. Furthermore, government agencies may seek to access sensitive information that our customers upload to our service providers or restrict customers’ access to our service providers. Laws and regulations relating to government access and restrictions are evolving, and compliance with such laws and regulations could limit adoption of our services by customers and create burdens on our business. Moreover, regulatory investigations into our compliance with privacy-related laws and regulations could increase our costs and divert management attention.
If we or our service providers fail to keep our customers’ information confidential or otherwise handle their information improperly, our business and reputation could be significantly and adversely affected.
If we fail to keep customers’ proprietary information and documentation confidential, we may lose existing customers and potential new customers and may expose them to significant loss of revenue based on the premature release of confidential information. While we have security measures in place to protect customer information and prevent data loss and other security breaches, these measures may be breached as a result of third-party action, employee error, malfeasance or otherwise. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.
In addition, our service providers (including, without limitation, hosting facilities, disaster recovery providers and software providers) may have access to our customers’ data and could suffer security breaches or data losses that affect our customers’ information.

If an actual or perceived security breach or premature release occurs, our reputation could be damaged and we may lose future sales and customers. We may also become subject to civil claims, including indemnity or damage claims in certain customer contracts, or criminal investigations by appropriate authorities, any of which could harm our business and operating results. Furthermore, while our errors and omissions insurance policies include liability coverage for these matters, if we experienced a widespread security breach that impacted a significant number of our customers for whom we have these indemnity obligations, we could be subject to indemnity claims that exceed such coverage.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success substantially depends upon our proprietary methodologies and other intellectual property rights. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. As of September 30, 2014, we had 5 issued patents and 13 patent applications pending in the United States, and we expect to seek additional patents in the future. In addition, we rely on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure and non-competition agreements and other methods to protect our intellectual property. However, unauthorized parties may attempt to copy or obtain and use our technology to develop products with the same functionality as our solutions. We cannot assure you that the steps we take to protect our intellectual property will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to protect our intellectual property. United States federal and state intellectual property laws offer limited protection, and the laws of some countries provide even less protection. Moreover, changes in intellectual property laws, such as changes in the law regarding the patentability of software, could also impact our ability to obtain protection for our solutions. In addition, patents may not be issued with respect to our pending or future patent applications. Those patents that are issued may not be upheld as valid, may be contested or circumvented, or may not prevent the development of competitive solutions.
We might be required to spend significant resources and divert the efforts of our technical and management personnel to monitor and protect our intellectual property. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Any failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.
Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.
Patent and other intellectual property disputes are common in our industry. Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
Some of our solutions utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
Some of our solutions include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our solutions. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, reengineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business.
If we fail to continue to develop our brand, our business may suffer.
We believe that continuing to develop and maintain awareness of our brand is critical to achieving widespread acceptance of our solution and is an important element in attracting and retaining customers. Efforts to build our brand may involve significant expense and may not generate customer awareness or increase revenue at all, or in an amount sufficient to offset expenses we incur in building our brand. In addition, we changed our trade name from “WebFilings” to “Workiva” in July 2014. New and existing customers may be confused by or may not accept, or may be slow to accept, our new trade name. In addition, local authorities may refuse to register, or third parties may object to the use of, the new trade name or other trademarks in one or more of the jurisdictions in which we currently operate or may in the future operate. Any such refusal or objection may be costly or time-consuming or limit our ability to build and develop our brand portfolio, which could adversely affect our business and impede our growth.
Promotion and enhancement of our new name and the brand names of our solutions will depend largely on our success in being able to provide high quality, reliable and cost-effective solutions. If customers do not perceive our solutions as meeting their needs, or if we fail to market our solutions effectively, we will likely be unsuccessful in creating the brand awareness that is critical for broad customer adoption of our solutions. That failure could result in a material adverse effect on our business, financial condition and operating results.
Demand for our solutions is subject to legislative or regulatory changes and volatility in demand, which could adversely affect our business.
The market for our solutions depends in part on the requirements of the SEC and other regulatory bodies. Any legislation or rulemaking substantially affecting the content or method of delivery of documents to be filed with these regulatory bodies could have an adverse effect on our business. In addition, evolving market practices in light of regulatory developments could adversely affect the demand for our solutions.

We may need to raise additional capital, which may not be available to us.
We will require substantial funds to support the implementation of our business plan. Our future liquidity and capital requirements are difficult to predict as they depend upon many factors, including the success of our solutions and competing technological and market developments. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of customer prepayments or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons, and we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
Our credit facility contains restrictive covenants that may limit our operating flexibility.
Our credit facility contains certain restrictive covenants that limit our ability to transfer or dispose of assets, merge with other companies or consummate certain changes of control, acquire other companies, pay dividends, incur additional indebtedness and liens, experience changes in management and enter into new businesses. We therefore may not be able to engage in any of the foregoing transactions unless we obtain the consent of the lender or terminate the credit facility, which may limit our operating flexibility. In addition, our credit facility is secured by all of our assets, has first priority over our other debt obligations and requires us to satisfy certain financial covenants, including the maintenance of at least $5.0 million of cash on hand or unused borrowing capacity. There is no guarantee that we will be able to generate sufficient cash flow or sales to meet these financial covenants or pay the principal and interest on any such debt. Furthermore, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance any such debt. Any inability to make scheduled payments or meet the financial covenants on our credit facility would adversely affect our business.
Determining our income tax rate is complex and subject to uncertainty.
The computation of provision for income tax is complex, as it is based on the laws of numerous taxing jurisdictions and requires significant judgment on the application of complicated rules governing accounting for tax provisions under U.S. generally accepted accounting principles. Provision for income tax for interim quarters is based on a forecast of our U.S and non-U.S. effective tax rates for the year, which includes forward-looking financial projections, including the expectations of profit and loss by jurisdiction, and contains numerous assumptions. Various items cannot be accurately forecasted and future events may be treated as discrete to the period in which they occur. Our provision for income tax can be materially impacted, for example, by the geographical mix of our profits and losses, changes in our business, such as internal restructuring and acquisitions, changes in tax laws and accounting guidance and other regulatory, legislative or judicial developments, tax audit determinations, changes in our uncertain tax positions, changes in our intent and capacity to permanently reinvest foreign earnings, changes to our transfer pricing practices, tax deductions attributed to equity compensation and changes in our need for a valuation allowance for deferred tax assets. For these reasons, our actual income taxes may be materially different than our provision for income tax.

Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could increase the costs of our services and adversely impact our business.
The application of federal, state, local and international tax laws to services provided electronically is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent and ultimately result in a negative impact on our operating results.
In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us (possibly with retroactive effect), which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties and interest for past amounts. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, thereby adversely impacting our operating results.
We operate and offer our services in many jurisdictions and, therefore, may be subject to federal, state, local and foreign taxes that could harm our business.
As an organization that operates in many jurisdictions in the United States and around the world, we may be subject to taxation in several jurisdictions with increasingly complex tax laws, the application of which can be uncertain. The authorities in these jurisdictions, including state and local taxing authorities in the United States, could successfully assert that we are obligated to pay additional taxes, interest and penalties. In addition, the amount of taxes we pay could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. The authorities could also claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations. In addition, we may lose sales or incur significant costs should various tax jurisdictions impose taxes on either a broader range of services or services that we have performed in the past. We may be subject to audits of the taxing authorities in any such jurisdictions that would require us to incur costs in responding to such audits. Imposition of such taxes on our services could result in substantially unplanned costs, would effectively increase the cost of such services to our customers and could adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.
We operate service sales centers in multiple locations. Some of the jurisdictions in which we operate may give us the benefit of either relatively low tax rates, tax holidays or government grants, in each case that are dependent on how we operate or how many jobs we create and employees we retain. We plan on utilizing such tax incentives in the future as opportunities are made available to us. Any failure on our part to operate in conformity with applicable requirements to remain qualified for any such tax incentives or grants may result in an increase in our taxes. In addition, jurisdictions may choose to increase rates at any time due to economic or other factors. Any such rate increase could harm our results of operations.
In addition, changes to U.S. tax laws that may be enacted in the future could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities could increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

We may have additional tax liabilities, which could harm our business, results of operations or financial position.
Significant judgments and estimates are required in determining the provision for income taxes and other tax liabilities. Our tax expense may be impacted if our intercompany transactions, which are required to be computed on an arm’s-length basis, are challenged and successfully disputed by the tax authorities. Also, our tax expense could be impacted depending on the applicability of withholding taxes and indirect tax on software licenses and related intercompany transactions in certain jurisdictions. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the IRS and other tax authorities. The tax authorities in the United States and other countries where we do business regularly examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges to operations that could have a material impact on our results of operations, or financial position.
Sales to customers outside the United States expose us to risks inherent in international sales.
A key element of our growth strategy is to expand our international operations and develop a worldwide customer base. To date, we have not realized a significant portion of our revenue from customers headquartered outside the United States. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, our international expansion efforts may not be successful in creating demand for our solutions outside of the United States or in effectively selling subscriptions to our solutions in all of the international markets we enter. In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws that require customer data to be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

•
weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.
Currently, our international contracts are only occasionally denominated in local currencies; however, the majority of our local costs are denominated in local currencies. We anticipate that over time,

an increasing portion of our international contracts may be denominated in local currencies. Therefore, fluctuations in the value of the United States dollar and foreign currencies may impact our operating results when translated into United States dollars. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations.
We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.
We may in the future seek to acquire or invest in businesses, applications or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•
difficulty converting the customers of the acquired business onto our solutions and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.
In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.
Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position could suffer.

We are subject to general litigation that may materially adversely affect us.
From time to time, we may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. We expect that the number and significance of these potential disputes may increase as our business expands and our company grows larger. While our agreements with customers limit our liability for damages arising from our solutions, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, results of operations and prospects.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.
Risks Related to the Offering
Our share price may be volatile, and you may be unable to sell your shares at or above the offering price, if at all. Market volatility may affect the value of an investment in our Class A common stock and could subject us to litigation.
Technology stocks have historically experienced high levels of volatility. There has been no public market for our Class A common stock prior to this offering. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our Class A common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	changes in laws or regulations applicable to our solutions;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	additions or departures of key personnel;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	discussion of us or our stock price by the financial press and in online investor communities;

•	changes in accounting principles;

•	announcements related to litigation;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our Class A or Class B common stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of the lock-up period set forth in our certificate of incorporation and any contractual lock-up periods; and

•	general economic and market conditions.
Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.
Substantial blocks of our total outstanding shares may be sold into the market when the lock-up period ends. If there are substantial sales of shares of our Class A common stock, the price of our Class A common stock could decline.
The price of our Class A common stock could decline if there are substantial sales of our Class A common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our Class A common stock available for sale. After this offering, we will have outstanding 27,097,876 shares of our Class A common stock and 12,426,947 shares of our Class B common stock. All of the shares of Class A common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (Securities Act), except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. All shares of Class A common stock and Class B common stock other than shares of Class A common stock issued in this offering are currently restricted from resale as a result of the “lock-up” restriction in our certificate of incorporation. These shares will become available to be sold 181 days after the date of this prospectus, with earlier sales permitted at the discretion of the representatives of the underwriters. In addition, our directors, executive officers and substantially all of our other stockholders have agreed pursuant to lock-up agreements with the representatives not to sell their shares for 180 days following the date of this prospectus without the consent of the representatives. The lock-up restrictions in our certificate of incorporation and in the lock-up agreements are more fully described in “Shares Eligible for Future Sale” and “Underwriting.” Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act. In addition, the shares of Class A common stock subject to outstanding options under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans may become eligible for sale to the public, subject to certain legal and contractual limitations. The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.
The dual class structure of our common stock has the effect of concentrating voting control with our executives and their affiliates.
Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. The beneficial owners of our Class B common stock, consisting of our executive officers who were our managing directors immediately prior to the corporate conversion, will together hold approximately 82.1% of the voting power of our outstanding capital stock following this offering (giving effect to the conversion of a convertible promissory note in an aggregate principal amount of $5.0 million issued in July 2014). Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 9.1% of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future and may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other stockholders. The holders of Class B common stock may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.
Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers to family members and transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, certain holders of Class B common stock retain a significant portion of their holdings of Class B common stock for an extended period of time, and a significant portion of the Class B common stock initially held by other executives is converted to Class A common stock, the remaining holders of Class B common stock could, as a result, acquire control of a majority of the combined voting power. As directors and executive officers, the initial beneficial owners of Class B common stock owe a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, even if one of them becomes a controlling stockholder, each beneficial owner of Class B common stock is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally. For a description of the dual class structure, see “Description of Capital Stock—Anti-Takeover Provisions.”
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and may negatively affect the market price of our Class A common stock.
Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws will include provisions that:

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	provide that our directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•
specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer or president (in the absence of a chief executive officer);

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock;

•
require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation; and

•	reflect two classes of common stock, as discussed above.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we will be a Delaware corporation and governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder, in particular those owning 15% or more of our outstanding voting stock, for a period of three years following the date on which the stockholder became an “interested” stockholder. See “Description of Capital Stock.”
If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of your investment.
We expect the initial public offering price of our Class A common stock to be substantially higher than the net tangible book value per share of our Class A common stock. Therefore, if you purchase shares of our Class A common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. Based on an assumed initial public offering price of $14.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, you will experience immediate dilution of $12.23 per share , representing the difference between our pro forma as adjusted net tangible book value per share as of September 30, 2014, after giving effect to this offering, and the assumed initial public offering price. In addition, following this offering, purchasers who bought shares from us in this offering will have contributed 58.5% of the total consideration paid to us by our stockholders to purchase shares of Class A and Class B common stock, in exchange for acquiring approximately 18.2% of our total outstanding shares as of September 30, 2014, after giving effect to this offering. The exercise of outstanding options under our equity incentive plans and the issuance of shares reserved for future issuance under our equity incentive plans will result in further dilution.
Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.
We may issue additional securities following the completion of this offering. Our certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of Class A common stock. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell Class A common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A common stock.
We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.
We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. We will have broad discretion in the application of the net proceeds and intend to use the net proceeds received by us from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies or other assets. We may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.
We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company,” as defined by the JOBS Act. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business could be adversely affected.

As a result of disclosure of information as a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our board of directors.
We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance on the terms that we would like. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
We have previously identified a material weakness in our internal control over financial reporting, and any inability to maintain effective internal control over financial reporting could have a material adverse effect on our business.
During the course of preparing for this offering, we determined that it was appropriate to restate our audited consolidated financial statements for the year ended December 31, 2013 to revise our method of accounting for a forgivable loan arrangement. In connection with this restatement, we, in conjunction with our independent registered public accounting firm, concluded that a lack of adequate controls surrounding the review and recognition of forgivable loan arrangements constituted a material weakness in our internal control over financial reporting. During the current fiscal year, we have implemented measures designed to improve our internal control over financial reporting, including hiring a new chief financial officer, a general counsel and additional accounting and finance personnel. These additional resources have enabled us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our financial control procedures. We cannot be certain that these efforts will be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring.
A failure to maintain adequate internal controls over our financial and management systems could cause errors in our financial reporting, which could cause a loss of investor confidence and result in a decline in the price of our Class A common stock.
Our public company reporting obligations and our anticipated growth will likely strain our financial and management systems, internal controls and employees. In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company.
We are currently taking the necessary steps to comply with Section 404. If, during this process, we identify one or more material weaknesses in our internal controls, it is possible that our management may be unable to certify that our internal controls are effective by the certification deadline. We cannot be certain we will be able to successfully complete the implementation and certification requirements of Section 404 within the time period allowed.
Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. If we have a material weaknesses or deficiency in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our Class A common stock to decline and affect our ability to raise capital.
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an “emerging growth company” upon the earliest of (i) December 31, 2019, (ii) the last day of the first fiscal year in which our annual gross revenue are $1 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in nonconvertible debt securities or (iv) the date on which we qualify as a “large accelerated filer” with at least $700 million of equity securities held by non-affiliates. We cannot predict if investors will find our Class A common stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions.
We do not intend to pay dividends for the foreseeable future.
We may not declare or pay cash dividends on our capital stock in the near future. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Class A common stock after price appreciation as the only way to realize any future gains on their investment.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.
The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class A common stock would be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our Class A common stock price and trading volume to decline.
In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or trading volume of our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. All statements contained in this prospectus other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or revised expectations.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of the shares of the Class A common stock offered by us will be approximately $90.7 million, based on an assumed initial public offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $104.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $6.7 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $13.0 million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to create a public market for our Class A common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential customers, and improve our competitive position.
Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we intend to use the net proceeds of the offering for working capital and for other general corporate purposes, including investments in sales and marketing in North America and Europe (among other things, the hiring of additional quota carrying sales people) and in research and development. We also anticipate using the additional working capital to offset a decrease in our cash flow from operations that we expect as a result of a planned reduction in incentives for annual and multi-year contracts. This reduction is not expected to adversely affect revenue.
Additionally, we may choose to expand our current business through acquisitions of, or investments in, complementary businesses, products, services, technologies or other assets, using cash or shares of our Class A common stock. However, we have no commitments with respect to any such acquisitions or investments at this time.
Pending other uses, we intend to invest the proceeds in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from our initial public offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.
DIVIDEND POLICY
We currently intend to retain any future earnings and do not expect to pay any dividends on our capital stock in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers relevant. In addition, our credit facility with Silicon Valley Bank restricts our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a summary of the material terms of our credit facility.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014 on:

•	an actual basis;

•
a pro forma basis after giving effect to (i) the corporate conversion, (ii) the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014, and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus), and (iii) the reclassification of the compound embedded derivative liability related to the convertible note to additional paid-in capital; and

•
a pro forma as adjusted basis giving effect to (i) the corporate conversion, (ii) the conversion of the $5.0 million convertible promissory note issued in July 2014 as described above, (iii) the reclassification of the compound embedded derivative liability as described above, and (iv) the sale and issuance of 7,200,000 shares of our Class A common stock by us in this offering, based upon the assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of the offering determined at the pricing of this offering.
You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2014
	Actual (Restated)(1)	Pro forma	Pro forma as adjusted

	(unaudited; in thousands, except share and per share data)
Cash and cash equivalents	$20,275	$20,275	$111,076
Debt:
Current portion of long-term debt	351	351	351
Long-term debt, less current portion	7,250	7,250	7,250
Convertible note and embedded derivative	5,239	—	—
Total debt	12,840	7,601	7,601
Members’ equity (deficit):
Series A preferred units (21,050,000 issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted)	(14,382)	—	—
Series B preferred units (15,665,525 issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted)	(9,927)	—	—
Series C preferred units (10,486,387 issued and outstanding, actual; none issued and outstanding, pro form and pro forma as adjusted)	(2,303)	—	—
Common units (19,169,737 issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted)	1,812	—	—
Appreciation and participation units (21,982,220 issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted)	(955)	—	—
Accumulated other comprehensive income	92	—	—
Total members’ equity (deficit)	(25,663)	—	—
Stockholders’ equity (deficit):
Class A common stock, $0.001 par value per share (no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, 19,897,876 shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, 27,097,876 shares issued and outstanding, pro forma as adjusted)	—	20	27
Class B common stock, $0.001 par value per share (no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, 12,426,947 shares issued and outstanding, pro forma and pro forma as adjusted)	—	12	12
Preferred stock, $0.001 par value per share (no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted)	—	—	—
Additional paid-in capital	—	96,793	187,530
Accumulated deficit	—	(117,341)	(117,341)
Accumulated other comprehensive income	—	92	92
Total stockholders’ equity (deficit)	—	(20,424)	70,320
Total capitalization	$(12,823)	$(12,823)	$77,921

(1)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the IDED in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

Each $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid in capital, total stockholders’ equity and total capitalization by approximately $6.7 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares offered by us would increase (decrease) each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $13.0 million, assuming the initial public offering price per share remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. An increase of 1,000,000 shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price of $14.00 per share, would increase each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $20.6 million. Conversely, a decrease of 1,000,000 shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price of $14.00 per share, would decrease each of additional paid in capital, total stockholders’ equity and total capitalization by approximately $18.8 million. The information discussed above is illustrative only.
The foregoing table excludes, after giving effect to the corporate conversion:

•
5,977,709 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock as of September 30, 2014, at a weighted-average exercise price of $9.36 per share;

•
207,009 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock that were granted after September 30, 2014 at a weighted-average exercise price of $15.83 per share; and

•	an additional 3,960,000 shares of Class A common stock reserved for future issuance under our 2014 Equity Incentive Plan.

DILUTION
If you invest in our Class A common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our Class A common stock (as set forth on the cover of this prospectus) and the pro forma as-adjusted net tangible book value per share of our Class A and Class B common stock after this offering.
Investors participating in this offering will incur immediate, substantial dilution. Pro forma net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A and Class B common stock outstanding as of September 30, 2014, after giving effect to (i) the corporate conversion, (ii) the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus), and (iii) the reclassification of the compound embedded derivative liability related to the convertible note to additional paid-in capital. Our pro forma net tangible book value (deficit) as of September 30, 2014 was $(20.8) million , or $(0.64) per share of common stock.
After giving effect to (i) the corporate conversion, (ii) the conversion of a convertible promissory note issued in July 2014 as described above, (iii) the reclassification of the compound embedded derivative liability as described above, and (iv) the sale and issuance of 7,200,000 shares of our Class A common stock by us in this offering, based upon the assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of September 30, 2014, would be $69.9 million , or $1.77 per share. This represents an immediate increase in the pro forma as-adjusted net tangible book value of $2.41 per share to existing stockholders and an immediate dilution of $12.23  per share to new investors purchasing Class A common stock in this offering.
The following table illustrates this per share dilution:

Assumed initial public offering price		$14.00
Pro forma net tangible book value per share as of September 30, 2014	(0.64)
Increase in pro forma net tangible book value per share attributable to this offering	2.41
Pro forma as-adjusted net tangible book value per share after this offering		1.77
Dilution in pro forma net tangible book value per share to new investors in this offering		$12.23
Each $1.00 increase or decrease in the assumed initial public offering price of $14.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, would increase (decrease) our pro forma as-adjusted net tangible book value per share to new investors by $0.17, and would increase (decrease) dilution per share to new investors in this offering by $0.83, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares offered by us would increase (decrease) our pro forma as-adjusted net tangible book value per share to new investors by $0.28, assuming the initial public offering price per share remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma as-adjusted net tangible book value per share of our common stock immediately after this offering would be $2.07 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $11.93 per share.
The following table shows, as of September 30, 2014, the difference between the number of shares of our Class A and Class B common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders (including 407,183 Class A shares issued upon the assumed conversion of the $5.0 million convertible promissory note issued in July 2014 as described below) and by new investors purchasing shares of our Class A common stock in this offering:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	32,324,823	81.8%	$71,512,000	41.5%	$2.21
New investors	7,200,000	18.2	100,800,000	58.5	14.00
Total	39,524,823	100.0%	$172,312,000	100.0%	$4.36
Sales by us in this offering will reduce the percentage of shares held by such existing stockholders to 81.8% and will increase the number of shares held by new investors to 7,200,000, or 18.2%.
The above tables and discussion are based on 19,897,876 shares of our Class A common stock and 12,426,947 shares of our Class B common stock outstanding as of September 30, 2014, after giving effect to (i) the corporate conversion, and (ii) the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus).
The foregoing table excludes, after giving effect to the corporate conversion:

•
5,977,709 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock as of September 30, 2014, at a weighted-average exercise price of $9.36 per share;

•
207,009 shares of Class A common stock issuable upon exercise of outstanding options to purchase shares of Class A common stock that were granted after September 30, 2014 at a weighted-average exercise price of $15.83 per share; and

•	an additional 3,960,000 shares of Class A common stock reserved for future issuance under our 2014 Equity Incentive Plan.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected consolidated financial data for the years ended December 31, 2012 and 2013 and the selected consolidated balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated financial data for the year ended December 31, 2011, and the selected consolidated balance sheet data as of December 31, 2011 are derived from our audited consolidated financial statements not included in this prospectus. The following selected consolidated statement of operations data for the nine months ended September 30, 2013 and 2014 and selected consolidated balance sheet data as of September 30, 2014 are derived from our unaudited consolidated interim financial statements appearing elsewhere in this prospectus. The unaudited consolidated financial data for the nine months ended September 30, 2013 and 2014 and as of September 30, 2014 include all adjustments, consisting only of normal recurring accruals, that are necessary in the opinion of our management for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2014.
Consolidated Statement of Operations Data

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013 (Restated)(4)	2013	2014

				(unaudited)
	(in thousands, except per share information)
Revenue
Subscription and support	$10,925	$34,702	$65,164	$46,015	$66,306
Professional services	3,939	18,236	19,987	15,567	16,259
Total revenue	14,864	52,938	85,151	61,582	82,565
Cost of revenue
Subscription and support(1)	3,069	9,222	14,881	10,724	15,078
Professional services(1)	2,916	9,777	9,406	7,106	8,826
Total cost of revenue	5,985	18,999	24,287	17,830	23,904
Gross profit	8,879	33,939	60,864	43,752	58,661
Operating expenses
Research and development(1)	6,611	18,342	33,400	24,991	32,142
Sales and marketing(1)	10,471	27,506	40,824	30,381	39,391
General and administrative(1)(2)	5,112	16,146	14,402	10,612	13,941
Total operating expenses	22,194	61,994	88,626	65,984	85,474
Loss from operations	(13,315)	(28,055)	(27,762)	(22,232)	(26,813)
Interest expense	(268)	(1,521)	(366)	(359)	(1,281)
Other income and (expense), net	18	(861)	104	70	(260)
Net loss	$(13,565)	$(30,437)	$(28,024)	$(22,521)	$(28,354)
Pro forma net loss and per share information (unaudited):(3)
Pro forma provision for income taxes			—		—
Pro forma net loss			$(28,024)		$(28,354)
Pro forma basic and diluted net loss per share			(0.88)		(0.88)
Pro forma weighted average shares outstanding - basic and diluted			31,746,911		32,203,344

(1)	Equity-based compensation expense included in these line items is as follows:

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014

				(unaudited)
	(in thousands)
Cost of revenue
Subscription and support	$64	$80	$200	$159	$403
Professional services	96	144	171	139	264
Operating expenses
Research and development	188	194	762	627	1,443
Sales and marketing	213	293	799	544	889
General and administrative(2)	767	7,418	1,438	1,181	2,540
Total equity-based compensation expense	$1,328	$8,129	$3,370	$2,650	$5,539

(2)	One-time grants of immediately vested appreciation units to two managing directors significantly increased general and administrative cost in the year ended December 31, 2012.

(3)
Unaudited pro forma net loss and per share information gives effect to the corporate conversion and the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). In conjunction with the corporate conversion, all of our outstanding equity units and options to purchase equity units automatically convert into shares of our common stock or options to purchase common stock.

(4)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the IDED in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

Consolidated Balance Sheet Data

	December 31,			September 30,
	2011	2012	2013 (Restated)(1)	2013	2014 (Restated)(1)

				(unaudited)
	(in thousands)
Cash and cash equivalents	$10,029	$24,979	$15,515	$13,134	$20,275
Working capital, excluding deferred revenue	12,255	28,063	19,926	10,904	14,296
Total assets	19,554	53,522	73,944	56,841	82,556
Deferred revenue, current and long term	9,428	18,165	36,385	24,394	51,877
Total current liabilities	14,485	26,404	43,325	36,257	57,949
Total non-current liabilities	13,673	13,098	34,013	19,389	50,270
Total members’ equity (deficit)	(8,604)	14,020	(3,394)	1,195	(25,663)

(1)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the IDED in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, this discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to these differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Overview
Workiva has pioneered a cloud-based and mobile-enabled platform for enterprises to collaboratively collect, manage, report and analyze critical business data in real time. Our secure software platform, Wdesk, allows users to integrate and control all of their business data, regardless of format or location, with innovative live-linking technology. Our proprietary, integrated word processing, spreadsheet and presentation applications, built upon our data engine, allow thousands of users to collaborate simultaneously on data-linked reports and documents. Wdesk empowers our customers to dynamically define their business processes and optimize workflows so that critical data can be reported and analyzed more efficiently. Our customers can gain insights based on their trusted data, which enables better real-time decision-making. Additionally, our customers deploy our solutions to serve as a single system of record for critical data, to reduce risk and operational costs, and to increase efficiency in business reporting. As of September 30, 2014, we provided our solutions to more than 2,100 enterprise customers, including over 60% of both the Fortune 500 and Fortune 100.
Our Wdesk product platform allows multiple users to simultaneously create, review and publish data-linked documents and reports with greater control, accuracy and productivity than ever before. We offer our customers solutions for compliance, risk, sustainability and management reporting, and enterprise risk management. Underlying these solutions is our scalable, enterprise-grade data engine that collects, aggregates and manages our customers’ unstructured and structured data.
We operate our business on a software-as-a-service (SaaS) model. Customers enter into quarterly, annual and multi-year subscription contracts to utilize Wdesk. Our subscription fee includes the use of our service and technical support. Our pricing is based primarily on the number of corporate entities, number of users, level of customer support, and length of contract. Our pricing model is scaled to the number of users, so the subscription price per user typically decreases as the number of users increases. We charge customers additional fees primarily for document setup and XBRL tagging services. We generate sales primarily through our direct sales force and, to a lesser extent, customer success and professional services teams.
Our integrated platform, subscription-based model, and exceptional customer support have contributed to a low rate of customer turnover while achieving strong revenue growth. Our subscription and support revenue retention rate exceeded 97% for the twelve months ended September 30, 2014.
We were founded in 2008 and entered into our first commercial contract in 2010. We have funded our business with cash flow from operations and external financing. From inception in 2008 through September 30, 2014, we received gross proceeds of $71.5 million from private placements of equity and debt that converted into equity and option exercises, as well as $7.0 million of forgivable government grants and loans and job training reimbursement dollars. In addition, we issued a $5.0 million convertible subordinated note in July 2014.
We continue to invest in the development of our solutions, infrastructure and sales and marketing to drive long-term growth. Our full-time employee headcount expanded 30.7% from 726 at September 30, 2013 to 949 at September 30, 2014.

We have achieved significant revenue growth in recent periods. Our revenue grew 60.9% from $52.9 million in 2012 to $85.2 million in 2013. We incurred net losses of $30.4 million and $28.0 million in 2012 and 2013 , respectively . For the nine months ended September 30, 2013 and 2014, our revenue grew 34.1% from $61.6 million to $82.6 million. We incurred net losses of $22.5 million and $28.4 million for the nine months ended September 30, 2013 and 2014, respectively.
Key Factors Affecting Our Performance
New customers. We employ a “land-and-expand” sales strategy that focuses on acquiring new customers through our direct sales model and growing our relationships with existing customers over time. Acquiring new customers is a key component of our continued success in the marketplace, growth opportunity and future revenue. We have aggressively invested in and intend to continue to invest in our direct sales force. For the twelve months ended September 30, 2014, we signed 446 new customers.
Further penetration of existing customers. Our account management teams seek to generate additional revenue from our customers by adding seats to existing subscriptions and by signing new subscriptions for additional business solutions on our platform. We believe a significant opportunity exists for us to sell additional subscriptions to current customers as they become more familiar with our platform and adopt our solutions to address additional business use cases.
Investment in growth. We are expanding our operations, increasing our headcount and developing software to both enhance our current offerings and build new features. We expect our total operating expenses to increase, particularly as we continue to expand our sales operations, marketing activities and development staff. We continue to invest in our sales, marketing and customer success organizations to drive additional revenue and support the growth of our customer base. Investments we make in our sales and marketing and research and development organizations will occur in advance of experiencing any benefits from such investments. In the seven fiscal quarters ended September 30, 2014, we focused our investment in sales and marketing on building processes and content to address new use cases for Wdesk, while maintaining the size of our quota-carrying sales force. For example, we assembled teams of subject matter experts, product marketers and solutions architects and expanded our sales operations team. In 2015, we plan to shift our investments toward hiring more quota-carrying sales people.
Key Performance Indicators

	Year ended December 31,			Nine months ended September 30,
	2011	2012	2013	2013	2014

				(unaudited)
	(dollars in thousands)
Financial metrics
Revenue	$14,864	$52,938	$85,151	$61,582	$82,565
Year-over-year percentage increase		256.1%	60.9%	72.8%	34.1%
Subscription and support revenue	$10,925	$34,702	$65,164	$46,015	$66,306
Subscription and support as a percent of revenue	73.5%	65.6%	76.5%	74.7%	80.3%

	As of December 31,			As of September 30,
	2011	2012	2013	2013	2014
Operating metrics
Number of customers	676	1,421	1,927	1,808	2,176
Subscription and support revenue retention rate		97.7%	97.8%	97.6%	97.3%
Subscription and support revenue retention rate including add-ons		108.4%	114.4%	113.1%	108.4%
Total customers. We believe total number of customers is a key indicator of our financial success and future revenue potential. We define a customer as an entity with an active subscription contract as of the measurement date. Our customer is typically a parent company or, in a few cases, a significant subsidiary that works with us directly. Companies with publicly-listed securities account for a substantial majority of our customers.
Subscription and support revenue retention rate. We calculate our subscription and support revenue retention rate by annualizing the subscription and support revenue recorded in the first month of the measurement period for only those customers in place throughout the entire measurement period, thereby excluding any attrition. We divide the result by the annualized subscription and support revenue in the first month of the measurement period for all customers in place at the beginning of the measurement period. The measurement period is based on the trailing twelve months. Merger and acquisition activity involving customers has accounted for most of our attrition.
Subscription and support revenue retention rate including add-ons. Add-on revenue includes additional seats purchased by existing customers. We calculate our subscription and support revenue retention rate including add-ons by annualizing the subscription and support revenue recorded in the last month of the measurement period for only those customers in place throughout the entire measurement period. We divide the result by the annualized subscription and support revenue in the first month of the measurement period for all customers in place at the beginning of the measurement period. The measurement period is based on the trailing twelve months.
Components of Results of Operations
Revenue
We generate revenue through the sale of subscriptions to our cloud-based software and the delivery of professional services. We serve a wide range of customers in many industries, and our revenue is not concentrated with any single customer or small group of customers. For each of the years ended December 31, 2012 and 2013, and for the nine months ended September 30, 2014, no single customer represented more than 2% of our revenue, and our largest ten customers accounted for less than 5% of our revenue in the aggregate.
We generate sales directly through our sales force. We also identify some sales opportunities with existing customers through our customer success and professional services teams.
Our customer contracts typically range in length from 3 to 36 months. Our arrangements do not contain general rights of return. We typically invoice our customers for subscription fees in advance on a quarterly, annual, two-year or three-year basis, with payment due at the start of the subscription term. Unpaid invoice amounts for services starting in future periods are excluded from accounts receivable and deferred revenue. Invoiced amounts are reflected as accounts receivable once we have initiated services with an offset to deferred revenue or revenue depending on whether the revenue recognition criteria have been met. At December 31, 2013, deferred revenue was $36.4 million. Estimated future recognition from deferred revenue at December 31, 2013 was $27.4 million in 2014, $5.5 million in 2015, $3.4 million in 2016 and $118,000 thereafter.
We have continued to expand our customer base, and recently more of our clients have requested annual, instead of quarterly, billing terms. The proportion of aggregate contract value reflected on our balance sheet as deferred revenue may continue to increase if this trend continues.
Subscription and Support Revenue. We recognize the aggregate minimum subscription and support fees ratably on a straight-line basis over the subscription term, provided that an enforceable contract has been signed by both parties, access to our SaaS solutions has been granted to the customer, the fee for the subscription and support is fixed or determinable, and collection is reasonably assured.
Professional Services Revenue. We believe our professional services facilitate the sale of our subscription service to certain customers. To date, most of our professional services relate to document set up and XBRL tagging, which are activities that we have undertaken hundreds of times. When requested by our new or existing customers, we will set up their documents by importing a prior version and formatting the document using best practice methods in our solution. Our XBRL tagging services include applying XBRL tagging to a customer filing document using Wdesk XBRL tools, reviewing existing tags for correctness, identifying any necessary revisions to be consistent with newly provided requirements or guidance from the SEC or FASB, as well as rolling forward XBRL tags from a prior filing to a current filing document.
Our professional services are not required for customers to utilize our solution. Our pricing for professional services has been predominantly on a fixed-fee basis, and we recognize revenue after the services have been performed. Document set up services are typically completed in less than two weeks. XBRL tagging services are offered for each filing document, and revenue is recognized upon a successful submission to the SEC.
We are beginning to provide professional services on new solutions, including our Sarbanes-Oxley compliance solution, which may involve a different mix of subscription, support and services than we have experienced to date. The contribution of this new revenue mix may impact our gross margins in ways that we cannot predict.
Cost of Revenue
Cost of revenue consists primarily of personnel and related costs directly associated with our professional services and customer success teams, and training personnel, including salaries, benefits, bonuses, and equity-based compensation; the costs of contracted third-party vendors; the costs of server usage by our customers; information technology costs; and facility costs. Costs of server usage are comprised primarily of fees paid to Google Cloud Platform and Amazon Web Services.
Sales and Marketing Expenses
Sales and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions, and equity-based compensation. Other costs included in this expense are marketing and promotional events, our annual user conference, online marketing, product marketing, information technology costs, and facility costs. We capitalize and amortize sales commissions that are directly attributable to a contract over the lesser of twelve months or the non-cancelable term of the customer contract based on the terms of our commission arrangements.

Research and Development Expenses
Research and development expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, and equity-based compensation; costs of server usage by our developers; information technology costs; and facility costs.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and equity-based compensation; legal, accounting, and other professional service fees; other corporate expenses; information technology costs; and facility costs.
Income Taxes
We are currently organized as a limited liability company, and therefore, as a pass-through entity for income tax purposes. Certain of our foreign subsidiaries are subject to income tax. As of December 31, 2013, we had approximately $398,000 of net operating losses in foreign jurisdictions that expire in 2032 and 2033 and are covered by a full valuation allowance. Following the corporate conversion, we will be a corporation subject to federal, state and foreign income taxes.
Cohort Analysis
We endeavor to maximize the lifetime value of each customer relationship. We make significant investments in acquiring new customers and expect to achieve a favorable return on these investments by developing our relationships over time and ensuring that we maintain a high level of customer retention. To illustrate the economics of our customer relationships, we are providing an analysis of the customers we acquired in 2011, which we refer to as the 2011 Cohort. We selected the 2011 Cohort as a representative set of customers for this analysis because 2011 is the first year since our inception with a material number of customers and revenue.
The 2011 Cohort comprised 506 customers from a variety of industries. As of December 31, 2013, 466 of the 506 customers we initially acquired in 2011, or 92.1%, were still active customers. As of September 30, 2014, 454 of the 506 customers we initially acquired in 2011, or 89.7%, were still active customers.
We incur and recognize significant upfront costs in connection with acquiring new customers, including sales commission expenses that are recognized fully in the period in which we execute a customer contract. However, we recognize subscription and support revenue ratably over the entire term of those contracts, with recognition commencing only when the customer is able to begin using our solution.
We expect each customer to be profitable for us over the duration of our relationship, but the costs we incur with respect to any customer relationship typically exceed revenue in the early stages of the relationship because we recognize those costs in advance of the recognition of revenue. Some customers pay in advance of the recognition of revenue and, as a result, our cash flow from those customers may exceed the amount of revenue recognized for those customers in earlier periods of our relationship.
We have measured the 2011 Cohort performance with respect to subscription and support revenue. In 2011, we recognized subscription and support revenue of $10.9 million, of which $6.8 million related to the 2011 Cohort. In 2012, we recognized subscription and support revenue of $34.7 million, of which $17.8 million related to the 2011 Cohort. In 2013, we recognized subscription and support revenue of $65.2 million, of which $20.2 million related to the 2011 Cohort. For the nine months ended September 30, 2014, we recognized subscription and support revenue of $66.3 million, $16.5 million of which related to the 2011 Cohort.

We have also measured the 2011 Cohort performance with respect to contribution margin. We define contribution margin for a period as the ratio of (a) the excess of the subscription and support revenue for a group of customers over the estimated selling and related costs with respect to the same customer group to (b) the total subscription and support revenue for the customer group. Selling expenses allocated to the customer include estimates for personnel costs associated with the sales teams that support that customer, such as salaries, commissions, and allocated corporate overhead. Related expenses include the ongoing expenses allocated to the customer, such as personnel costs and associated overhead for our customer success team, as well as marketing costs associated with our user conference. Personnel costs exclude equity-based compensation for purposes of this calculation. Depreciation and amortization have also been excluded from the calculation. In addition, we exclude all research and development and general and administrative expenses from this analysis because these expenses support the overall growth of our business.
In 2011, we recognized $6.8 million in subscription and support revenue from the 2011 Cohort and incurred $12.3 million in costs for these customers, creating a negative contribution margin. In 2012, the 2011 Cohort began to provide a positive contribution margin. In 2012, 2013, and for the nine months ended September 30, 2014, we recognized $17.8 million, $20.2 million, and $16.5 million in subscription and support revenue from the 2011 Cohort, and our costs related to these customers were approximately $5.7 million , $6.8 million , and $6.1 million , respectively. As of December 31, 2013, we estimate that we generated aggregate cumulative subscription and support revenue and cumulative costs for the 2011 Cohort of approximately $44.8 million and $24.8 million , respectively, resulting in a cumulative contribution margin of 44.6% since the beginning of 2011. As of September 30, 2014, we estimate that we generated aggregate cumulative subscription and support revenue and cumulative costs for the 2011 Cohort of approximately $61.3 million and $30.9 million , respectively, resulting in a cumulative contribution margin of 49.6% since the beginning of 2011.
We also measure our performance with respect to the 2011 Cohort based on the multiple of subscription and support revenue recognized relative to the sales and marketing costs we incurred over the life of our customer relationships from 2011 through the nine months ended September 30, 2014. In 2011, we incurred sales and marketing expenses of $10.5 million. We excluded equity-based compensation, depreciation and amortization of $0.3 million. We allocated the remaining $10.2 million to the 2011 Cohort, as we were focused primarily on acquiring new customers during that year. In 2012 and 2013, we allocated our marketing user conference costs to existing customers proportionately, equating to $1.3 million for the 2011 Cohort. In the nine months ended September 30, 2014, we allocated $0.8 million of our marketing user conference costs to the 2011 Cohort. We generally consider most other marketing costs we incur in any year to be a cost of acquiring new customers in that year. In 2012 and 2013, we allocated a total of $4.7 million of sales expense, related to the portion of the sales organization focused on expanding existing customer revenue. In the nine months ended September 30, 2014, we allocated a total of $2.3 million of sales expense, related to the portion of the sales organization focused on expanding existing customer revenue. For the 2011 Cohort, from 2011 through 2013, we recognized $44.8 million in subscription and support revenue and allocated $16.2 million in sales and marketing costs based on the above estimates and assumptions, which equates to a multiple of 2.8 times. For the 2011 Cohort, from 2011 through the nine months ended September 30, 2014, we recognized $61.3 million in subscription and support revenue and allocated $19.3 million in sales and marketing costs based on the methodology discussed above, equating to a multiple of 3.2 times.
We cannot assure you that we will experience similar financial outcomes from customers added in other years or in future periods. We believe the estimates and assumptions we used to allocate costs are reasonable, but the allocated costs could have varied significantly from the amounts disclosed above had we used different estimates and assumptions. You should not rely on the allocated expenses or relationship of expenses to subscription and support revenue as being indicative of our current or future performance. Because we are still in the early stages of our development, we do not yet have enough operating history to measure the lifetime of our customer relationships. Therefore, we cannot predict the average lifetime of a customer relationship for the 2011 Cohort or for customers acquired in other fiscal years. We also cannot predict whether subscription and support revenue for the 2011 Cohort will continue to grow at the rate of growth experienced through the nine months ended September 30, 2014, or whether the growth rate of other cohorts will be similar to that of the 2011 Cohort. Moreover, we cannot assure you that we will experience similar results in terms of the relationship between subscription and support revenue and costs for customer acquired in other years or in future periods. We may not achieve profitability even if our subscription and support revenue exceeds our customer acquisition and related costs over time. We encourage you to read our consolidated financial statements that are included in this prospectus.
Results of Operations
The following table sets forth selected consolidated statement of operations data for each of the periods indicated:

	Year ended December 31,		Nine months ended September 30,
	2012	2013 (Restated)(2)	2013	2014

			(unaudited)
	(in thousands)
Revenue
Subscription and support	$34,702	$65,164	$46,015	$66,306
Professional services	18,236	19,987	15,567	16,259
Total revenue	52,938	85,151	61,582	82,565
Cost of revenue
Subscription and support(1)	9,222	14,881	10,724	15,078
Professional services(1)	9,777	9,406	7,106	8,826
Total cost of revenue	18,999	24,287	17,830	23,904
Gross profit	33,939	60,864	43,752	58,661
Operating expenses
Research and development(1)	18,342	33,400	24,991	32,142
Sales and marketing(1)	27,506	40,824	30,381	39,391
General and administrative(1)	16,146	14,402	10,612	13,941
Total operating expenses	61,994	88,626	65,984	85,474
Loss from operations	(28,055)	(27,762)	(22,232)	(26,813)
Interest expense	(1,521)	(366)	(359)	(1,281)
Other income and (expense), net	(861)	104	70	(260)
Net loss	$(30,437)	$(28,024)	$(22,521)	$(28,354)

(1)	Equity-based compensation expense included in these line items was as follows:

	Year ended December 31,		Nine months ended September 30,
	2012	2013	2013	2014

			(unaudited)
	(in thousands)
Cost of revenue
Subscription and support	$80	$200	$159	$403
Professional services	144	171	139	264
Operating expenses
Research and development	194	762	627	1,443
Sales and marketing	293	799	544	889
General and administrative	7,418	1,438	1,181	2,540
Total equity-based compensation expense	$8,129	$3,370	$2,650	$5,539

(2)
The Consolidated Financial Statements have been restated to properly account for a February 1, 2011 $2.3 million forgivable loan from the IDED in accordance with ASC 450 “Contingencies” as a gain contingency. The benefit of the forgivable loan, which was originally recorded as contra expense in 2013, has been reversed as a result of this restatement and application of ASC 450. See Note 2, Restatement of Previously Issued Financial Statements , to both the Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements.

The following table sets forth our consolidated statement of operations data as a percentage of revenue for each of the periods indicated:

	Year ended December 31,		Nine months ended September 30,
	2012	2013 (Restated)	2013	2014

			(unaudited)
Revenue
Subscription and support	65.6%	76.5%	74.7%	80.3%
Professional services	34.4	23.5	25.3	19.7
Total revenue	100.0	100.0	100.0	100.0
Cost of revenue
Subscription and support	17.4	17.5	17.4	18.3
Professional services	18.5	11.0	11.5	10.7
Total cost of revenue	35.9	28.5	28.9	29.0
Gross profit	64.1	71.5	71.1	71.0
Operating expenses
Research and development	34.6	39.2	40.6	38.9
Sales and marketing	52.0	47.9	49.3	47.7
General and administrative	30.5	16.9	17.2	16.9
Total operating expenses	117.1	104.0	107.1	103.5
Loss from operations	(53.0)	(32.5)	(36.0)	(32.5)
Interest expense	(2.9)	(0.4)	(0.6)	(1.6)
Other income and (expense), net	(1.6)	0.1	0.1	(0.3)
Loss from operations before income tax expense	(57.5)	(32.8)	(36.5)	(34.4)
Provision (benefit) for income taxes	—	—	—	—
Net loss	(57.5)%	(32.8)%	(36.5)%	(34.4)%
Comparison of the Nine Months Ended September 30, 2013 and 2014
Revenue

	Nine months ended September 30,		Period-to-period change
	2013	2014	Amount	% Change

	(in thousands, unaudited)
Revenue
Subscription and support	$46,015	$66,306	$20,291	44.1%
Professional services	15,567	16,259	692	4.4%
Total revenue	$61,582	$82,565	$20,983	34.1%
Total revenue increased during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 due primarily to a $20.3 million increase in subscription and support revenue. Of the total increase in subscription and support revenue, 36.0% represented revenue from new customers acquired after September 30, 2013, and 64.0% represented revenue from existing customers as of September 30, 2013. Our total number of customers increased 20.4% from September 30, 2013 to September 30, 2014. Price changes did not have a material impact on the year-over-year increase in revenue.

Cost of Revenue

	Nine months ended September 30,		Period-to-period change
	2013	2014	Amount	% Change

	(in thousands, unaudited)
Cost of revenue
Subscription and support	$10,724	$15,078	$4,354	40.6%
Professional services	7,106	8,826	1,720	24.2%
Total cost of revenue	$17,830	$23,904	$6,074	34.1%
Cost of revenue increased $6.1 million during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, which was attributable primarily to an increase personnel-related costs of $4.3 million, consisting of an increase in employee compensation, benefits, and travel costs of $4.0 million, and additional equity-based compensation of $0.4 million. These personnel-related cost increases were driven by headcount growth in the customer success and professional services teams. In addition, the cost of our server usage increased $1.0 million during the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 as customer usage of our platform grew.
Operating Expenses

	Nine months ended September 30,		Period-to-period change
	2013	2014	Amount	% Change

	(in thousands, unaudited)
Operating expenses
Research and development	$24,991	$32,142	$7,151	28.6%
Sales and marketing	30,381	39,391	9,010	29.7%
General and administrative	10,612	13,941	3,329	31.4%
Total operating expenses	$65,984	$85,474	$19,490	29.5%
Research and Development
Research and development expenses increased $7.2 million in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 due primarily to an increase in personnel-related costs of $6.9 million, consisting of an increase in employee compensation, benefits, and travel costs of $6.0 million, and additional equity-based compensation of $1.0 million. The increase in personnel-related costs was driven primarily by an increase in total headcount in research and development, as we continued to add features to our platform.
Sales and Marketing
Sales and marketing expenses increased $9.0 million in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 due primarily to the expansion of our sales force and increases in marketing programs. Employee compensation, benefits, and travel costs rose $4.5 million, and equity-based compensation increased by $0.4 million, due to higher headcount in sales and marketing. Costs relating to our annual user conference increased by $1.4 million. Professional service fees increased approximately $0.9 million due primarily to an increased number of consultants to assist in expanding our sales internationally. Advertising costs increased $0.8 million related to our name change and new solutions. Depreciation, rent, and other support costs included in sales and marketing increased $0.7 million in the period to support the growth of our sales force.

General and Administrative
General and administrative expenses increased $3.3 million in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 due partially to an increase in employee compensation, benefits, and travel costs of $1.5 million, and additional equity-based compensation of $0.7 million. The increase in personnel-related costs was driven primarily by a rise in total headcount in general and administrative to support the growth of our business. In addition, equity-based compensation to consultants increased $0.6 million, due primarily to a one-time grant with immediate vesting terms to a consultant.
Comparison of Years Ended December 31, 2012 and 2013 Revenue

	Year ended December 31,		Period-to-period change
	2012	2013	Amount	% Change

	(in thousands)
Revenue
Subscription and support	$34,702	$65,164	$30,462	87.8%
Professional services	18,236	19,987	1,751	9.6%
Total revenue	$52,938	$85,151	$32,213	60.9%
Total revenue increased $32.2 million in 2013 compared to 2012 due primarily to the increase in subscription and support revenue of $30.5 million. Of the total increase in subscription and support revenue, 29.9% represented revenue from new customers acquired after December 31, 2012, and 70.1% represented revenue from existing customers at or prior to December 31, 2012. Our total customers increased 35.6% from December 31, 2012 to December 31, 2013. Price changes did not have a material impact on the year-over-year increase in revenue.
Cost of Revenue

	Year ended December 31,		Period-to-period change
	2012	2013 (Restated)	Amount	% Change

	(in thousands)
Cost of revenue
Subscription and support	$9,222	$14,881	$5,659	61.4%
Professional services	9,777	9,406	(371)	(3.8)%
Total cost of revenue	$18,999	$24,287	$5,288	27.8%
Cost of revenue increased $5.3 million in 2013 compared to 2012, attributable primarily to increased employee compensation, benefits, and travel costs of $3.1 million , and additional equity-based compensation of $0.1 million . Headcount growth in the customer success and professional services teams was the primary driver of these personnel-related costs. In addition, the cost of server usage increased $1.0 million during 2013 compared to 2012 as customer usage of our platform grew.

Operating Expenses

	Year ended December 31,		Period-to-period change
	2012	2013 (Restated)	Amount	% Change

	(in thousands)
Operating expenses
Research and development	$18,342	$33,400	$15,058	82.1%
Sales and marketing	27,506	40,824	13,318	48.4%
General and administrative	16,146	14,402	(1,744)	(10.8)%
Total operating expenses	$61,994	$88,626	$26,632	43.0%
Research and Development
Research and development expenses increased $15.1 million in 2013 compared to 2012 due primarily to increased employee compensation, benefits, and travel costs of $10.4 million , and additional equity-based compensation of $0.3 million. Rising headcount in research and development to support the continued addition of features to our platform drove our costs higher. In addition, the cost of server usage included in research and development increased $0.8 million during 2013 compared to 2012. An increase in depreciation, rent, and other support costs contributed an additional $2.5 million of expense. Fees paid to consultants increased $1.1 million, consisting of $0.8 million in cash and $0.3 million in equity-based compensation.
Sales and Marketing
Sales and marketing expenses increased $13.3 million in 2013 compared to 2012 due primarily to the expansion of our sales force and increases in marketing programs. Employee compensation, benefits, and travel costs rose $10.7 million , while equity-based compensation increased by $0.4 million, due primarily to higher headcount in sales and marketing. Depreciation, rent, and other support costs rose $1.7 million.
General and Administrative
General and administrative expenses decreased $1.7 million in 2013 compared to 2012 due primarily to reduced equity grants in 2013 offset by increased personnel related costs. Total equity-based compensation relating to personnel decreased $6.5 million while other personnel-related costs increased $2.8 million , consisting of increased employee compensation, benefits, and travel costs. The increase in other personnel-related costs was driven primarily by a rise in total headcount. Professional service fees increased by $3.1 million, related primarily to the administration of our health insurance plan, legal and accounting fees.

Unaudited Quarterly Results of Operations
The following tables set forth selected unaudited quarterly consolidated statement of operations data for each of the quarters indicated as well as the percentage of total revenue for each line item shown. The unaudited consolidated financial statements for each of these quarters have been derived from and prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of the consolidated results of operations for these periods. You should read this information together with our audited consolidated financial statements, interim unaudited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results for any future period.

	Three months ended
	Mar 31, 2012	Jun 30, 2012	Sept 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sept 30, 2013	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014	Sept 30, 2014
								(Restated)
	(in thousands)
Revenue
Subscription and support	$5,507	$7,405	$9,698	$12,092	$13,449	$15,233	$17,333	$19,149	$20,648	$21,968	$23,690
Professional services	3,488	3,707	5,841	5,200	7,850	3,794	3,923	4,420	7,484	4,546	4,229
Total revenue	8,995	11,112	15,539	17,292	21,299	19,027	21,256	23,569	28,132	26,514	27,919
Cost of revenue
Subscription and support(1)	1,721	2,006	2,544	2,951	3,392	3,383	3,949	4,157	4,664	5,029	5,385
Professional services(1)	1,765	2,440	2,739	2,833	2,879	2,163	2,064	2,300	2,793	2,882	3,151
Total cost of revenue	3,486	4,446	5,283	5,784	6,271	5,546	6,013	6,457	7,457	7,911	8,536
Gross profit	5,509	6,666	10,256	11,508	15,028	13,481	15,243	17,112	20,675	18,603	19,383
Operating expenses
Research and development(1)	2,857	3,935	5,284	6,266	8,095	8,121	8,775	8,409	10,219	10,768	11,155
Sales and marketing(1)	4,773	6,268	8,607	7,858	9,214	9,441	11,726	10,443	10,415	12,747	16,229
General and administrative(1)	1,857	1,834	2,221	10,234	3,770	2,825	4,017	3,790	4,197	5,186	4,558
Total operating expenses	9,487	12,037	16,112	24,358	21,079	20,387	24,518	22,642	24,831	28,701	31,942
Loss from operations	(3,978)	(5,371)	(5,856)	(12,850)	(6,051)	(6,906)	(9,275)	(5,530)	(4,156)	(10,098)	(12,559)
Interest expense	(331)	(473)	(438)	(279)	(10)	(94)	(255)	(7)	(265)	(316)	(700)
Other income and (expense), net	(27)	(67)	(57)	(710)	34	(23)	59	34	3	(157)	(106)
Net loss	$(4,336)	$(5,911)	$(6,351)	$(13,839)	$(6,027)	$(7,023)	$(9,471)	$(5,503)	$(4,418)	$(10,571)	$(13,365)

(1)    Equity-based compensation expense included in these line items was as follows:

	Three months ended
	Mar 31, 2012	Jun 30, 2012	Sept 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sept 30, 2013	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014	Sept 30, 2014

	(in thousands)
Cost of revenue
Subscription and support	$17	$17	$18	$28	$75	$41	$43	$41	$230	$85	$88
Professional services	17	24	27	76	65	41	33	32	170	47	47
Operating expenses
Research and development	55	42	44	53	252	183	192	135	765	337	341
Sales and marketing	109	72	83	29	198	177	169	255	350	251	288
General and administrative	419	196	157	6,646	266	364	551	257	441	1,450	649
Total equity-based compensation expense	$617	$351	$329	$6,832	$856	$806	$988	$720	$1,956	$2,170	$1,413

	Three months ended
	Mar 31, 2012	Jun 30, 2012	Sept 30, 2012	Dec 31, 2012	Mar 31, 2013	Jun 30, 2013	Sept 30, 2013	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014	Sept 30, 2014

		(as a percentage of revenue)
Revenue
Subscription and support	61.2%	66.6%	62.4%	69.9%	63.1%	80.1%	81.5%	81.2%	73.4%	82.9%	84.9%
Professional services	38.8	33.4	37.6	30.1	36.9	19.9	18.5	18.8	26.6	17.1	15.1
Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of revenue
Subscription and support	19.1	18.1	16.4	17.1	15.9	17.8	18.6	17.6	16.6	19.0	19.3
Professional services	19.6	22.0	17.6	16.4	13.5	11.4	9.7	9.8	9.9	10.9	11.3
Total cost of revenue	38.8	40.0	34.0	33.4	29.4	29.1	28.3	27.4	26.5	29.8	30.6
Gross profit	61.2	60.0	66.0	66.6	70.6	70.9	71.7	72.6	73.5	70.2	69.4
Operating expenses
Research and development	31.8	35.4	34.0	36.2	38.0	42.7	41.3	35.7	36.3	40.6	40.0
Sales and marketing	53.1	56.4	55.4	45.4	43.3	49.6	55.2	44.3	37.0	48.1	58.1
General and administrative	20.6	16.5	14.3	59.2	17.7	14.8	18.9	16.1	14.9	19.6	16.3
Total operating expenses	105.5	108.3	103.7	140.9	99.0	107.1	115.3	96.1	88.3	108.2	114.4
Loss from operations	(44.2)	(48.3)	(37.7)	(74.3)	(28.4)	(36.3)	(43.6)	(23.5)	(14.8)	(38.1)	(45.0)
Interest expense	(3.7)	(4.3)	(2.8)	(1.6)	—	(0.5)	(1.2)	—	(0.9)	(1.2)	(2.5)
Other income and (expense), net	(0.3)	(0.6)	(0.4)	(4.1)	0.2	(0.1)	0.3	0.1	—	(0.6)	(0.4)
Net loss	(48.2)%	(53.2)%	(40.9)%	(80.0)%	(28.3)%	(36.9)%	(44.6)%	(23.4)%	(15.7)%	(39.9)%	(47.9)%

Quarterly Revenue Trends
The sequential increases in our quarterly subscription and support revenue have resulted primarily from increases in the number of new customers, as well as increased subscription and support revenue from existing customers as they expanded their use of our platform.
Newly signed contracts, or bookings for new sales, are seasonal both within each quarter and in the calendar year. Approximately 50% of our bookings have occurred in the final month of each quarter, as customers have sought to spend amounts budgeted before the quarter end and because the compensation of our sales team is based in part on quarterly quotas. In the calendar year, the first quarter is typically our slowest for bookings because a high percentage of our customers’ reporting teams are focused on producing year-end reports.
While our bookings for new sales are seasonal, our revenue from subscriptions and support is not seasonal. However, our revenue from professional services is somewhat seasonal. Many of our customers employ our professional services just before they file their Form 10-K in the first calendar quarter. The final phase of the SEC’s detailed XBRL tagging mandate increased demand for our professional services for the three months ended September 30, 2012. As of September 30, 2014, approximately 76% of our SEC customers report their financials on a calendar-year basis. As our non-SEC offerings grow, we expect our professional services revenue to become less seasonal.
Quarterly Costs and Expenses Trends
Total costs and expenses generally increased sequentially for the periods presented, due primarily to the addition of personnel in connection with the expansion of our business. Our quarterly operating results may fluctuate due to various factors affecting our performance. One-time grants of immediately vested appreciation units to two managing directors significantly increased general and administrative expenses in the three months ended December 31, 2012.
Liquidity and Capital Resources

	Year ended December 31,		Nine months ended September 30,
	2012	2013	2013	2014

	(in thousands)
			(unaudited)
Cash flow provided by (used in) operating activities	$(5,406)	$(8,932)	$(11,801)	$1,296
Cash flow used in investing activities	(10,925)	(9,432)	(8,871)	(3,417)
Cash flow provided by financing activities	31,282	8,850	8,839	6,859
Net increase (decrease) in cash and equivalents, net of impact on exchange rates	$14,950	$(9,464)	$(11,845)	$4,760
As of September 30, 2014, we had cash and cash equivalents of $20.3 million. To date, we have financed our operations primarily through private placements of preferred units, debt that was settled in preferred units and cash from operating activities. We have generated significant operating losses and negative cash flows from operating activities as reflected in our members’ deficit and consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to continue to grow our business. For the fourth quarter of 2014, we expect our capital expenditures will total approximately $2.5 million, consisting of approximately $1.4 million of construction and leasehold improvements to our offices and approximately $1.1 million of furniture and fixtures. We believe that current cash and cash equivalents, cash to be received from existing and new customers, availability under our credit facility and net proceeds of this offering will be sufficient to fund our operations for at least the next twelve months. In the event that we do not complete this offering, we believe we have sufficient liquidity to conduct planned operations for at least the next six months. Because our planned operations contemplate the proceeds from the offering, we may need to raise additional funds through debt or equity financings. We may not be able to timely secure such additional debt or equity financing on favorable terms, or at all. If we do not complete this offering and are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to pursue our planned business objectives may be limited.
In October 2013, we received a grant from the Iowa Economic Development Authority (IEDA) in the form of forgivable loans up to $2.5 million and non-interest bearing loans up to $2.5 million available to us based on qualified job growth. As of September 30, 2014, total financing provided by IEDA consisted of a forgivable loan of $1.0 million in addition to a non-interest bearing loan of $1.0 million. The non-interest bearing loan is payable in 60 monthly payments of $16,667 beginning July 1, 2014. In the event of default, both loans bear interest at 6%. Under the terms of the agreement, we must complete and maintain the project performance obligation, including the creation of 700 qualified jobs by October 31, 2018 and the maintenance of those jobs through October 31, 2020. In the event that the performance obligation is not met while the loan is outstanding, we must repay $3,571 of the forgivable loan per job not created and maintained. The financing is secured by a letter of credit issued pursuant to our credit facility with Silicon Valley Bank described below. Under the terms of the contract, we must repay the outstanding balance of the loans upon the occurrence of any of the following events: we complete an initial public offering, move our headquarters operations out of the State of Iowa, or sell 50.1% or more of our assets or take any action that would result in a transfer of a controlling interest in the business.
In July 2014, we issued a subordinated promissory note totaling $5.0 million with a 7% coupon rate and maturing January 31, 2016. The note contains an option to convert outstanding principal and paid-in-kind interest into our Class A common stock upon successful completion of an initial public offering at a 10% discount to the offering price. Shares that the holder would receive upon electing to convert are subject to a lock-up agreement for 180 days after the consummation of this offering. If the holder does not elect to convert prior to the consummation of this offering, the holder loses the right to convert, and the coupon rate will adjust to 10%, payable monthly in arrears, for the remainder of the term. In the event that, prior to the consummation of our initial public offering, we experience a change of control of the company or we issue securities with an aggregate offering amount greater than $20 million in a private offering, we will be required to redeem the note for an amount equal to 110% of the aggregate of the outstanding principal amount and accrued interest on the note. Certain of the embedded features of the note have been bifurcated and are accounted for as a compound derivative.
In August 2014, we entered into a $15.0 million credit facility with Silicon Valley Bank, which was subsequently amended effective as of September 30, 2014. Borrowing capacity is equal to the most recent month’s subscription and support revenue multiplied by a percentage that adjusts based on the prior quarter’s customer retention rate. The credit facility can be used to fund working capital and general business requirements and matures in August 2016. The credit facility is secured by all of our assets, has first priority over our other debt obligations, and requires us to maintain certain financial covenants, including the maintenance of at least $5.0 million of cash on hand or unused borrowing capacity. The credit facility contains certain restrictive covenants that limit our ability to transfer or dispose of assets, merge with other companies or consummate certain changes of control, acquire other companies, pay dividends, incur additional indebtedness and liens, experience changes in management and enter into new businesses. Amounts borrowed under the credit facility accrue interest at a variable interest rate of prime plus 1.0%, with interest payable monthly and the principal balance due at maturity. In connection with the credit facility, at September 30, 2014 the following letters of credit issued by the bank were outstanding: (i) in the amount of $2.3 million as security against a February 2011 forgivable loan, with fulfilled job growth requirements, that will continue in a maintenance period through December 2015; and (ii) in the amount of $2.0 million as security against the December 2013 IEDA non-interest bearing loan and forgivable loan. These letters of credit do not reduce availability under the credit facility.
Operating Activities
For the nine months ended September 30, 2014, cash provided by operating activities was $1.3 million. The primary factors affecting our operating cash flows during this period were our net loss of $28.4 million, partially offset by non-cash charges of $2.8 million for depreciation and amortization of our property and equipment and intangible assets and $5.5 million of equity-based compensation. The primary drivers of the changes in operating assets and liabilities were a $2.6 million decrease in accounts receivable, a $15.5 million increase in deferred revenue and a $3.6 million increase in accrued expenses and other current liabilities partially offset by a $0.9 million increase in prepaid expenses and other. The decrease in accounts receivable was attributable primarily to the timing of our billings and cash collections. The increase in accrued expenses and other current liabilities was attributable primarily to the timing of our cash payments, and the increase in prepaid expenses and other current assets was attributable primarily to purchasing additional subscriptions to cloud-based software to support business growth. The increase in deferred revenue was due to an increase in annual and multi-year contracts. Following the completion of this offering, we plan to reduce incentives for annual and multi-year contracts, which we expect will result in a decrease in cash flow from operations.
For the nine months ended September 30, 2013, cash used in operating activities was $11.8 million. The primary factors affecting our operating cash flows during this period were our net loss of $22.5 million, adjusted for non-cash charges of $1.6 million for depreciation and amortization of our property and equipment and intangible assets and $2.7 million of equity-based compensation. The primary drivers of the changes in operating assets and liabilities were a $2.2 million increase in accrued expenses and other, and a $6.2 million increase in deferred revenue, partially offset by a $2.1 million increase in accounts receivable. The increase in accounts receivable and corresponding increase in deferred revenue were attributable primarily to the timing of the start dates of our customer contracts. Unpaid invoice amounts for services starting in future periods are excluded from accounts receivable and deferred revenue. The increase in accrued expenses and other was attributable primarily to the timing of our cash payments.
For the year ended December 31, 2013 , cash used in operating activities was $8.9 million . The primary factors affecting our operating cash flows during the period were our net loss of $28.0 million , adjusted for non-cash charges of $2.4 million for depreciation and amortization of our property and equipment and intangible assets and $3.4 million of equity-based compensation. The primary drivers of the changes in operating assets and liabilities were a $18.2 million increase in deferred revenue, a $2.5 million increase in accrued expenses and other and a $1.6 million increase in accounts payable, partially offset by a $8.6 million increase in accounts receivable. The increase in accounts receivable and corresponding increase in deferred revenue were attributable primarily to overall increases in the average length of our customer contracts. The increase in accounts payable was attributable primarily to the timing of our cash payments.
For the year ended December 31, 2012, cash used in operating activities was $5.4 million. The primary factors affecting our operating cash flows during this period were our net loss of $30.4 million, adjusted for non-cash charges of $1.0 million for depreciation and amortization of our property and equipment and intangible assets, $8.1 million of equity-based compensation and $4.2 million of loss recognized on share settlement of convertible debt partially offset by $3.3 million relating to the change in fair value of the convertible debt derivative. The primary drivers of the changes in operating assets and liabilities were a $8.7 million increase in deferred revenue and a $5.0 million increase in accrued expenses and other, partially offset by a $1.0 million decrease in accounts receivable and a $1.0 million increase in prepaid expenses and other. The decrease in accounts receivable was due primarily to timing of customer payments. Unpaid invoice amounts for services starting in future periods are excluded from accounts receivable and deferred revenue. The increase in deferred revenue was attributable primarily to increased growth in customer and deal size. The increase in accrued expenses was attributable primarily to the timing of our cash payments. The increase in prepaid expenses and other was attributable primarily to purchasing additional subscriptions to software to support business growth.
Investing Activities
Cash used in investing activities of $3.4 million for the nine months ended September 30, 2014 was due primarily to $8.0 million of capital expenditures partially offset by proceeds of $4.9 million from the sale of marketable securities. Our capital expenditures were associated primarily with leasehold improvements, building costs under our build-to-suit lease arrangement, computer equipment, and furniture and fixtures in support of expanding our infrastructure and work force.
Cash used in investing activities of $8.9 million for the nine months ended September 30, 2013 was due primarily to $8.7 million of capital expenditures. Our capital expenditures were associated primarily with building costs under our build-to-suit lease arrangement, computer equipment, and furniture and fixtures in support of expanding our infrastructure and work force.
Cash used in investing activities of $9.4 million for the year ended December 31, 2013 was due primarily to $9.5 million of capital expenditures and $0.9 million for the purchase of marketable securities partially offset by proceeds of $1.2 million from the sale of marketable securities. Our capital expenditures were associated primarily with leasehold improvements, building costs under our build-to-suit lease arrangement, computer equipment, and furniture and fixtures in support of expanding our infrastructure and work force.
Cash used in investing activities of $10.9 million for the year ended December 31, 2012 was due to $5.7 million of capital expenditures and $5.2 million for the purchase of marketable securities. Our capital expenditures were associated primarily with computer equipment, and furniture and fixtures in support of expanding our infrastructure and work force.
Financing Activities
Cash provided by financing activities of $6.9 million for the nine months ended September 30, 2014 was due primarily to $2.0 million in proceeds from a government grant awarded in December 2013, $5.0 million in proceeds from the issuance of a convertible note, and $3.0 million in borrowings on our line of credit partially offset by $3.0 million in payments on long-term debt, capital lease and financing obligations and a line of credit.
Cash provided by financing activities of $8.8 million for the nine months ended September 30, 2013 was due primarily to proceeds of $7.2 million relating to our Series C preferred financing and proceeds from borrowings on a line of credit of $2.0 million partially offset by $0.4 million in payments on long-term debt and capital lease obligations.
Cash provided by financing activities of $8.9 million for the year ended December 31, 2013 was due primarily to proceeds of $7.2 million relating to our Series C preferred financing partially offset by $0.5 million in payments on long-term debt and capital lease and financing obligations.
Cash provided by financing activities of $31.3 million for the year ended December 31, 2012 was due primarily to proceeds of $30.2 million relating to our Series C preferred financing and $2.5 million in proceeds from the issuance of convertible notes partially offset by $1.2 million in payments on long-term debt and long-term related-party debt.

Contractual Obligations and Commitments
The following table represents our contractual obligations as of December 31, 2013, aggregated by type:

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Debt	$3,283	$2,287	$496	$400	$100
Operating lease obligations relating to office facilities	17,442	2,193	4,003	3,841	7,405
Capital lease obligations, including interest for technology and equipment	1,667	704	866	97	—
Financing obligations, including interest for building	25,996	990	1,980	1,979	21,047
Total contractual obligations	$48,388	$6,174	$7,345	$6,317	$28,552
We have entered into a lease agreement for land and an office building in Ames, Iowa, which was constructed in two phases. The lease term includes an initial 15-year term and three five-year extensions at our option because renewal was determined to be reasonably assured at the inception of the lease. As part of the lease agreement, the landlord was responsible for constructing the building in accordance with our specifications and agreed to fund $11.8 million for the first phase and $11.1 million for the second phase of construction. We were the developer of the project and responsible for construction costs in excess of these amounts. As a result of this involvement, we were required to capitalize the construction costs associated with the office building. The construction liability of $11.8 million was reclassified to a financing obligation and $17.1 million of costs capitalized during construction were placed in service during June 2013 for the first phase. Upon completion of the second phase of the project, the construction liability of $11.1 million was reclassified to a financing obligation, and $18.4 million of costs capitalized during construction were placed in service during June 2014.
The lease contains purchase options to acquire the landlord’s interest in the land lease and building at any time beginning three years from the commencement date of the lease. In addition, the lease requires upon certain events, such as a change in control, to purchase the building from the landlord. The purchase options were deemed to be fair value at the inception of the lease.
Off-Balance Sheet Arrangements
During fiscal years 2011, 2012, 2013, and the nine months ended September 30, 2014, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.
We believe that of our significant accounting policies, which are described in Note 1 to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations.
Under the JOBS Act, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. However, we are irrevocably choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption is required for non-emerging growth companies.
Revenue Recognition
We commence revenue recognition for subscriptions to our cloud solutions and professional services when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	The service has been or is being provided to the customer;

•	Collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.
Collectability is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. Collateral is not requested from the customer. If it is determined that the collection of a fee is not probable, the revenue is recognized at the time the collection becomes probable, which is generally upon the receipt of cash.
Subscription and Support Revenue
We recognize the aggregate minimum subscription and support fees ratably on a straight-line basis over the subscription term, provided that an enforceable contract has been signed by both parties, access to our SaaS solutions has been granted to the customer, the fee for the subscription and support is fixed or determinable, and collection is reasonably assured.
Professional Services Revenue
Our professional services are not required for customers to utilize our solution. Our pricing for professional services has been predominantly on a fixed-fee basis, and we recognize revenue after the services have been performed. Document set up services are typically completed in less than two weeks. XBRL tagging services are offered for each filing document and revenue is recognized upon a successful submission to the SEC.
Our professional services revenue is higher in the first calendar quarter because many of our customers employ our professional services just before they file their Form 10-K. As of September 30, 2014, approximately 76% of our SEC customers report their financials on a calendar year basis.

Multiple Deliverable Arrangements
For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. For deliverables that have standalone value upon delivery, we account for each deliverable separately and recognize revenue for the respective deliverables as they are delivered.
Subscription contracts have standalone value as we sell the subscriptions separately. In determining whether professional services can be accounted for separately from subscription services, we consider the availability of the professional services from other vendors, the nature of our professional services and whether we sell our solutions to new customers without professional services. We have determined that we have established standalone value for the professional services related to document set up and XBRL tagging. This determination was made due primarily to the ability of the customer to complete these tasks without assistance and the sale of XBRL services separate from the initial subscription order. Because we established standalone value for our professional services, such service arrangements are being accounted for separately from subscription services.
When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of our deliverables. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our best estimate of selling price. The amount of arrangement fee allocated is limited by contingent revenue, if any.
We determine our best estimate of selling price for our deliverables based on our overall pricing objectives, taking into consideration market conditions and entity-specific factors. We evaluate our best estimate of selling price by reviewing historical data related to sales of our deliverables, including comparing the percentages of our contract prices to our list prices. We also may consider several other data points in our evaluation, including the size of our arrangements, length of term, the cloud solutions sold, customer demographics and the numbers and types of users within our arrangements.
While changes in assumptions or judgments or changes to the elements of the arrangement could cause an increase or decrease in the amount of revenue that we report in a particular period, these changes have not historically been significant because our recurring revenue is primarily subscription and support revenue.
Equity-Based Compensation
We measure and recognize compensation expense for all equity-based awards granted to our employees and other service providers, including options to purchase common units, and restricted share participation and appreciation units, based on the estimated fair value of the award on the grant date or reporting date, if required to be remeasured under the guidance. We use the Black-Scholes option pricing model to estimate the fair value of these awards, and the fair value is recognized as an expense, net of estimated forfeitures, on a straight line basis over the requisite service period.
Our option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common unit, the expected term of the equity-based award, the expected volatility of the price of our common unit, risk-free interest rates, and the expected dividend yield of our common units. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.
These assumptions are estimated as follows:

•	Fair Value of Our Common Units: As our common units are not publicly traded, we must estimate the fair value of our common units, as discussed in the section “Common Unit Valuations” below.

•
Risk-Free Interest Rate: We base the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield available on U.S. Treasury STRIPS with remaining terms similar to the expected term on the options.

•
Expected Term: We estimate the expected term using the simplified method due to the lack of historical exercise activity for our company. The simplified method calculates the expected term as the mid-point between the vesting date and the contractual expiration date of the award.

•
Volatility: We determine the price volatility factor based on the historical volatilities of our comparable companies as we do not have a trading history for our common units. To determine our comparable companies, we consider public enterprise cloud-based application providers and select those that are similar to us in size, stage of life cycle, and financial leverage. We intend to continue to apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Dividend yield: We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.
The following table presents the weighted-average assumptions used to estimate the fair value of our participation and appreciation units and options granted during each of the periods indicated below:

	Year ended December 31,		Nine months ended September 30,
	2012	2013	2013	2014

(unaudited)
Expected term (in years)	6.1 - 10.0	6.1 - 10.0	6.1 - 10.0	5.0 - 10.0
Risk-free interest rate	0.75% - 1.78%	1.00% - 2.89%	1.00% - 2.48%	1.52% - 2.80%
Expected volatility	51.35% - 53.09%	51.09% - 53.84%	51.09% - 53.84%	45.84% - 52.50%
Expected dividend yield	—%	—%	—%	—%

The following table summarizes, by grant date, all options awarded since January 1, 2013:

	Prior to giving effect to conversion			After giving effect to conversion
Grant date	Number of common units underlying options granted	Exercise price per common unit for options granted	Deemed fair value of common unit at time of grant	Number of shares of Class A common stock underlying options granted	Exercise price per share of Class A common stock for options granted
February 20, 2013	220,200	$3.36	$3.36	87,199	$8.48
May 8, 2013	265,200	3.36	4.17	105,019	8.48
July 17, 2013	45,100	3.36	5.01	17,860	8.48
September 27, 2013	44,200	3.36	5.87	17,503	8.48
January 14, 2014	2,415,300	6.28	6.28	956,459	15.86
February 25, 2014	357,700	6.28	6.28	141,649	15.86
March 27, 2014	51,760	6.28	6.28	20,497	15.86
April 2, 2014	260,000	6.28	6.28	102,960	15.86
April 7, 2014	440,000	6.28	6.28	174,240	15.86
May 1, 2014	125,400	6.28	6.28	49,658	15.86
May 31, 2014	197,600	6.28	6.28	78,250	15.86
June 6, 2014	20,000	6.28	6.28	7,920	15.86
August 12, 2014	3,053,400	6.27	6.27	1,209,146	15.83
September 25, 2014	25,200	6.27	6.27	9,979	15.83
September 26, 2014	38,400	6.27	6.27	15,206	15.83
November 6, 2014	522,750	6.27	6.27	207,009	15.83
After giving effect to the corporate conversion and based on the assumed initial public offering price per share of $14.00, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, the aggregate intrinsic value of our outstanding equity awards as of September 30, 2014 was $32.7 million, of which $27.8 million related to vested awards and $4.9 million related to unvested awards.
Common Unit Valuations
The fair values of the common units underlying our equity-based awards were determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common units. If awards were granted a short period of time preceding the date of a valuation report, we retrospectively assessed the fair value used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as discussed below. In such instances, the fair value that we used for financial reporting purposes generally exceeded the exercise price for those awards, although we believe that relying on the preceding valuation report was appropriate for tax purposes.
Given the absence of a public trading market for our common units, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common unit including:

•	contemporaneous independent valuations performed at periodic intervals by an unrelated third-party valuation specialist;

•	the nature of our business and its history since inception;

•	the prices, rights, preferences, and privileges of our preferred units relative to those of our common units;

•	our stage of development;

•	our operating and financial performance and forecast;

•	present value of estimated future cash flows;

•
the likelihood of achieving a liquidity event for the shares of common units underlying these options to purchase common units, such as an initial public offering or sale of our company, given prevailing market condition and the nature and history of our business;

•	any adjustment necessary to recognize a lack of marketability for our common units;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.
In valuing our common units, our board of directors determined the equity value of our business generally using the income approach and the market comparable approach valuation methods. When applicable due to a recent preferred share offering, the prior sale of company unit approach was also utilized.
The income approach estimates value based on the expectation of future cash flows that a company will generate—such as cash earnings, cost savings, tax deductions, and the proceeds from disposition. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.
The market comparable approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. To determine our peer group of companies, we considered public enterprise cloud-based application providers and selected those that are similar to us in size, stage of life cycle, and financial leverage. From the comparable companies, a representative market value multiple is determined and applied to the subject company’s operating results to estimate the value of the subject company. The market value multiple was determined based on consideration of multiples of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) to each of the comparable companies’ last twelve-month revenue and the forecasted future twelve-month revenue. In addition, the market approach considers merger and acquisition transactions involving companies similar to the subject company’s business being valued. Multiples of revenue or EBITDA are calculated for these transactions and then applied to the business being valued, after reduction by an appropriate discount.
The prior sale of company stock approach estimates value by considering any prior arm’s-length sales of the company’s equity. When considering prior sales of the company’s equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale, and the financial condition of the company at the time of the sale.
Once an equity value is determined, we utilized the option pricing method (OPM), to allocate the equity value to each of our classes of units. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent. The OPM values each equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences, participation rights, and strike prices of derivatives. We performed this OPM analysis under two liquidity scenarios, a sale event and an initial public offering event, and applied an appropriate weighting to each scenario to determine the final fair market value of our common unit. The estimated value using this method is then discounted by a non-marketability factor due to the fact that stockholders of private companies do not have access to trading markets similar to those enjoyed by stockholders of public companies, which impacts liquidity.
The following discussion relates primarily to our determination of the fair value per share of our common units for purposes of calculating equity-based compensation expenses for grants since January 1, 2013. No single event caused the valuation of our common units to increase or decrease through September 30, 2014. For financial reporting purposes, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest common unit valuation or a straight-line calculation between the two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date. Notwithstanding the fair value reassessments described below, we believe we applied a reasonable valuation method to determine the deemed fair value of the awards on the respective grant dates.
February 20, 2013 Valuation
On February 20, 2013, our board of directors awarded options to purchase common units at an exercise price of $3.36 per unit, which it determined to be not less than the fair value of our common units. The principal factor influencing our estimate of the fair value of our common units as of February 20, 2013 was the fact that between October 2012 and February 2013 we issued Series C preferred units at a price of $5 per unit. Contemporaneously with the Series C round of financing, we had a valuation performed as of October 31, 2012 by an independent third-party valuation specialist. The valuation assigned a 50% weighting to the prior sale of company equity approach, a 25% weighting to the market comparable approach, and a 25% weighting to the income approach. The market comparable approach took into consideration the peer group revenue multiples. The blended revenue multiple selected was 7.12x, which was the median of the peer group revenue multiples. The income approach took into consideration the forecast of our expected future financial performance and then discounted it to a present value using a discount rate that reflected our then-current cost of capital. The discount rate applied to our cash flows was 42%. Our enterprise value reflected a non-marketability discount of 29%. A marketability discount was applied to reflect the fact that private company common stock is not directly comparable to the value of publicly traded shares due to the fact that stockholders of private company common stock do not have access to the same type of trading markets that stockholders of publicly traded companies possess. Based on the available information, our board of directors determined the value to be $3.36 per common unit. Because preferred units were issued at the same per unit price between October 2012 and February 2013, the board of directors determined that the common unit value had not substantially changed during this time period.
October 31, 2013 Valuation
An independent contemporaneous valuation of our common units was performed as of October 31, 2013. The valuation used an equal weighting of the market comparable approach (25% for comparable companies trading statistics and 25% for comparable merger and acquisition transactions) and the income approach. The discount rate applied to our cash flows was 34%, and our enterprise value reflected a non-marketability discount of 21%. Based on the valuation and other available information, our board of directors determined that the fair value of our common unit was $6.28 per unit.
For financial reporting purposes, we applied a straight-line calculation using the valuations of $3.36 per unit as of February 28, 2013 and $6.28 per unit as of October 31, 2013 to retrospectively determine the fair value of our common units for equity-based awards granted in May 2013, July 2013 and September 2013. There was no single event identified during the interim period between February 2013 and October 2013 that resulted in the increase in fair value but rather a series of events related to our continued growth, enhancements to our solutions, an increase in the number of customers and the hiring of additional employees.
Upon review of market conditions and given the proximity between the valuation date and the final value, we determined the valuation did not substantially change between October 31, 2013 and December 31, 2013.
June 30, 2014 Valuation
An independent contemporaneous valuation of our common units was performed as of June 30, 2014. The valuation used an equal weighting of the market comparable approach (30% for comparable company trading statistics and 20% for comparable merger and acquisition transactions) and the income approach. The discount rate applied to our cash flows was 27.9% and our enterprise value reflected a non-marketability discount of 18% for a one year period and 15% for a six month period. Based on the valuation and other available information, our board of directors determined that the fair value of our common unit was $6.27 per unit.
September 30, 2014 Valuation
To determine the fair value of our common units as of September 30, 2014, management considered the prior valuation assessment in June 2014, our operating and financial performance and forecast, the likelihood of achieving a liquidity event for our common units, any adjustment necessary to recognize a lack of marketability for our common units, prevailing market conditions, and the market performance of comparable publicly traded companies. While there can be no certainty of our estimate given the lack of a public market for our units at the time of the reassessment, we believe that the available information supports our conclusion that the estimated per-unit value of the underlying common units for options granted in the third quarter of 2014 was $6.27 per unit for financial reporting purposes.
Upon review of market conditions, the board of directors determined that the common unit value had not substantially changed during this time period and through the grant date in November 2014.
Common Stock Value Determinations Following this Offering
Following this offering, we will establish a policy of using the closing sale price per share of our common stock as quoted on the New York Stock Exchange on the date of grant for purposes of determining the exercise price per share of our options to purchase common stock.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency rates, although we also have some exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Risk
Our sales contracts are denominated predominantly in U.S. dollars and, to a lesser extent, Canadian dollars. Consequently, our customer billings denominated in foreign currency are subject to foreign currency exchange risk. A portion of our operating expenses are incurred outside the United States and are denominated in foreign currencies, which are also subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Canadian dollar, Euro, and British pound. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. To date, we have not entered into derivatives or hedging transactions as our exposure to foreign currency exchange rates has not been material to our historical operating results, but we may do so in the future if our exposure to foreign currency should become more significant. Realized foreign currency transaction losses are included in net loss and were $32,000 and $108,000 in the years ended December 31, 2012 and 2013, respectively, and $36,000 and $86,000 in the nine months ended September 30, 2013 and 2014, respectively.
Inflation Risk
Inflationary factors, such as increases in our operating expenses, may adversely affect our results of operations, as our customers typically purchase services from us on a subscription basis over a period of time. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, an increase in the rate of inflation in the future may have an adverse effect on our levels of operating expenses as a percentage of revenue if we are unable to increase the prices for our subscription-based solutions to keep pace with these increased expenses.
Interest Rate Risk
As part of our build-to-suit lease arrangement, in addition to the base rent amount, we are responsible for the underlying mortgage held by the lessor, which is subject to a variable interest rate equal to the prime lending rate plus 1%. In addition, in August 2014, we entered into a $15.0 million credit facility. The credit facility is denominated in U.S. dollars and borrowings are subject to a variable interest rate equal to the prime lending rate plus 1.0%. A hypothetical 10% increase or decrease in interest rates after September 30, 2014 would not have a material impact on our results of operations, our cash flows or the fair values of our outstanding debt or financing obligations.

BUSINESS
Overview
Workiva has pioneered a cloud-based and mobile-enabled platform for enterprises to collaboratively collect, manage, report and analyze critical business data in real time. Our secure software platform, Wdesk, allows users to integrate and control all of their business data, regardless of format or location, with innovative live-linking technology. Our proprietary, integrated word processing, spreadsheet and presentation applications, built upon our data engine, allow thousands of users to collaborate simultaneously on data-linked reports and documents. Wdesk empowers our customers to dynamically define their business processes and optimize workflows so that critical data can be reported and analyzed more efficiently. Our customers can gain insights based on their trusted data, which enables better real-time decision-making. Additionally, our customers deploy our solutions to serve as a single system of record for critical data, to reduce risk and operational costs, and to increase efficiency in business reporting. As of September 30, 2014, we provided our solutions to more than 2,100 enterprise customers, including over 60% of both the Fortune 500 and Fortune 100.
Enterprises struggle to manage, report, analyze and understand their ever-expanding volume of data. Executives need to leverage this data to make real-time decisions to improve performance and reduce risk. In addition, many businesses are required to report an increasing amount of disparate information to a variety of regulators, further straining their ability to produce meaningful and consistent data and reports on a timely basis. The explosion of data within enterprises has rendered existing processes and legacy technologies inefficient at helping users find, understand and report the most critical and relevant information on a timely basis. To create business reports, many organizations rely on manual processes, large teams and a variety of point solutions, such as business productivity, email and general-purpose collaboration software. Exacerbating these challenges is the continued growth in size and complexity of many enterprises, which results in employees and data spread around the world. The stakes for enterprises are high; reporting incorrect, incomplete or untimely information exposes organizations to potential liability, reputational risk and a weakened competitive position.
Workiva empowers organizations to address these challenges by providing a cloud-based and mobile-enabled platform that we believe is fundamentally changing the way people work. Our Wdesk product platform allows multiple users to simultaneously create, review and publish data-linked documents and reports with greater control, accuracy and productivity than ever before. We offer our customers solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. Underlying these solutions is our scalable, enterprise-grade data engine that collects, aggregates and manages our customers’ unstructured and structured data. Wdesk allows users to work anytime from anywhere with an internet connection, enabling them to:

•	Create trusted datasets that are linked and aggregated throughout Wdesk documents, spreadsheets, presentations and reports.

•	Control access to datasets, reports and workflows throughout the organization and beyond.

•	Collaborate among thousands of users working in real time in a cloud-based workspace.

•	Present critical data and reports to internal and external constituents.

•	Decide with confidence based on trusted data and reports, enabling better and faster decision-making.
Wdesk allows users to define, automate and change their business processes in real time for what they need, when they need it, with little or no involvement from IT personnel. Our proprietary data engine includes live-linking technology that enables users to automatically propagate any changes to data, including numbers, text, charts and graphics, across every instance in which that data appears in the Wdesk workspace.

Live-linking allows customers to use trusted data to more quickly and accurately produce and update business reports. Wdesk provides accountability and transparency through a detailed audit trail that tracks every change made by any user over time. Control is robust, with customized permissions for each user to read, write and edit specific sections of documents.
In March 2013, we launched our Wdesk platform, under which we currently offer solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. We developed these solutions to address our customers’ immediate challenges. Our first solution was focused on SEC reporting. SEC filings, such as Form 10-K, Form 10-Q and proxy statements, are lengthy and complex documents that require significant collaboration across multiple business functions and external constituents, including auditors and lawyers. Our SEC solution enables customers to automate and improve their regulatory filing process. We have continued to add solutions to the Wdesk platform over time by identifying markets where Wdesk can address a wide range of critical business challenges for our customers. We employ a rigorous process to validate and prioritize new solution areas based on the number of customers that could benefit from a new solution and our assessment of Wdesk’s ability to address that challenge.
Our technology is enterprise grade and developed to perform at scale. Wdesk utilizes the Google Cloud Platform, which enables us to scale our compute and storage capacity on an as-needed basis. We can deploy incremental changes to our customers on a daily basis by employing a continuous delivery process supported by Agile software development methodologies and a proprietary quality assurance process. As a result, all of our customers operate on the latest version of our platform, and upgrades are applied with minimal disruption to ongoing operations. In addition, in order to keep our customers’ data secure, we have developed advanced data security protocols that augment the standard security of the Google Cloud Platform. Our architecture has proven scalability for global enterprises, as well as advantages in reliability and cloud delivery.
Our “land-and-expand” sales strategy focuses on acquiring new customers and growing our existing customer relationships. We seek to “land” new customers by using a direct-sales model. Our customer success and professional services teams help our account managers “expand” our existing customer relationships by providing advice and best practices that enable users to harness the full power of Wdesk. We believe our sales strategy positions us to build relationships over time as we add new users and solutions and expand to additional markets and geographies.
Many of the largest and most demanding enterprises in the world are our customers. Our customers span a variety of industries and include Philip Morris International Inc., Kinder Morgan, Inc., Viacom Inc., JPMorgan Chase & Co., Eli Lilly and Company, The Boeing Company, Tyco International Ltd., CenturyLink, Inc., Avis Budget Group, Inc., Wal-Mart Stores, Inc., and AR Capital, LLC. We have a broadly diversified customer base; our largest customer represented less than 2.0% of total revenue in 2013. We believe that we have exceptional customer satisfaction, as evidenced by our subscription and support revenue retention rate of 97.3% (excluding add-on seats) for the twelve months ended September 30, 2014, and Net Promoter Score (NPS) of 70 for the Wdesk platform as of January 2014. We survey our customers to determine how likely a customer is to refer others to us and calculate our NPS by taking the percentage of customers who are promoters and subtracting the percentage who are detractors.
We have experienced high revenue growth since the release of our first solution in March 2010. Our revenue increased from $14.9 million in 2011 to $52.9 million in 2012 and $85.2 million in 2013, representing a 139% compound annual growth rate. We incurred a net loss of $13.6 million in 2011, $30.4 million in 2012 and $28.0 million in 2013. For the nine months ended September 30, 2013 and 2014, our revenue grew 34.1% from $61.6 million to $82.6 million. We incurred a net loss of $22.5 million and $28.4 million for the nine months ended September 30, 2013 and 2014, respectively. Approximately 77% of our revenue in 2013 was derived from subscription and support fees, with the remainder from professional services.

Our Industry
Key Industry Trends are Driving a Fundamental Shift in How Enterprises Collect, Manage, Report and Analyze Critical Data.
Explosion of Data. According to IDC, the data universe will double every two years from 2013 to 2020. Data is often spread across hundreds of different sources and stored in conflicting formats.While many enterprises maintain data in a structured enterprise resource planning (ERP) system, IDC estimates that more than 90% of the data created is “unstructured” data, which is defined as unorganized data that resides far outside the realms of ERP. This massive increase in the amount of data available to enterprises has complicated the decision-making process.
Increasing Regulatory Requirements. Legislation, such as the Dodd-Frank Act and the Sarbanes-Oxley Act, has driven new reporting mandates. Governmental agencies charged with implementing these legislative mandates and others, such as the SEC, the Canadian Securities Administrators, the Federal Reserve System, the Federal Deposit Insurance Corporation, the U.S. Department of Energy and the U.S. Environmental Protection Agency, continue to issue regulations that implement new and increase existing reporting requirements. Regulators are also implementing new, industry-specific reporting requirements. For example, in recent years financial institutions have been required to produce reports for comprehensive capital analysis and review (CCAR), stress testing and resolution and recovery plans (RRP).
Regulators are also demanding greater standardization and structure in the data that companies report. For example, the SEC requires that public companies include “interactive data” in filed annual and quarterly reports so that an investor can immediately extract specific information and compare it to performance in past years, information from other companies and industry averages. The SEC implemented its interactive data mandate by requiring companies to tag the financial data in their filings using XBRL (eXtensible Business Reporting Language), which is a royalty-free, international information format designed specifically for business information. XBRL provides a unique, electronically readable tag for each individual disclosure item within business reports. We expect the use of XBRL in the United States to continue to grow as the Digital Accountability and Transparency Act of 2014 (DATA Act) mandates a common format for data reported to the U.S. Department of Treasury and Office of Management and Budget (OMB). In addition, XBRL tagging of filings is now required by a number of regulatory agencies outside the United States, including the Committee of European Banking Supervisors (CEBS), the United Kingdom’s HM Revenue & Customs (HMRC), and Companies House in Singapore.
Increasing Management Oversight. Enterprises are under increasing pressure to report a growing amount of information to internal management teams, boards of directors and external constituents. We believe that data needs to be collected, reported and analyzed more rapidly than ever before. Management teams are increasingly focused on leveraging data to support critical decisions. At the same time, boards of directors are pressing organizations to improve transparency in order to better fulfill their fiduciary duties.
Structural Shifts in Workforce Organization. Market dynamics and the globalization of enterprises have forced companies to change the way their employees work. Organizations are becoming increasingly global, with employees geographically distributed to support strategic and business needs. Workforce flexibility initiatives have resulted in more employees working remotely. According to Forrester, employees working at home at least once a week rose from 18% in 2010 to 27% in 2012.
Consumerization of Enterprise IT. Technical advancements in the capability of smart phones and tablets have enabled the proliferation of mobile devices across the enterprise. According to IDC, the worldwide mobile worker population will be 1.3 billion by 2015, accounting for 37.2% of the workforce. Enterprise cloud-based solutions are becoming increasingly common and are enabling employees to work from anywhere with an internet connection, often from a mobile device. The rapid advancement of consumer applications, particularly social media, have raised expectations for enterprise technology, as employees expect their workplace technology to achieve the same level of functionality, performance and ease of use as the consumer technology that permeates their daily lives.
Existing Business Processes and Solutions Are Insufficient for the Requirements of Modern Enterprises.
For many enterprises, compiling, reporting and analyzing critical data has been manual, iterative and error-prone. Large enterprises often employ hundreds or even thousands of people to manually collect data and to create and update rolling versions of draft documents and underlying spreadsheets using legacy business productivity software and niche point solutions.  Modern enterprises require a level of real-time collaboration, security and control that we believe business productivity software and point solutions do not deliver. Shortcomings of existing business processes and solutions include the following:
Access to resources is restricted. Traditional solutions require employees to be physically present at, or remotely logged into, a machine with the required technology and access permissions. Enterprise remote networks are plagued by connection and performance challenges. These impediments restrict productivity as employees attempt to complete work at home and while traveling and often lead to unapproved workarounds that may expose sensitive data.
Collaboration is inefficient and risky. Traditional office software requires one person to work on one version of a presentation or report at one time. This rigidity creates versioning challenges as concurrent versions lead to a tedious and time-consuming reconciliation process. Collaboration requires opening and closing, saving and sending, and communicating outside the document rather than inside the document, all of which add time to document creation and risk to document integrity.
Workflows are rigid and serial. Workflows for presentation and report production operate as a series of dependent events, with workers being unable to advance sections they are responsible for while they wait for their turn in the document-production process. Any section completed out of order risks data integrity and has the potential to lengthen, rather than reduce, production timelines. Unanticipated events at any step in the workflow may slow down the entire process.
Dataset creation is highly manual. Traditional dataset creation relies on ad-hoc processes and loosely defined protocols to consolidate a patchwork of disparate data sources with different owners and storage locations across the enterprise. Enterprise databases are typically controlled by IT personnel, requiring additional resources and time to query, access and manipulate data. Compiling the same dataset in future periods often requires the same amount of time as the initial effort as enterprises are unable to leverage prior work to roll forward datasets.
Edits are error prone and lack audit trails. Traditional software does not provide for linking references to a single source, so when a change is made it does not flow throughout the document. The integrity of a group of related presentations and reports is at risk every time a number is edited, and worker productivity is lost in a cycle of implementing edits and reviewing for errors. Traditional solutions do not offer visibility into the lineage of changes to a document. Audit trails often consist of unsatisfactory solutions, such as tracked changes, which can be turned off, in-line comments, which are cumbersome to manage, and versioning, which leads to inefficient workflows and reconciliation.
Control is limited. Because multiple versions of a presentation or report may be stored in numerous locations across an enterprise, it is difficult to control who can review and edit, and even more difficult to adjust these roles as the creation process evolves.

Our Market Opportunity
Our cloud-based and mobile-enabled platform enables enterprises to collaboratively collect, manage, report and analyze critical data in real time.  A 2014 independent study conducted by Frost & Sullivan, which was commissioned by us, estimated that the market for data collaboration and reporting software in 2014 will be $15.8 billion in North America and $10.6 billion in Europe, Middle East and Africa (EMEA).  The data collaboration and reporting software market addresses a portion of four defined software markets. According to Frost & Sullivan, the 2014 data collaboration and reporting software market in North America and EMEA represents the following portions of each of these software markets: $8.6 billion in governance, risk and compliance; $5.8 billion in corporate performance management; $6.5 billion in business intelligence and data analytics; and $5.5 billion in business productivity.
We currently offer solutions for compliance, risk, sustainability and management reporting, as well as enterprise risk management. Based on our internal analysis and industry experience, we estimate that the addressable market opportunity for our existing five solutions is approximately $6.7 billion annually for the U.S., Canada and Europe.
We believe that our Wdesk platform is flexible and extensible and has the potential to address a wide variety of additional business processes within the enterprise. Forrester estimates that information workers worldwide numbered 615 million in 2013 and are expected to reach 865 million by 2016. We believe that we have a substantial opportunity to offer our solution to enterprise information workers globally.

Wdesk Platform
Solutions
Compliance Reporting
Risk Reporting
Sustainability Reporting
Management Reporting
Enterprise Risk Management
Integrated Applications
Workbooks
Documents
Presentations
Binders
Certifications
Trusted Data Ecosystem
Data Collection
Live Linking
In-Memory Datastore
Structured Data
ERP
Unstructured Data
.XLSX
Excel
.DOCX
Word
.PPTX
PowerPoint
.PDF
PDF
Email
Paper

The Workiva Solution
We change the way enterprises and their employees work, enabling the redesign of risky and inefficient business processes through our cloud-based and mobile-enabled platform.
Widely Accessible Cloud-based Collaboration Platform. Our platform enables multiple users to draft, edit and comment within the same document, spreadsheet, presentation or report at the same time from any location with internet access. Our suite of intuitive applications provides users with an experience that builds on familiar business productivity applications. Users are able to edit, comment and respond, allowing collaboration in real time. Users are also empowered with a complete picture of progress in real time, helping managers to track completion and users to synchronize sections assigned to them with sections assigned to others.
Integrated Platform of Business Productivity Applications. We designed the Wdesk platform as an integrated suite of word processing, spreadsheet and presentation applications that enables users to leverage their structured and unstructured business data regardless of where it resides. Wdesk also provides a certification application that allows any Wdesk viewer to attest to the accuracy and completeness of reports. Users can create data collection and report certification workflows, assign and distribute them within their organization, and monitor the process with a real-time dashboard.
Trusted Ecosystem for Critical Business Data. Our platform captures a complete history of a document’s lineage, from the most granular edit to a spreadsheet cell formula to key document milestones. At the same time, Wdesk provides document owners the ability to manage document permissions down to a single section of a document. The ability to control access and user permissions with this level of granularity enables document owners to respond to evolutions in team composition and collaboration requirements. Ultimately, the robust audit and access control capabilities create transparency, accountability, integrity and confidence in the data creation and report generation workflows.
Enterprise Grade and Built for Scale. Our cloud platform allows enterprises to implement and rapidly scale users and solutions within hours, regardless of how large or complex. Our customers can access and deploy our service without the need to install and maintain costly infrastructure hardware and software necessary for on-premise deployments.
Secure Architecture. An independent auditor other than our independent registered public accounting firm conducts an annual examination of our security controls using the widely recognized SSAE 16 SOC 1 Type 2 standard. This standard is designed to determine whether a company has reliable and suitably designed controls and safeguards as a host and processor of customer information. To protect our customers’ data we use advanced encryption and security techniques such as sharding, which partitions data to multiple servers. Our platform undergoes regular security audits by our customers and independent security firms.
Ability to Dynamically Define and Change Business Processes. Wdesk frees users from the confines of traditional business processes by allowing them to dynamically define processes on-demand to support evolving business needs. Wdesk enables multiple users to work in concert, allowing teams to redefine workflows and business processes without the traditional challenges of data integrity, personnel limitations and legacy software limitations. Users can make progress on different sections at different paces, and redefine the workflow as needed to adapt to circumstances specific to the production of a single document or report. At the same time, managers gain an added level of insight into organizational dependencies, enabling them to reassign workflow and resources to further increase efficiency and reduce operational cost.
Benefits of Our Solution
The key benefits of using our software solutions are recognized by a wide range of decision-makers and other users across our customers’ organizational structures.
Benefits to Our Customers Who Are Decision-Makers
Reduce Risk. Managers rely on Wdesk to help them make better decisions. Through the use of linked data, decision-makers can trust that Wdesk presentations and reports are up to date and consistent, reducing the risk of making decisions based on incorrect data and reporting incorrect data externally. Wdesk ensures that presentations and reports are published using the correct business rules, formats and XBRL protocols.

Improve Data Transparency. Numbers, text, charts and graphics in presentations and reports can be intelligently linked to an organization’s central repository for critical data, or “single source of truth,” within Wdesk, and each data point has its own history of changes, or data lineage. Decision-makers at our customers benefit from the ability to drill down into each discrete data point, which increases data transparency, visibility and, therefore, trust of critical business data across an organization.
Report with Greater Frequency. Many critical presentations and reports are published infrequently due to the difficulties associated with collecting data, compiling inputs across teams, and iterating revisions. Within the Wdesk platform, documents, data and graphics remain intelligently linked, allowing presentations and reports to be easily updated and synchronized and published with greater frequency.
Enable Real-time Decision-Making. Wdesk’s live-linking and data-auditing capabilities significantly enhance data integrity, such that Wdesk can become the centralized, trusted data repository within our customers’ critical business data ecosystem. The use of verified data from trusted sources to compile timely reports with less risk and greater transparency and frequency allows decision-makers to make better informed, real-time decisions.
Benefits to Our Customers Who Are End Users
Ubiquitous Access. Users can access our platform through a web-based interface and our mobile application anywhere an internet connection is available. By providing flexible access to our solutions, end users can be productive at their workplace, in their homes or on-the-go.
Faster Time to Value. Wdesk is designed to be deployed in hours or days with little or no involvement from a customer’s IT organization. Wdesk’s user interface is highly intuitive and can be learned by end users quickly, enabling new users to make immediate contributions to presentations and reports.
Better Collaboration with Internal and External Constituents. Our platform enables multiple users to draft, edit and comment within the same document, spreadsheet, presentation or report at the same time from any location with internet access. Users are able to comment and respond, allowing interactive collaboration in real time.
Higher Job Satisfaction. Wdesk helps end users be more efficient and flexible, which we believe leads to greater job satisfaction, employee retention, cross-role training and career mobility.
Greater Efficiency through Data Linking. Because the Wdesk platform acts as an organization’s “single source of truth,” users save time by avoiding the need to input, update and cross-check the same data referenced in multiple, disparate presentations and reports.
Our Growth Strategy
We strive to change the way businesses collect, manage, report and analyze critical business data. Key elements of our growth strategy include:
Pursue New Customers. Our primary growth strategy is to sell the Wdesk platform to new customers. Our first solution was focused on SEC reporting and enabled customers to automate and improve their regulatory filing process. In March 2013, we launched our Wdesk platform, under which we have expanded our offerings to five solutions. We continue to attract the majority of our new customers with our compliance reporting solutions, and we believe we can continue to take market share from our competitors in this market. We intend to build our sales and marketing organization and leverage our brand equity to attract new customers. We have customers in multiple end markets, and we intend to seek attractive new markets. During the twelve months ended September 30, 2014, we added 446 new customers.
Generate Growth From Existing Customers. Wdesk exhibits a powerful network effect within an enterprise, whereby the usefulness of our platform increases as the number of users and the data that resides in it grows. As more employees of our customers use Wdesk, additional opportunities for collaboration drive demand among their co-workers for add-on seats of existing solutions. We intend to expand within current customers by adding new users for existing solutions as well as adding more solutions per customer.
Grow Our International Footprint. For the nine months ended September 30, 2014, we generated approximately 95% of our revenue in the United States. However, the growth drivers for our solution are similar in other parts of the world, including the need to reduce errors and risk, improve efficiency and respond to increasing regulatory requirements. For example, corporate sustainability reporting is mandatory for large companies in Europe. The European Commission has estimated its mandate will impact over 6,000 companies. Accordingly, we plan to increase our sales presence in Europe.
Extend Our Suite of Solutions. We intend to introduce new solutions to continue to meet growing demand for the creation, collaboration, presentation and analysis of critical business data. Our close and trusted relationships with our current customers are a source of new use cases, features and solutions for our solution roadmap. We have a disciplined process for tracking, developing and releasing new solutions that are designed to have immediate, broad applicability, a strong value proposition and a high return on investment for both Workiva and our customers. Our solution strategy and advance planning groups assess customer needs and conduct industry-based research, market and domain analysis and prototype development. This process involves our sales and product marketing, customer success, professional services, research and development, finance and senior management teams.
Develop New Data Solutions. We believe we are the first integrated platform technology company to build a secure data ecosystem to manage structured and unstructured critical business data that spans data collection, reporting and decision-making. Because of the strength of our platform, our customers are increasingly using Wdesk as their central repository for critical data, and often regard Wdesk as their organization’s “single source of truth.” We believe this provides us with the following opportunities to develop new data solutions:

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Data warehousing and analysis - We may choose to provide solutions that allow users to compare historical trends in their data over time, which may result in improved analysis of historical data and better decision-making processes for our users.

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Semantic linking and tagging of data - We may choose to allow users to tag their data on the Wdesk platform with additional contextual information, making this data much more useful to the entire organization. Tagged data can be used to empower users to run powerful “point-and-click analyses” that we may choose to provide in the future, bypassing the need for users to utilize traditional pivot tables or learn complicated spreadsheet-based formulas.

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Real-time risk management - Many companies report risk on an annual, semi-annual, or quarterly basis; however, using the Wdesk platform, organizations can manage based on current risk levels, rather than report on historical risk levels. In the future, we may choose to market the ability for organizations to utilize Wdesk to manage real-time risk decisions.

Wdesk Product Platform
Our Wdesk product platform includes solutions that enable enterprises to collect, manage, report and analyze their critical data. Each solution is marketed for a specific use case and shares the same underlying Wdesk technology. Our solutions include:
Compliance Reporting
We market our compliance reporting solution primarily to public companies that use it to prepare and file regulatory reports, to create investor communications and to design and manage internal control processes. We developed our integrated compliance reporting solution to give customers control over the entire SEC reporting process, from data collection to document drafting through filing. Our SEC reporting solution allows our customers to prepare and file all major SEC reports, such as Form 10-K, Form 10-Q and Form 8-K, as well as registration statements, proxy statements and Section 16 reports. Features tailored to the SEC reporting process include the capability to concurrently create reports in the HTML format required for filing on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and the ability to perform XBRL tagging. Canadian issuers can use our compliance reporting solution to draft and file reports on Canada’s System for Electronic Document Analysis and Retrieval (SEDAR). Our compliance reporting solution also enables customers to create press releases, slide presentations and other investor relations materials with data linked to the corresponding filing. In addition, customers can use our compliance reporting solution to create and track process narratives and flows, matrices, and other documentation required to implement the assessment and audit of internal controls over financial reporting required by the Sarbanes-Oxley Act. Implementing our compliance reporting solution allows customers to create a fully integrated, parallel process across each of these areas, thereby saving time, increasing accuracy and reducing costs.
Risk Reporting
An evolving regulatory environment and ever-changing mandates are driving significant complexity in risk reporting, which is often carried out by teams scattered across different departments and geographies. Examples of regulations driving the need for our risk reporting solution include the Dodd-Frank Act, Basel III, Capital Requirements Regulation (CRR) and Capital Requirements Directive (CRD). We market our risk reporting solution primarily to financial services customers for the following use cases:

•	Resolution and recovery plans;

•	Comprehensive capital analysis and review (CCAR);

•	Stress testing;

•	Enterprise risk; and

•	Own risk and solvency assessment (ORSA).
With our solutions, risk management practices can be integrated throughout the organization while maintaining information privacy, audit trails and security resulting in highly efficient and transparent regulatory compliance.
Sustainability Reporting
Our sustainability reporting solution is designed to address evolving global standards of corporate sustainability reporting. Our solutions are tailored to meet the requirements of common frameworks, such as the Carbon Disclosure Project (CDP), Dow Jones Sustainability Indices (DJSI), and Global Reporting Initiative (GRI). We market our sustainability reporting solution primarily for the following use cases:

•	Sustainability risk;

•	Environment, health and safety (EHS) data management;

•	Supplier data management; and

•	Supplier assessments.
Each organization has a unique approach to sustainability, and our Wdesk platform provides the flexibility to gather data from disparate sources, optimize workflows and develop custom, iterative and repeatable reports.

Management Reporting
Teams across enterprises are increasingly being asked to create complex financial and managerial reports to better drive real-time business decisions. Our management reporting solution is designed to improve the integrity and accuracy of management reports and the productivity of employees engaged in these reporting workflows. Our management reporting solution may be suitable for public, private, governmental and non-profit enterprises, primarily for the following use cases:

•	Strategic planning budget and forecasting;

•	Board committee and quarterly reporting;

•	C-Suite reporting;

•	Monthly operation and flash reports; and

•	Annual audit reports.
Our management reporting solution improves transparency by seamlessly connecting data to all desired locations and increases efficiency by eliminating manual, monthly roll forwards.
Enterprise Risk Management
We have begun to market our enterprise risk management solution as a tool for executives to identify systemic risks, determine risk probabilities, assess risk magnitude and plan strategic responses. This solution is designed to help executives analyze the data collected and aggregated by Wdesk and make real-time enterprise risk management decisions.
Our Platform Technology
Wdesk is the cloud-based, multi-tenant technology platform upon which all Workiva software solutions run. Wdesk is built upon the Google Cloud Platform and Amazon Web Services and is composed of proprietary and open-source technologies. Users can access all Wdesk solutions via any standard web browser, mobile web browsers and a native Apple iPad application. We believe that the following characteristics make our platform technology one of our key competitive advantages:
Easy to Deploy and Configure. The Wdesk platform can be deployed enterprise-wide within hours for new customers and can be seamlessly configured by the customer for individual employees or entire teams. Because our solutions are browser-based, customers avoid costly, time-intensive deployments typically associated with enterprise software.
High Performance. The performance of the Wdesk technology platform has been tested and proven by some of the largest, most demanding enterprises in the world. Our platform is built for organizations of all sizes, from those with tens of users to those with hundreds of thousands of users. The architecture, design, deployment and management of our solutions are focused on enterprise-grade scalability, availability and security. Our underlying code base of approximately 10 million lines of code is continually optimized in order to ensure high performance for our users.
Always On. Our customers are highly dependent on our solutions for their reporting and performance management needs. As a result, Wdesk is designed as an “always on” service. Additionally, constant customer collaboration and development iteration allows us to release a new version of Wdesk nearly every day, without the need for our customers to use costly IT resources.
Scales Rapidly. Wdesk is designed to support concurrent user sessions within a global enterprise, managing hundreds of millions of data elements while continuing to deliver rapid processing performance. A number of our enterprise customers have reported millions of links to single sources of data, among multiple documents, spreadsheets and presentations, without any noticeable negative effects on performance. Wdesk is designed to support millions of end users as a result of its scalability and our relationship with the Google Cloud Platform and Amazon Web Services.
Secure. Many of the largest enterprises in the world trust us with their most sensitive data. Wdesk employs stringent data security, reliability, integrity and privacy practices. In addition to our continuous customer security audits, we aggressively test the security of our operations by subjecting them to ongoing penetration and vulnerability testing. The quality of our data security efforts is validated by our annual completion of an independent audit process using the SSAE 16 SOC 1 Type 2 standard. In addition to the physical, operational and infrastructure security precautions provided by our technology partners, Google and Amazon, we also employ additional proprietary security layers to protect our customers’ data, including methods for storing user data in separate, discreet code modules and encrypting all user data at rest.
Research and Development
Our research and development team is distributed among nine office locations in North America, including our headquarters in Ames, Iowa.
Our research and development efforts are focused on improving the Wdesk platform for broad use across all of our solutions, rather than developing custom use cases or vertically-focused features. Our development teams can deploy incremental changes to our platform for our customers on a daily basis. We employ a continuous delivery process supported by Agile software development methodologies and a proprietary quality assurance process. Our spending on research and development reached $33.4 million in 2013, up 82.1% from $18.3 million in 2012 due mainly to higher headcount to support the continued addition of features to our platform.
To ensure new features are intuitive and efficient, each development team has a dedicated user interface designer who is focused on delivering an optimized user experience. Additionally, we continuously test our software code using a combination of quality assurance personnel and a proprietary automated testing suite. We believe our focus on user experience and our rigorous quality assurance culture are key differentiators that contribute to the success of our Wdesk platform.
Our Customers
Workiva is trusted by thousands of organizations, including global enterprises with hundreds of thousands of employees. As of September 30, 2014, we had more than 2,100 customers, including over 60% of both the Fortune 500 and Fortune 100. Our solutions change and optimize the way our customers do their work. Our customers are passionate, loyal supporters of our solutions, as demonstrated by our subscription and support revenue retention rate of 97.3% (excluding add-on seats) for the twelve months ended September 30, 2014.

Our customers operate in a wide range of industries and include the following:

Manufacturing & Materials
Ashland Inc.
Chicago Bridge & Iron Company N.V.
Cummins Inc.
General Dynamics Corporation
The Mosaic Company
Mohawk Industries, Inc.
Precision Castparts Corp.
The Boeing Company
The Coca-Cola Company
The Goodyear Tire & Rubber Company

Energy & Utilities
The AES Corporation
American Electric Power Company, Inc.
CenterPoint Energy, Inc.
Chevron Corporation
Halliburton Company
HollyFrontier Corporation
Kinder Morgan, Inc.
Marathon Oil Corporation
PBF Energy Inc.
TransCanada Corporation
Valero Energy Corporation

Financial Services
American Equity Investment Life Holding Company
Aon plc
Credit Suisse Group AG
Freddie Mac
INTL FCStone Inc.
JPMorgan Chase & Co.
Marsh & McLennan Companies, Inc.
Raymond James Financial, Inc.
SunTrust Banks, Inc.

Healthcare Cardinal Health, Inc. Catamaran Corporation Eli Lilly and Company Medtronic, Inc. Perrigo Company plc	Media & Entertainment CBS Corporation Liberty Global plc Meredith Corporation Omnicom Group Inc. Viacom Inc.	Real Estate Acadia Realty Trust AR Capital, LLC Kilroy Realty Corporation Tanger Factory Outlet Centers, Inc. Two Harbors Investment Corp. Washington Real Estate Investment Trust

Retail CST Brands, Inc. The Gap, Inc. The Home Depot, Inc. Mohawk Industries, Inc. Sears Holdings Corporation Target Corporation Wal-Mart Stores, Inc.	Consumer Goods Energizer Holdings, Inc. Philip Morris International Inc. Whirlpool Corporation	Services Dex Media, Inc. Tyco International Ltd.

	Transportation Avis Budget Group, Inc. C.H. Robinson Worldwide, Inc. Delta Air Lines, Inc.	Technology & Telecom CenturyLink, Inc. EMC Corporation eBay Inc. MasterCard Incorporated Google Inc. Tech Data Corporation

Case Studies
We believe that the following case studies are representative examples of how our customers have benefited from our solutions.
Wal-Mart Stores, Inc.
Situation. Operating over 11,100 retail units under 71 banners in 27 countries, Wal-Mart Stores, Inc. needed a solution that could provide real-time collaboration and streamline data collection and reporting for compliance, investor relations, global sustainability and internal management.
Solution. In May 2011, Wal-Mart began using our solution to bring SEC filing in-house. Different divisions across the company quickly recognized the efficiencies associated with the live-linking, control and audit features of our platform. Wal-Mart’s investor relations team soon adopted our solutions for earnings releases and executive call scripts. Wal-Mart’s global sustainability reporting team, which collects and consolidates vast amounts of data across different formats and myriad locations, found that Wdesk streamlined Wal-Mart’s data collection process.
Results. Today, Wal-Mart uses Workiva’s solutions across many different departments, including SEC, investor relations, sustainability, internal accounting and management reporting. Wal-Mart has nearly tripled its number of seats since its initial deployment of 45 users. Workiva also has a consulting engagement with Wal-Mart to help it automate and simplify the preparation of workbooks and reports. The Wdesk platform helps Wal-Mart keep its global data updated with increased control and accountability, at greater accuracy and reduced cost.
Aon plc
Situation. Aon plc is one of the largest insurance brokers in the world, with over 500 offices worldwide, serving 120 countries and employing 65,000 people. Aon was looking for help with measuring and reporting its risk exposure and internal controls for SEC and Sarbanes-Oxley reporting purposes, as its existing approaches were inefficient and error-prone.
Solution. Aon initially implemented our platform for SEC reporting. The SEC users found immediate time savings by linking data, being able to easily roll forward each quarter, and having a central, trusted source for “as reported” data. Soon, colleagues in investor relations began using Wdesk for the company’s Form 8-K filings. In July 2014, 90 users across Aon turned to Wdesk to complete the Sarbanes-Oxley section 302 report. The report, normally a highly challenging exercise given the amount of data collection and certifications required from numerous people, was completed seamlessly in Wdesk. Aon was consequently able to automate Sarbanes-Oxley data collection and certify it from around the globe.
Results.    Wdesk allows Aon to cross geographic boundaries seamlessly to control and report on risk that is critical not only to how Aon manages its business, but also to the solutions and services that the company offers to its customers. Aon reports that Wdesk saves it eight days each quarter on SEC filings. Through Wdesk, Aon’s data collection process is faster and more complete, allowing it to make decisions real-time.
The AES Corporation
Situation. The AES Corporation is a global power company that owns and operates a diverse portfolio of electricity generation and distribution businesses with 17,800 employees in 20 countries. As part of its performance improvement program, the company continuously seeks solutions that improve the effectiveness and efficiency of its operations, including with respect to financial reporting.  AES considered Wdesk based on its ability to report to different regulators across geographic boundaries, collaborate across business units, and make decisions based on real-time data.

Solution. In June 2013, AES migrated from a competing solution to Wdesk for SEC reporting. Wdesk enhanced AES’ ability to compile, manage and control its business data in a single platform, thus simplifying the process of consolidating and reporting financial information. In May 2014, the AES investor relations team began using Wdesk for earnings releases, Form 8-K filings, and conference call scripts and preparation materials. Wdesk allowed the company to streamline its roll-forward process, and allowed for greater automation in the reporting process. Today, AES employs the Wdesk platform across many different divisions and geographies.
Results. According to AES, the Wdesk platform enables a single user to update four financial reports at the same time, which increases the effectiveness of controls with greater efficiency.  AES indicates that numerous processes across the organization have become more efficient as contributors and reviewers in the Wdesk platform can provide real-time comments and feedback. By implementing Wdesk, AES controls business data and reporting around the globe, saving time and resources while providing critically needed accountability.
Our Competition
The intensity and nature of our competition varies significantly across our different solutions, as changes in regulation and market trends result in evolving customer requirements for enterprise software. Our primary competition includes:

•	Manual business processes that rely on legacy business productivity tools;

•	Diversified enterprise software providers;

•	Niche software providers who provide point solutions;

•	Providers of professional services, including consultants and business and financial printers;

•	Governance, risk and compliance software providers; and

•	Business intelligence / corporate performance management software providers.
As our market grows, we expect it will attract more highly specialized software vendors as well as larger vendors that may continue to acquire or bundle their products more effectively.
The principal competitive factors in our market include: product features, reliability, performance and effectiveness; product line breadth, diversity and applicability; product extensibility and ability to integrate with other technology infrastructures; price and total cost of ownership; adherence to industry standards and certifications; strength of sales and marketing efforts; and brand awareness and reputation. We believe that our cloud-based and mobile-enabled platform is, and will continue to be, an advantage that helps us compete favorably.
Sales and Marketing
Our “land-and-expand” sales strategy focuses on acquiring new customers and growing our existing customer relationships. We believe that we have penetrated only a small fraction of our market opportunity, and we intend to invest in sales and marketing to drive growth. We employed a total of 228 sales and marketing personnel as of September 30, 2014.

Sales
Our sales organization is responsible for generating new customer opportunities and managing add-on sales. We believe our direct sales approach allows us to most efficiently reach our prospects and customers. Our sales organization comprises business development managers, new account managers and current account managers, all of whom are responsible for achieving quotas.
Our business development managers generate high-quality, cost-effective leads and meetings for our new account managers. Our new account managers are segmented by solution, industry and geography to best meet the needs of prospective customers. Our current account managers focus on helping existing customers expand the use of Wdesk solutions into new use cases and across functional areas within their organizations.
We expect to continue to build our sales headcount in our current markets, as well as expand our sales footprint into countries where we currently do not have a direct-sales presence. To achieve this growth, we plan to continue to hire energetic and motivated sales people with experience in large enterprise software sales organizations. We believe that our approach to hiring sales people will allow us to retain sales talent and continue to drive growth.
Marketing
Our marketing organization comprises three segments: advance planning, product marketing and outbound marketing. Our advance planning team assesses customer needs, conducts industry-based research and defines new markets. Our product marketing team creates and packages our marketing message and develops marketing and sales strategies. Our outbound marketing team focuses on organic demand generation by building market awareness of our platform and solutions, generating customer leads, and managing our brand equity and customer loyalty. This team is also responsible for industry analyst relationships, digital and print campaigns, and sponsoring events and professional organizations, including the SEC Professionals Group. Additionally, the outbound marketing team hosts our annual user conference, The Exchange Community (TEC). TEC brings our customers, developers, professional services and customer success managers together to learn and collaborate. TEC is our largest user event each year and features sessions with industry thought leaders, business networking events and opportunities to share ideas for enhancements and use cases.
Customer Success and Professional Services
We believe our customer success and professional services teams are essential elements of our long-term success and differentiate our service from our competitors. The performance of these teams contributed to a 95% customer satisfaction rating on a survey that we conducted as of June 30, 2014.
Our customer success team provides support to our customers with in-depth knowledge and continuity for each customer’s processes and the Wdesk solutions used by them. As of September 30, 2014, we had 195 customer success team members, who provide 24/7 live customer support via phone, digital messaging and web conferencing. A customer success manager is assigned to each customer and is accountable for that customer’s satisfaction with our solutions. We carefully train our customer success employees and segment them for each solution and market focus. As part of our knowledge commitment, we created the Workiva employee university, featuring an in-house, e-learning curriculum. This is designed to help customer success and other employees keep current with industry and technology issues. In 2013, employees spent thousands of hours learning online or in person at instructor-led courses. We also pay for employees to maintain professional certifications and licenses that are important to our customers, and we host regular employee education sessions on business, industry, technology and workplace topics.

Our professional services team performs XBRL mapping, tagging and review for our customers and also provides training and other services. We typically require our professional services managers to have prior accounting or financial reporting experience. As of September 30, 2014, we had 104 professional services employees.
Intellectual Property
Our intellectual property and proprietary rights are important to our business. To safeguard these rights, we rely on a combination of patent, trademark, copyright and trade secret laws and contractual protections in the United States and other jurisdictions.
As of September 30, 2014, we had 5 issued patents and 13 patent applications pending in the United States relating to our platform. We cannot assure you whether any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow or otherwise limit our claims. Any patents issued may be contested, designed around, found unenforceable, or invalidated, and we may not be able to prevent third parties from infringing them. We also license software from third parties for integration into our solutions, including open source software and other software available on commercially reasonable terms. We cannot assure you that such third parties will maintain such software or continue to make it available.
We control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, end-customers, and partners, and our software is protected by U.S. and international copyright laws. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology. In addition, we intend to expand our international operations, and effective patent, copyright, trademark, and trade-secret protection may not be available or may be limited in foreign countries.
If we become more successful, we believe that competitors will be more likely to try to develop solutions and services that are similar to ours and that may infringe our proprietary rights. It may also be more likely that competitors or other third parties will claim that our platform infringes their proprietary rights.
Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the enterprise software industry have extensive patent portfolios and are regularly involved in both offensive and defensive litigation. From time to time, third parties, including certain of these leading companies, may assert claims of infringement, misappropriation or other violations of intellectual property rights against us, and our standard license and other agreements obligate us to indemnify our customers against such claims. Successful claims of infringement by a third party could prevent us from distributing certain solutions or performing certain services, require us to expend time and money to develop non-infringing solutions, or force us to pay substantial damages (including enhanced damages if we are found to have willfully infringed patents or copyrights), royalties or other fees. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a higher risk of being the subject of intellectual property infringement claims from third parties. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents, copyrights or other proprietary rights.
We have registered the “Workiva,” “Wdesk” and “WebFilings” trademarks and logos with the United States Patent and Trademark Office and in several jurisdictions outside the United States. We have also registered other trademarks in the United States and in other jurisdictions outside the United States. In addition, we intend to expand our international operations, and we cannot assure you that these names will be available for use in all such jurisdictions.

Litigation
From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of any currently pending legal proceedings to which we are a party will not have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
Employees
As of September 30, 2014, we had 949 full-time employees, including 299 in customer success and professional services, 228 in sales and marketing, 289 in research and development and 133 in general and administrative functions. Our headcount as of September 30, 2014 increased 31% from our headcount as of September 30, 2013. None of our employees is represented by a labor organization or is a party to any collective bargaining arrangement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.
Facilities
Our corporate headquarters is located in Ames, Iowa, where we lease approximately 120,000 square feet of office space. We also lease office facilities in eleven U.S. cities located in Arizona, California, Colorado, Georgia, Illinois, Montana, New York, Texas and Washington. Internationally, we lease offices in Ontario and Saskatchewan, Canada and the Netherlands. We believe that our facilities are sufficient for our current needs, and that if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

MANAGEMENT
Executive Officers, Key Employees and Directors
The following table sets forth the name, age as of December 8, 2014 , and titles of our executive officers, key employees, directors and director nominees following the corporate conversion:

Name	Age	Position
Matthew M. Rizai, Ph.D.	58	Chairman and Chief Executive Officer
Martin J. Vanderploeg, Ph.D.	58	President, Chief Operating Officer and Director
Jeffrey D. Trom, Ph.D.	54	Executive Vice President and Chief Technology Officer
Michael S. Sellberg	48	Executive Vice President and Chief Product Officer
Joseph H. Howell	62	Executive Vice President, Strategic Initiatives
J. Stuart Miller	54	Executive Vice President, Treasurer and Chief Financial Officer
Troy M. Calkins	48	Executive Vice President, Secretary and General Counsel
Jill E. Klindt	38	Vice President and Chief Accounting Officer
Michael M. Crow, Ph.D.(1)	59	Nominee for Director
Robert H. Herz(1)	61	Nominee for Director
Eugene S. Katz(1)	69	Nominee for Director
David S. Mulcahy(1)	62	Nominee for Director
Suku Radia(1)	63	Nominee for Director
___________________________________________

(1)
Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia have consented to being named herein as nominees for director. Mr. Katz is expected to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part and the remaining nominees are expected to join our board of directors upon completion of this offering.

The following is a biographical summary of the experience of our executive officers, directors and key employees:
Matthew M. Rizai, Ph.D. Mr. Rizai has served as the Chief Executive Officer and a Managing Director of Workiva LLC since 2009 and following the corporate conversion will serve as the Chairman of the board of directors and Chief Executive Officer of Workiva Inc. He has over 20 years of experience as a Mechanical Engineer and nearly 15 years of experience leading technology companies. Prior to founding Workiva, Mr. Rizai was the Chairman and Chief Executive Officer of Engineering Animation, Inc. (NASDAQ: EAII) (EAI) from 1990 to 2000, when it was acquired by Unigraphics Solutions (now part of Siemens USA). Prior to EAI, Mr. Rizai was a senior research engineer at General Motors Research Laboratories, an analyst at Arch Development Corporation, and a development engineer at Ford Motor Company. He also co-founded Computer Aided Design Software, Inc. Mr. Rizai is a board member of Stafford Development Company, a real estate, hospitality, restaurant and health care services company based in Tifton, GA. He also serves on the board of 10X Technology LLC. Mr. Rizai earned a B.S., M.S. and Ph.D. in Mechanical Engineering from Michigan State University and an M.B.A. from the University of Chicago Booth School of Business.
As one of our founders, Mr. Rizai brings to our board valuable perspective, extensive experience and a deep understanding of our business. Mr. Rizai also contributes to our board of directors significant executive leadership and operational experience in both the private and public sector.

Martin J. Vanderploeg, Ph.D. Mr. Vanderploeg has served as the Chief Operating Officer and a Managing Director of Workiva LLC since 2008 and following the corporate conversion will serve as the President, Chief Operating Officer and a director of Workiva Inc. He has over 20 years of experience in mechanical engineering and advising early stage technology companies. Prior to founding Workiva in 2008, Mr. Vanderploeg was a founder of EAI and served as EAI’s Executive Vice President from 1993 until EAI was acquired by Unigraphics Solutions in 2000. Mr. Vanderploeg served as Chief Technology Officer of EAI from 1989 to 1999. Following the acquisition of EAI, Mr. Vanderploeg continued to be an advisor to various technology start-up companies. Prior to EAI, Mr. Vanderploeg was a tenured professor of mechanical engineering at Iowa State University from 1985 to 1993 and was the founder and director of the Iowa State University Visualization Laboratory. Mr. Vanderploeg earned a B.S., M.S. and Ph.D. in mechanical engineering from Michigan State University.
As one of our founders, Mr. Vanderploeg contributes to our board of directors an in-depth understanding of our business as well as valuable perspective and extensive experience. Mr. Vanderploeg also brings to the board of directors significant operational experience and knowledge of our industry.
Jeffrey D. Trom, Ph.D. Mr. Trom has served as the Chief Technology Officer and a Managing Director of Workiva LLC since 2008 and following the corporate conversion will serve as the Executive Vice President and Chief Technology Officer of Workiva Inc. He has over 20 years of experience working with information technology and development. Prior to founding Workiva, Mr. Trom was a founder of EAI and served as EAI’s Vice President from 1990 and as Chief Technology Officer in charge of software architecture, development and deployment from 1999 until EAI was acquired by Unigraphics Solutions in 2000. Thereafter, Mr. Trom served as a technical consultant for various technology companies, including Electronic Data Systems from 2000 to 2002. He is president of the board of Middle Creek Montessori, a non-profit school in Bozeman, Montana. Mr. Trom earned a B.S. and M.S. in Mechanical Engineering from University of Iowa and a Ph.D. in Mechanical Engineering from Iowa State University.
Michael S. Sellberg. Mr. Sellberg served as the Chief Marketing Officer and a Managing Director of Workiva LLC from 2009 to August 2014, has served as the Chief Product Officer and a Managing Director since September 2014, and following the corporate conversion will serve as the Executive Vice President and Chief Product Officer of Workiva Inc. He has over 20 years of experience in software development, product marketing and operations management. From 2005 to 2009, Mr. Sellberg was Executive Vice President of Operations and Chief Technology Officer of iMed Studios, a digital agency and web studio owned by the Publicis Healthcare Communications Group. From 1998 to 2000, he was Divisional General Manager at EAI and Executive Director of Operations for EAI’s online collaboration solution, eVis. After EAI was acquired by Unigraphics Solutions in 2000 and until 2005, Mr. Sellberg led the Teamcenter product management team for Unigraphics. Mr. Sellberg earned a B.S. in Mechanical Engineering from University of Missouri-Rolla and an M.S. in Engineering Mechanics from Iowa State University.
Joseph H. Howell. Mr. Howell has served as a Managing Director of Workiva LLC since 2008 and following the corporate conversion will serve as the Executive Vice President for Strategic Initiatives of Workiva Inc. He has over 25 years of experience in senior financial management and SEC reporting experience, including with early stage companies. Prior to founding Workiva in 2008, Mr. Howell was the Managing Director of Financial Intelligence, LLC from 2007 until 2008. From 2002 to 2004, Mr. Howell served as Chief Financial Officer of Eid Passport, and, from 2000 to 2002, he was the Chief Financial Officer of Webridge, Inc., which was acquired by Click Commerce. He was also the Chief Financial Officer from 1998 to 2000 of EMusic.com (NASDAQ: EMUS), which was acquired by Universal Music Group. In addition, Mr. Howell served as the Chief Financial Officer of Merix Corporation (NASDAQ: MERX) from 1995 to 1998, Acting Chief Financial Officer for Borland Software (NASDAQ: BORL) from 1994 to 1995, and the Chief Accounting Officer for BORL from 1988 to 1995. Mr. Howell is a certified public accountant

(inactive), and he earned a B.A. from the University of Michigan and an M.S. in Accounting from Eastern Michigan University.
J. Stuart Miller. Mr. Miller has served as the Chief Financial Officer of Workiva LLC since April 2014 and following the corporate conversion will serve as the Executive Vice President, Treasurer, and Chief Financial Officer of Workiva Inc. He has over 25 years of experience advising on mergers and acquisitions and capital raising for various companies. Prior to joining Workiva in April 2014, Mr. Miller was a Managing Director of Colonnade Advisors, a mergers and acquisitions advisory firm that he founded in 1999. Previously, he was a Managing Director in the Investment Banking Department of J.P. Morgan. Mr. Miller joined J.P. Morgan from Credit Suisse First Boston, where he had worked in the Investment Banking Department. He earned a B.A. from Washington & Lee University and an M.B.A. from Harvard Business School.
Troy M. Calkins. Mr. Calkins has served as the General Counsel of Workiva LLC since February 2014 and following the corporate conversion will serve as the Executive Vice President, Secretary and General Counsel of Workiva Inc. Prior to Workiva, he was a partner at Drinker Biddle & Reath LLP, where he spent 19 years in the firm’s Corporate and Securities Practice Group. His practice focused on counseling both private and public companies on legal strategy, corporate compliance and governance, and private and public securities offerings. Mr. Calkins served as a member of the legal team on all of EAI’s public offerings. He earned a B.A. from Michigan State University and a J.D. from the University of Michigan Law School.
Jill E. Klindt. Ms. Klindt has been with Workiva LLC since 2008 and is currently serving as Senior Director of Finance and Accounting. Following the corporate conversion, she will serve as Vice President and Chief Accounting Officer of Workiva Inc. Prior to Workiva, she was a Financial Analysis Manager at Financial Intelligence, LLC. Previously, she was a Financial Consultant at Wells Fargo Financial, a Senior Financial Analyst at CitiMortgage, a Financial Accounting Analyst at Principal Residential Mortgage, and an Accountant at both Prairie iNet and EAI. She is a certified public accountant (inactive) and earned a B.S. in Accounting from Iowa State University.
Certain Prior Legal Proceedings
In 1999, EAI and certain of its officers, including Mr. Rizai and Mr. Vanderploeg, were named in stockholder class action lawsuits alleging misstatements by EAI and challenging EAI’s accounting treatment of certain matters after EAI restated its financial statements. After certain of the claims made in these lawsuits were dismissed, the remaining claims were settled under insurance coverage for $7.5 million without any admission of wrongdoing or liability on the part of any of the defendants. In late 2000, the SEC entered an order directing that EAI and its former Vice President and Co-General Manager of Software, who had been terminated by EAI, cease and desist from violating certain provisions of the federal securities laws and related SEC rules. No other current or former officer of EAI was the subject of the SEC order.
Nominees for Director
Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia have consented to being named herein as nominees for director. Mr. Katz is expected to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part and the remaining nominees are expected to join our board of directors upon completion of this offering. The following is a biographical summary of the experience of our director nominees:
Michael M. Crow, Ph.D. Dr. Crow will serve as a director of Workiva Inc. effective upon the completion of this offering. From 2008 to 2014, he served as a member of our advisory board. Dr. Crow is the President of Arizona State University (ASU), a position he has held since 2002, and is also currently a Professor of Science and Technology Policy at ASU. Prior to ASU and beginning in 1992, Dr. Crow served in a variety of leadership positions and as a professor at Columbia University, New York. From 2003 to 2008,

he served as a director of Aquila, Inc. (NYSE: ILA). Dr. Crow has served as a consultant for the Moscow School of Management since 2013 and as a consultant for the Malaysian Global Science and Innovation Advisory Council from 2011 to 2014. In addition, Dr. Crow served as a director of Engineering Animation, Inc. from 1991 to 2000. Dr. Crow earned a B.A. in Political Science and Environmental Studies from Iowa State University and earned his Ph.D. in Public Administration (Science and Technology Policy) from Syracuse University. Dr. Crow has been an adviser to the U.S. Departments of State, Commerce, and Energy, and various defense and intelligence agencies on matters of science and technology policy related to intelligence and national security.  A fellow of the National Academy of Public Administration, and member of the National Advisory Council on Innovation and Entrepreneurship and Council on Foreign Relations, he is the author of books and articles relating to the design and analysis of knowledge enterprises, technology transfer, sustainable development, and science and technology policy.
Dr. Crow brings significant experience in and understanding of technology development, strategy, and organizational decision-making to our board.
Robert H. Herz. Mr. Herz will serve as a director of Workiva Inc. effective upon the completion of this offering. In October 2014, Mr. Herz was elected to the board of directors of the Sustainability Accounting Standards Board (SASB). From 2011 to 2014, he served as a member of our advisory board. Since 2010, Mr. Herz has served as President of Robert H. Herz LLC, which has provided consulting services to us since 2012. Mr. Herz spent the majority of his career until 2002 as an audit partner at PricewaterhouseCoopers and its predecessor companies. From 2002 to 2010, Mr. Herz was the Chairman of the Financial Accounting Standards Board (FASB). He has served as a member of the board of directors of the Federal National Mortgage Association (Fannie Mae) since 2011 and of Morgan Stanley (NYSE: MS) since 2012. Mr. Herz is also an executive-in-residence at the Columbia University Business School and a Trustee and Vice-Chair of the Kessler Foundation. He holds a B.A. in Economics from the University of Manchester, England and is also a certified public accountant and a U.K. Chartered Accountant.
Mr. Herz will contribute valuable perspective to our board based on his background as a leader in the fields of auditing and financial reporting and his experience guiding large public and private enterprises.
Eugene S. Katz. Mr. Katz will serve as a director of Workiva Inc. upon the effectiveness of the registration statement of which this prospectus is a part. From 2008 to 2014, he served as a member of our advisory board. Mr. Katz retired as a partner from PricewaterhouseCoopers in 2006, where he spent the majority of his career as an auditor, business adviser and risk management leader. He served on the governing board of PricewaterhouseCoopers from 1992 to 1997, and again from 2001 to 2005. Since 2007, Mr. Katz has served as a director of Asbury Automotive Group (NYSE: ABG), where he has chaired the audit committee since 2008 and served on the compensation committee since 2011. Mr. Katz holds a B.S. in Business Administration from Drexel University and is also a certified public accountant (inactive).
Mr. Katz brings extensive experience to our board based on his background in accounting, auditing and risk management for a broad range of industries, with a particular focus on retail and technology companies.
David S. Mulcahy. Mr. Mulcahy will serve as a director of Workiva Inc. effective upon the completion of this offering. Since 2011, Mr. Mulcahy has served as a director and chairman of the audit committee of American Equity Investment Life Holding Company (NYSE: AEL). Mr. Mulcahy previously served as a director of AEL from 1996 to 2006, where he chaired the audit committee at the time of AEL’s initial public offering in 2003. He also serves as a director of American Equity Investment Life Insurance Company of New York. Since 2008, he has served as the chairman of Monarch Materials Group, Inc., which manufactures and sells building products and was the successor to Monarch Holdings, Inc. Mr. Mulcahy previously served as an executive officer of Monarch Holdings, Inc., which filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in 2008. Mr. Mulcahy also serves as president and chairman of the board of directors of MABSCO Capital, Inc. Mr. Mulcahy is an active investor in private companies and previously managed private equity capital for numerous banks and insurance companies. He is a certified public accountant (inactive) who was a senior tax partner with Ernst & Young, LLP until 1994, where he specialized in mergers and acquisitions. Mr. Mulcahy holds a B.B.A. in Accounting and Finance from University of Iowa.
Mr. Mulcahy’s extensive background in financial reporting and experience in accounting and business management will allow him to contribute valuable perspective and experience to our board.
Suku Radia. Mr. Radia will serve as a director of Workiva Inc. effective upon the completion of this offering. Mr. Radia is the Chief Executive Officer, President and a director of Bankers Trust Company. Prior to joining Bankers Trust Company in 2008, he served as Chief Financial Officer of Meredith Corporation (NYSE: MDP) from 2000 until 2008 and practiced as a mergers and acquisitions partner with KPMG LLP for over 25 years. Mr. Radia also serves as a director of Nationwide Insurance Company, Ruan Transportation Management Systems, Inc. and BTC Financial Corp. Mr. Radia holds a B.S. (with Distinction) in Accounting from Iowa State University and is a certified public accountant (inactive).
Mr. Radia’s experience in mergers and acquisitions and his background as an executive and director in diverse industries will provide valuable contributions to our board.
Director Independence
We have applied for our common stock to be listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period after completion of this offering. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation, and Nominating and Governance Committees be independent.
Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Prior to this offering, our managing directors undertook a review of the composition of the board of directors and its committees and the independence of each director and nominee for director. Our managing directors have affirmatively determined that Dr. Crow, Mr. Katz, Mr. Mulcahy and Mr. Radia meet the definition of “independent director” under the listing standards of the New York Stock Exchange.
Election of Officers
Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Composition of our Board of Directors upon Completion of this Offering
Following the corporate conversion, our certificate of incorporation will provide that our board of directors must consist of two or more directors, and the number of directors to hold office at any time may be determined from time to time by resolution of our board of directors. Upon the closing of this offering, we will have seven directors. Our board of directors will be divided into three classes as nearly equal in size as is practicable. The composition of the board of directors immediately following the offering will be as follows:

•	Class I, which will initially consist of Mr. Herz and Mr. Mulcahy, whose terms will expire at our annual meeting of stockholders to be held in 2015;

•	Class II, which will initially consist of Mr. Vanderploeg and Mr. Radia, whose terms will expire at our annual meeting of stockholders to be held in 2016; and

•	Class III, which will initially consist of Mr. Rizai, Dr. Crow and Mr. Katz, whose terms will expire at our annual meeting of stockholders to be held in 2017.
Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may only be filled by the directors then in office. Directors may be removed for cause by the affirmative vote of a majority of the combined vote of our then-outstanding shares of Class A and Class B common stock. Because only one class of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.
Committees of our Board of Directors
Following the corporate conversion, our board of directors will establish an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees will have the composition and responsibilities described below as of the closing of the offering. We believe that the composition of each of these committees meets the applicable independence requirements of the New York Stock Exchange. Members serve on these committees until their resignations or until otherwise determined by our board of directors.
The board of directors will adopt written charters for our Audit Committee, Compensation Committee, and Nominating and Governance Committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues.
Audit Committee
Following the offering, our Audit Committee will consist of Dr. Crow, Mr. Katz, Mr. Mulcahy and Mr. Radia, each of whom satisfy the independence requirements of Rule 10A-3. Mr. Katz will be the chairman of our Audit Committee. Also, Mr. Katz, Mr. Mulcahy and Mr. Radia are each an “audit committee financial expert,” as defined under SEC rules, and possess financial sophistication as required by the rules of the New York Stock Exchange. This designation does not impose on any of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors. The Audit Committee will be responsible for, among other things:

•	appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•	considering and approving, in advance, all audit and non-audit services to be performed by independent accountants;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the Audit Committee deems necessary;

•	determining compensation of the independent auditors, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	reviewing quarterly financial statements prior to their release;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to the Audit Committee by our board of directors from time to time.
Compensation Committee
Following the offering, our Compensation Committee will consist of Dr. Crow, Mr. Katz, Mr. Mulcahy and Mr. Radia, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Mr. Mulcahy will be the chairman of our Compensation Committee. The Compensation Committee will be responsible for, among other things:

•	reviewing and approving the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans;

•	overseeing the activities of the individuals responsible for administering cash incentive compensation plans and equity-based plans; and

•	such other matters that are specifically delegated to the Compensation Committee by our board of directors from time to time.
Nominating and Governance Committee
Following the offering, our Nominating and Governance Committee will consist of Dr. Crow, Mr. Katz, Mr. Mulcahy and Mr. Radia. The chairman of our Nominating and Governance Committee will be Mr. Crow. The Nominating and Governance Committee will be responsible for, among other things:

•
evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our board of directors and its committees;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees; and

•	reviewing succession planning for our executive officers and evaluating potential successors.

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is an executive officer or employee of our company. No executive officer serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee. No interlocking relationship exists between any member of the board of directors or any member of the Compensation Committee (or other committee performing equivalent functions) of any other company.
Code of Business Conduct and Ethics
We intend to adopt a code of business conduct and ethics upon completion of this offering relating to the conduct of our business by all of our employees, officers and directors, which will be posted on our website, www.workiva.com. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.
Director Compensation
Following the completion of this offering, our non-employee directors will be entitled to receive both equity and cash compensation for their service as directors. Initially, our board of directors has determined that annual cash compensation will be $50,000 for service on our board, and additional annual cash compensation for committee service will be as follows:

•	Audit Committee – $20,000 for the chair and $10,000 for each other member;

•	Compensation Committee – $15,000 for the chair and $7,500 for each other member; and

•	Nominating and Governance Committee – $10,000 for the chair and $5,000 for each other member.
In addition, each non-employee director will receive restricted shares of Class A common stock with a grant date fair value of $150,000, and an additional grant of restricted shares of Class A common stock at each annual meeting with a grant date fair value of $125,000. All restricted shares granted to non-employee directors will vest on the first anniversary of the grant date.

EXECUTIVE COMPENSATION
We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.
As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.
Prior to the corporate conversion, we have been a private limited liability company, and we have not been subject to exchange listing requirements requiring us to have a majority independent board or to exchange or SEC rules relating to the formation and functioning of board committees, including audit, nominating and compensation committees. As a result, our compensation policies and determinations applicable to our executive officers have been the product of negotiation between our executive officers and our managing directors. Following this offering, we will have a compensation committee that will be responsible for making all compensation-related determinations applicable to our executive officers.
The table below sets forth the annual compensation earned during fiscal 2013 by our principal executive officer and our next two most highly-compensated executive officers, or our Named Executive Officers (NEOs).
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Matthew M. Rizai, Ph.D. Chairman and Chief Executive Officer	2013	360,000	290,000	111,047	(1)	761,047
Martin J. Vanderploeg, Ph.D. President and Chief Operating Officer	2013	360,000	290,000	20,198	(2)	670,198
Jeffrey D. Trom, Ph.D. Executive Vice President and Chief Technology Officer	2013	225,000	150,000	11,685	(3)	386,685

(1)
The amount reported consists of (i) $102,290 of estate planning and other personal legal fees paid on behalf of Mr. Rizai during 2013 and (ii) $8,757 of taxes paid on Mr. Rizai’s behalf directly associated with taxable income in various states caused by the flow-through structure of Workiva LLC.

(2)
The amount reported consists of $20,198 of taxes paid on Mr. Vanderploeg’s behalf during 2013 directly associated with taxable income in various states caused by the flow-through structure of Workiva LLC.

(3)	The amount reported consists of $11,685 of taxes paid on Mr. Trom’s behalf during 2013 directly associated with taxable income in various states caused by the flow-through structure of Workiva LLC.

Employment Agreements
Mr. Rizai, Mr. Vanderploeg and Mr. Trom are our NEOs. We have entered into employment agreements with all of our executive officers, including the NEOs. These agreements provide for at-will employment and generally include an initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards at the discretion of our board of directors. These agreements also contain restrictions on non-competition and non-solicitation for the six-month period following termination. In addition, each of our executive officers, including the NEOs, has executed our standard confidential information and invention assignment agreement.
Potential Payments upon Termination or Change in Control
The employment agreements with our NEOs provide that certain payments and benefits would be due upon a termination of employment or a change in control.
If the employment of any NEO is terminated by us for “cause” or by the NEO without “good reason,” we will pay him (i) accrued but unpaid salary and benefits and (ii) any earned but unpaid bonus from the prior year.
If the employment of any NEO is terminated due to his death or disability we will pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a lump-sum payment equal to his annual base salary plus his target bonus for the current year.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason, we will pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a severance payment equal to two times (three times in the case of Mr. Rizai and Mr. Vanderploeg) his annual base salary plus his target bonus for the current year. In addition, the vesting of the NEO’s outstanding equity awards will be accelerated, and he will be released from his non-competition and non-solicitation restrictions.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason in the three months prior to or twelve months following a change in control, we will pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) the NEO’s target bonus for the year in which the termination occurs (or if greater, the year in which the change in control occurs) and (iv) a severance payment equal to three times his annual base salary plus target bonus. In addition, the vesting of the officer’s outstanding equity awards will be accelerated, and he will be released from his non-competition and non-solicitation restrictions.
Outstanding Equity Awards at Fiscal Year-End December 31, 2013
As of December 31, 2013, there were no outstanding equity awards to our NEOs. In August 2014, Mr. Rizai, Mr. Vanderploeg and Mr. Trom were each granted options to purchase 450,000 common units at an exercise price of $6.27 per common unit as part of a broader grant of options to employees under the 2009 Unit Incentive Plan.

Employee Benefit Plans
The principal features of our equity incentive plans and our 401(k) plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which, other than the 401(k) plan, are filed as exhibits to the registration statement of which this prospectus is a part.
2014 Equity Incentive Plan
We anticipate that our board of directors and stockholders will adopt and approve our 2014 Equity Incentive Plan (the Plan), which will become effective immediately prior to this offering. The purpose of the Plan is to enable us to grant equity-based incentive awards intended to attract, motivate and retain qualified employees, non-employee directors and consultants, and to align their financial interests with those of our stockholders. The following is a brief summary of the anticipated material terms of our Plan, which will be subject to the actual terms of the Plan.
Eligibility. The Plan will permit the grant of incentive stock options (ISOs), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Code), to our and any of our subsidiaries’ employees, and the grant of nonqualified stock options (NQSOs), stock appreciation rights (SARs), restricted stock, restricted stock units, unrestricted stock grants, performance stock, performance stock units and other forms of equity-based awards to our and any of our affiliates’ (or, if necessary to avoid the imposition of additional taxes under Section 409A of the Code, our subsidiaries’) employees, non-employee directors and consultants.
Authorized Shares. After giving effect to the corporate conversion, we expect to reserve 3,960,000 shares of our Class A common stock for issuance under the Plan (which is also the maximum aggregate number of shares that may be issued under the Plan through ISOs). If any award expires, terminates or is cancelled or forfeited or is settled in cash rather than shares of our common stock, the number of shares with respect to which such award expired or was terminated, cancelled, forfeited or settled in cash shall again be available for awards under the Plan. If an award is exercised by surrendering shares of our common stock or by withholding shares subject to the award as full or partial payment, or if tax withholding requirements are met by surrendering our common stock or withholding shares of our common stock subject to the award, only the net number of shares issued will be considered delivered under the Plan for purposes of the number of shares available for awards under the Plan.
Section 162(m). When Section 162(m) of the Code becomes applicable to us, after giving effect to the corporate conversion, we expect that the maximum aggregate number of shares of our Class A common stock subject to awards that may be granted during any calendar year to any employee will be 1,000,000 shares and the maximum amount payable in cash to certain of our executive officers for any calendar year may not exceed the fair market value (determined as of the date of vesting or payout, as applicable) of 1,000,000 shares of our Class A common stock.
Administration. In general, the Plan will be administered by our Compensation Committee. Subject to the discretion of the board of directors, our Compensation Committee will consist of not fewer than two directors, taking into consideration the “outside director” rules under Section 162(m) of the Code, the “non-employee director” requirements of Section 16(b) of the Exchange Act, and the rules regarding “independent directors” of the New York Stock Exchange. Our Compensation Committee has delegated to our chief executive officer the authority to grant awards to employees, non-employee directors and consultants, other than individuals subject to Section 16 of the Exchange Act, and to determine the terms and conditions of those awards, subject to the limitations of the Plan and such other limitations and guidelines as our Compensation Committee may deem appropriate. Subject to the terms of the Plan, our Compensation Committee may select the persons who will receive awards, the types of awards to be granted, the purchase price (if any) to be paid for shares covered by the awards, and the vesting (including acceleration of vesting), forfeiture and other terms and conditions of the awards, and will have the authority to make all other determinations necessary or advisable for administration of the Plan. Our Compensation Committee will also have the ability to construe and interpret the terms and provisions of the Plan and any award agreement relating to the Plan.
Stock Options. We may issue NQSOs and ISOs under the Plan. The terms and conditions of any options granted to a participant will be set forth in an award agreement and, subject to the terms of the Plan, will be determined by our Compensation Committee. The exercise price of any option granted under the Plan must be at least equal to the fair market value of our common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to 10% stockholders). The maximum term of an option granted under the Plan is ten years. Subject to the terms of the Plan, our Compensation Committee will determine the vesting and other terms and conditions of options granted under the Plan, and our Compensation Committee will have the authority to accelerate the vesting of any option in its sole discretion. Unless the applicable option award agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than for cause, disability or death, the optionee’s options (to the extent exercisable at the time of termination) generally will remain exercisable until 90 days after such termination (in the case of an ISO) or such longer period of time as may be determined by the Plan administrator (in the case of an NQSO) and will then expire. Unless the applicable option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to disability or death, such optionee’s options (to the extent exercisable at the time of termination) generally will remain exercisable until one year after such termination and will then expire. Options that were not exercisable on the date of termination for any reason other than for cause will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, the optionee’s outstanding options will expire at the commencement of business on the date of such termination. In no event may an option be exercised after the expiration of its term.
Stock Appreciation Rights. A SAR allows its holder to receive payment from us equal to the amount by which the fair market value of a share of our common stock on the exercise date exceeds the fair market value of our common stock on the date of grant of the SAR. The terms and conditions of SARs granted to a participant will be determined by our Compensation Committee and will be set forth in an award agreement. Under the Plan, our Compensation Committee may grant SARs in conjunction with the grant of options or on a stand-alone basis. If our Compensation Committee grants a SAR with an option award, then the holder can exercise the SAR at any time during the life of the related option, but the exercise will proportionately reduce the number of shares covered by the related option. The holder can exercise stand-alone SARs during the period determined by our Compensation Committee in the award agreement. Upon the exercise of a SAR, the holder receives cash or shares of our common stock, or a combination thereof, in the discretion of our Compensation Committee. In the event of a holder’s termination of employment or service, free-standing SARs will be exercisable at such times and subject to such terms and conditions determined by our Compensation Committee on or after the date of grant, while SARs granted in conjunction with the grant of an option will be exercisable at such times and subject to terms and conditions applicable to the related option.
Restricted Stock and Restricted Stock Units. The terms and conditions of any restricted stock awards or restricted stock units granted to a participant will be set forth in an award agreement and, subject to the terms of the Plan, will be determined by our Compensation Committee. Under a restricted stock award, we issue shares of our common stock to the recipient of the award, subject to any vesting conditions and transfer restrictions that lapse over time or upon achievement of performance conditions. Restricted stock units represent the right to receive shares of our Class A common stock, or an equivalent value in cash, in the future, with the right to the future delivery of the shares or cash subject to any vesting conditions that lapse over time or other restrictions that will lapse upon satisfaction of specified conditions. Our Compensation Committee will determine the vesting schedule and performance objectives, if any, applicable to each restricted stock award and restricted stock unit award. Subject to the terms of the Plan and the applicable award agreement, our Compensation Committee has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances including, without limitation, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The recipient of an award of restricted stock under the Plan may vote and receive dividends on the shares of restricted stock covered by the award. The recipient of a restricted stock unit award under the Plan will have no rights as a stockholder until share certificates are issued by us, but, at the discretion of our Compensation Committee, will have the right to receive a “dividend equivalent” (generally a credit equal to the cash or stock dividends paid on the number of shares subject to the award). Any dividend equivalents will be deemed re-invested in additional restricted stock units based on the fair market value of a share of our Class A common stock on the dividend payment date and rounded down to the nearest whole share. Generally, if the recipient of a restricted stock or restricted stock unit award terminates employment or service, any unvested shares will be forfeited by the holder of the award. If specifically provided for by our Compensation Committee in an award agreement, the Plan permits the deferral of Class A common stock issuable upon the lapse of the restrictions applicable to restricted stock or restricted stock units, subject to such rules and procedures as our Compensation Committee may establish. Additionally, our Compensation Committee may grant restricted stock units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the award agreement.
Performance Stock Units/Performance Stock. Performance stock units and performance stock are awards that are payable in cash or shares of our common stock upon the achievement of specified performance goals established in advance by our Compensation Committee. Performance stock is an award that has an initial value equal to one share of our Class A common stock. A performance stock unit is an award that has an initial value equal to a specified dollar amount. The value of performance stock or performance stock units at the end of the applicable performance period will depend on whether and the extent to which the specified performance goals are achieved.
Stock Grants. Our Compensation Committee may make a grant of unrestricted Class A common stock to employees, non-employee directors and consultants.
Performance Goals. Our Compensation Committee may grant awards of performance stock units or performance stock that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based upon the attainment of specified performance goals established by our Compensation Committee. Any one or more of the following performance factors may be used by our Compensation Committee in establishing performance goals for awards intended to qualify as “performance-based compensation”: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) pre- or after-tax income (before or after allocation of corporate overhead and bonus); (iv) operating income (before or after taxes); (v) net sales or net sales growth; (vi) gross profit or gross profit growth; (vii) net operating profit (before or after taxes); (viii) earnings, including earnings before or after taxes, interest, depreciation and/or amortization; (ix) return measures (including, but not limited to, return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, sales, or total stockholder return); (x) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment, and cash flow per share (before or after dividends); (xi) margins, gross or operating margins, or cash margins; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense or cost targets; (xiv) objective measures of customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added, or economic value-added models or equivalent metrics; (xvii) debt targets; (xviii) stockholder equity; or (xix) implementation, completion or attainment of measurable objectives with respect to business development, acquisitions and divestitures, and recruiting and maintaining personnel.

To the extent permitted by law, our Compensation Committee may also exclude the impact of an event or occurrence that our Compensation Committee determines should be appropriately excluded, such as: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in tax law or accounting standards required by generally accepted accounting principles.
Performance goals may also be based on an individual participant’s performance goals, as determined by our Compensation Committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. Our Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria in accordance with the requirements of Section 162(m).
Award Agreements. Awards granted under the Plan will be evidenced by award agreements, which need not be identical, that provide terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment or service, as determined by our Compensation Committee in accordance with the Plan.
Transferability of Awards. In general, awards granted under the Plan may not be transferred or assigned, except as may be permitted by our Compensation Committee in accordance with applicable law.
Capital Changes. In the event of certain changes in our capitalization, such as a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock, our Compensation Committee will make appropriate adjustments to the aggregate and individual share limits and to the number, class and/or exercise price under outstanding awards in order to prevent undue diminution or enlargement of the benefits or potential benefits available under the Plan. Our Compensation Committee may also provide, in its sole discretion, for the cancellation of any outstanding award in exchange for a payment in cash or other property having an aggregate fair market value of the shares of common stock covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any.
Change in Control; Corporate Transactions. Regardless of the vesting requirements that otherwise apply to an award under the Plan, unless our Compensation Committee determines otherwise in an award agreement, all outstanding awards will fully vest, any restrictions on outstanding awards will lapse and any performance conditions will be deemed to be fully achieved upon a “change in control” (as defined in the Plan). In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), our Compensation Committee has the discretion to take any of the following actions with respect to awards granted under the Plan without the consent of any participant: accelerate the date on which awards vest or become exercisable; terminate all or a portion of outstanding awards after providing participants an opportunity to exercise, in the case of an outstanding option or SAR; convert awards to awards of the surviving corporation; or change the terms of any outstanding award in order to reflect the corporate transaction. The completion of this offering will not be a change in control or a corporate transaction under the Plan.
Amendment and Termination. Our board of directors has the authority to amend or terminate the Plan, provided such action does not adversely affect then outstanding awards without the consent of the affected participant. Amendments to the Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Unless sooner terminated, the Plan will automatically terminate on the tenth anniversary of its effective date. We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

Federal Income Tax Consequences Relating to Awards Granted Pursuant to the Plan
The following discussion summarizes certain federal income tax consequences of the issuance, receipt and exercise of stock options and the granting and vesting of restricted stock and restricted stock units, in each case under the Plan. The summary does not cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.
Incentive Stock Options. There are no federal income tax consequences associated with the grant or exercise of an ISO, so long as the holder of the option was our employee at all times during the period beginning on the grant date and ending on the date three months before the exercise date. The “spread” between the exercise price and the fair market value of our common stock on the exercise date, however, is an adjustment for purposes of the alternative minimum tax. The holder of an ISO defers income tax on the stock’s appreciation until he or she sells the shares. Upon a sale of the shares, the holder realizes a long-term capital gain (or loss) if he or she sells the shares at least two years after the ISO grant date and has held the shares for at least one year. The capital gain (or loss) equals the difference between the sales price and the exercise price of the shares. If the holder disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of the sale (or other disqualifying disposition) equal to the lesser of (i) the gain he or she realized on the sale, and (ii) the difference between the exercise price and the fair market value of the shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The holder will treat any additional gain as short-term or long-term capital gain, depending on whether he or she has held the shares for at least one year from the exercise date. If the holder does not satisfy the employment requirement described above, then he or she recognizes ordinary income (treated as compensation) at the time he or she exercises the ISO under the tax rules applicable to the exercise of a nonqualified stock option. We are entitled to an income tax deduction to the extent that an option holder realizes ordinary income.
Nonqualified Stock Options. In general, in the case of a NQSO, the participant has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price assuming the exercise price is not less than the fair market value of the shares at the date of grant. Income and payroll tax withholding will be due at that time. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.
Restricted Stock. Unless a participant makes an election to accelerate the recognition of income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction at that time and income and payroll tax withholding may be due. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock and income and tax withholding may be due, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock would then be taxable to the participant at capital gains rates, provided the stock is held for more than one year. However, if the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the participant’s Section 83(b) election.
Restricted Stock Units. A participant does not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the amount of cash or the fair market value of the shares received on the date of settlement. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a tax deduction. Such gain will be long-term capital gain or loss if the stock is held for more than one year.
Stock Appreciation Rights. A participant does not recognize income, and we will not be allowed a tax deduction, at the time SARs are granted. Upon exercise of a SAR, the holder of the SAR recognizes ordinary income in the amount of the appreciation paid to him or her. This ordinary income is treated as compensation to the recipient for tax purposes and may be subject to income and payroll tax withholding. We receive a corresponding tax deduction in the same amount that the individual recognizes as income.
Performance Stock and Performance Stock Units. A participant does not recognize income, and we will not be allowed a tax deduction, at the time performance stock or performance stock units are granted. The holder recognizes ordinary income (treated as compensation to him or her) upon a payment on the performance stock or the performance stock units in amount equal to the payment received and income and payroll tax withholding may be due, and we receive a corresponding tax deduction.
Code Section 162(m). Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer and the three other most highly-paid executive officers of a publicly traded corporation (other than the chief financial officer). Certain types of performance-based compensation are excluded from the deduction limit if certain requirements are met. Awards of stock options and stock appreciation rights under the Plan are intended to be exempt from the deduction limits under Section 162(m) of the Code. At the discretion of our Compensation Committee, performance stock and performance stock units may be granted under the Plan in a manner that exempts them from Section 162(m) of the Code.
Code Section 409A. Section 409A of the Code provides for the imposition of an excise tax on participants in nonqualified deferred compensation arrangements where those arrangements are not not in compliance with Section 409A. Generally, Section 409A will not apply to awards granted under the Plan but may apply in some cases to restricted stock, restricted stock units, performance stock and performance stock units. For awards subject to Section 409A, there may be a delay of up to six months in the settlement of the awards for certain of our officers.
2009 Unit Incentive Plan
We have adopted the 2009 Unit Incentive Plan, as amended in July 2010 and October 2012 (the 2009 Plan). At September 30, 2014, there were outstanding options to purchase 15,095,225 common units, and the remaining number of common and appreciation units authorized to be granted was 1,365,038. All outstanding options to purchase common units under the 2009 Plan will automatically be converted into options to purchase 5,977,709 shares of Class A common stock following the corporate conversion. Following the effectiveness of the 2014 Equity Incentive Plan, we intend to amend the 2009 Plan to provide that no further awards will be issued thereunder.
401(k) Plan
We sponsor a defined contribution plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees are generally eligible to participate in the plan on their hire date. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Pre-tax contributions by participants and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. The plan allows us to make, in our discretion, employer matching or non-elective contributions on behalf of employees who complete at least 1,000 hours of service during a plan year and who are employed by us on the last day of that plan year. Discretionary employer matching and non-elective contributions become 25% vested after one year of service, and continue vesting thereafter at 25% per year until 100% vested following four years of service.
Limitations on Liability and Indemnification Matters
Our certificate of incorporation that will become effective upon the corporate conversion contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (DGCL). Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
Our bylaws that will become effective upon the corporate conversion require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our bylaws will also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted. In addition, under the DGCL, we may be required to indemnify our directors and officers under certain circumstances.
We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification under our certificate of incorporation and bylaws. These agreements, among other things, will provide that we will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have not been a party to any transactions since January 1, 2011 in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two recent fiscal years and in which any of our executive officers, directors or beneficial holders of more than five percent of our capital stock had or will have a direct or indirect material interest, other than the arrangements described below or under the section of this prospectus entitled “Executive Compensation.”
Conversion to a Corporation
Prior to the issuance of any of our shares of common stock in this offering, we will convert from a Delaware limited liability company into a Delaware corporation and change our name from Workiva LLC to Workiva Inc. In order to consummate the corporate conversion, a certificate of conversion will be filed with the Secretary of State of the State of Delaware prior to the effectiveness of the registration statement of which this prospectus is a part. In conjunction with the corporate conversion, all of our outstanding equity units will automatically be converted into shares of our common stock and all of our outstanding options to purchase equity units will be converted into options to purchase shares of our Class A common stock. The ratio at which each class of outstanding equity units will be converted into shares of our common stock and the ratio at which outstanding options to purchase equity units will be converted into options to purchase shares of our Class A common stock will be determined using a formula based on the midpoint of the price range set forth on the cover page of the last preliminary prospectus filed prior to the completion of the corporate conversion. For more detailed information, we refer you to the form of the plan of conversion that is filed as an exhibit to the registration statement of which this prospectus is a part.
The shares of our common stock issued upon the corporate conversion that will be beneficially owned by our executive officers who were our managing directors immediately prior to the corporate conversion will comprise our Class B common stock. All other shares of our common stock issued upon the corporate conversion will consist of our Class A common stock. See “Description of Capital Stock” for additional information regarding the terms of our common stock following the corporate conversion.
Upon completion of the corporate conversion and this offering, and based on an assumed initial public offering price of $14.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), the former holders of equity units will beneficially own an aggregate of approximately 81.8% of our common stock (or 79.6% if the underwriters’ option to acquire additional shares of common stock is exercised in full) and will control an aggregate of approximately 95.2% of the combined voting power of our Class A and Class B common stock (or 94.6% if the underwriters’ option to acquire additional shares of common stock is exercised in full).
Employment Agreements
We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described in “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change-In-Control.”
Loan Agreement; Personal Guarantee
In August 2011, we borrowed $1,000,000 from Mr. Vanderploeg, our Chief Operating Officer and a Managing Director, at an interest rate of 7%. This loan was repaid in full in August 2012. The total amount of interest paid to Mr. Vanderploeg under this loan was $75,833.
Mr. Vanderploeg also provided a personal guarantee of the non-interest bearing loan we obtained from the Iowa Economic Development Authority in May 2010. See Note 7 to the Consolidated Financial

Statements—“Debt.” The initial principal amount of the loan was $500,000. We are required to make monthly payments of $8,333 until maturity in August 2015. As of September 30, 2014, the outstanding balance of the loan was $92,000.
Issuance of Series C Preferred Units
From November to December 2011, we issued 7% convertible notes due December 2016 in an aggregate original principal amount of $10.1 million. As part of this financing, we sold notes in the principal amount of $100,000, $500,000 and $1,250,000, respectively, to Robert H. Herz, a nominee for director, David S. Mulcahy, a nominee for director, and several funds affiliated with Bluestem Capital Company, L.L.C. (Bluestem), which following the corporate conversion will be the beneficial owner of more than five percent of our Class A common stock. In multiple closings from October to December 2012, the total outstanding principal and interest of $107,575, $532,986 and $1,332,466 due to Mr. Herz, Mr. Mulcahy and Bluestem, respectively, was converted at the rate of $4.50 per unit into 23,905, 118,441 and 296,102 Series C preferred units, respectively.
In addition, from October 2012 to February 2013, we sold an aggregate of 7,479,945 Series C preferred units at a purchase price of $5.00 per unit for an aggregate purchase price of $37.4 million. As part of this financing, we sold 20,000, 140,000 and 2,213,000 Series C preferred units at a purchase price of $5.00 per unit to Mr. Herz, Mr. Mulcahy and Bluestem, respectively.
Consulting Services
Robert H. Herz LLC, a consulting company that is wholly-owned by Robert H. Herz, a nominee for director, has provided us with consulting services on financial reporting and other matters since 2012. We have paid Robert H. Herz LLC aggregate consulting fees of $173,700, $352,200 and $146,575 in 2012, 2013 and 2014 (year-to-date), respectively.
Separation Agreements
Jerome Behar, who was one of our founders and following the corporate conversion will be the beneficial owner of more than five percent of our Class A common stock, resigned as a Managing Director of Workiva in March 2013. At that time, we entered into a Separation Agreement and General Release with Mr. Behar pursuant to which we agreed to pay Mr. Behar severance equal to his monthly base compensation of $18,750 for a period of twenty-four months. In addition, we agreed to maintain Mr. Behar on our medical and dental plans through March 2015 and provide him with a complimentary license to use our products. In addition, Mr. Behar agreed to certain restrictive covenants, including non-competition, the breach of which would result in the termination of the payments and benefits under the agreement.
Daniel J. Murray, who was one of our founders and following the corporate conversion will be the beneficial owner of more than five percent of our Class A common stock, resigned as a Managing Director of Workiva in April 2013. At that time, we entered into a Separation Agreement and General Release with Mr. Murray pursuant to which we agreed to pay Mr. Murray severance equal to his monthly base compensation of $18,750 for a period of twenty-four months. In addition, we agreed to maintain Mr. Murray on our medical and dental plans through April 2015. In addition, Mr. Murray agreed to certain restrictive covenants, including non-competition, the breach of which would result in the termination of the payments and benefits under the agreement.
Convertible Note
In July 2014, we issued a subordinated promissory note totaling $5.0 million with a 7% coupon rate and maturing January 31, 2016 to a fund affiliated with Bluestem, which following the corporate conversion will be the beneficial owner of more than five percent of our Class A common stock. The note contains an option to convert outstanding principal and paid-in-kind interest into our Class A common stock upon successful completion of an initial public offering at a 10% discount to the offering price. If Bluestem does not elect to convert prior to the consummation of this offering, it loses the right to convert, and the coupon rate will adjust to 10%, payable monthly in arrears, for the remainder of the term. In the event that, prior to the consummation of our initial public offering, we experience a change of control of the company or we issue securities with an aggregate offering amount greater than $20 million in a private offering, we will be required to redeem the note for an amount equal to 110% of the aggregate of the outstanding principal amount and accrued interest on the note.
Indemnification Agreements with our Directors and Officers
We intend to enter into indemnification agreements, effective upon the corporate conversion, with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to certain limitations, the indemnification agreements and our bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Procedures for Approval of Related-Party Transactions
In connection with this offering, we will adopt a written policy relating to the approval of related-party transactions. We will review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
In addition, our Audit Committee will review and approve or ratify any related-party transaction reaching a certain threshold of significance. In approving or rejecting any such transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or ratification of the transaction.

PRINCIPAL STOCKHOLDERS
There are no selling stockholders in this offering. The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2014 referred to in the table below as the “Beneficial Ownership Date,” and as adjusted to reflect the automatic conversion of all outstanding equity units into Class A or Class B common stock upon the corporate conversion, and the sale of shares of our Class A common stock offered by this prospectus, by:

•	each beneficial owner of 5% or more of the outstanding shares of our Class A or Class B common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 19,897,876 shares of Class A common stock and 12,426,947 shares of Class B common stock outstanding as of the Beneficial Ownership Date and 27,097,876 shares of Class A common stock and 12,426,947 shares of Class B common stock outstanding after this offering, assuming the completion of the corporate conversion and the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014), and assuming an offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus. The percentage of beneficial ownership assuming the underwriters exercise their option in full to purchase additional shares of common stock is based on 28,177,876 shares of Class A common stock and 12,426,947 shares of Class B common stock outstanding after the offering and exercise of such option.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Workiva Inc., 2900 University Blvd., Ames, IA 50010.

	Common stock owned before the offering				% of total voting power before the offering	Common stock owned after the offering if underwriters’ option is not exercised(1)				% total voting power after the offering if under- writers’ option is not exercised(1)
	Class A		Class B			Class A		Class B
Name of Beneficial Owner	Number	%	Number	%		Number	%	Number	%
Named Executive Officers and Directors:
Matthew M. Rizai, Ph.D.(2)	—	—	3,054,612	24.6	21.2	—	—	3,054,612	24.6	20.2
Martin Vanderploeg, Ph.D.(3)	—	—	5,165,222	41.6	35.8	—	—	5,165,222	41.6	34.1
Jeffrey Trom, Ph.D.(4)	—	—	2,770,553	22.3	19.2	—	—	2,770,553	22.3	18.3
Michael M. Crow, Ph.D.(5)	58,000	*	—	—	*	58,000	*	—	—	*
Robert H. Herz(6)	54,512	*	—	—	*	54,512	*	—	—	*
Eugene S. Katz	87,700	*	—	—	*	87,700	*	—	—	*
David S. Mulcahy	170,293	*	—	—	*	170,293	*	—	—	*
Suku Radia	—	—	—	—	—	—	—	—	—	—
All executive officers, directors and director nominees as a group (12 persons)	397,525	2.0	12,426,947	100.0	86.5	397,525	1.5	12,426,947	100.0	82.4
5% Stockholders:
Joseph H. Howell(7)	—	—	798,234	6.4	5.5	—	—	798,234	6.4	5.3
Michael S. Sellberg(8)	—	—	638,326	5.1	4.4	—	—	638,326	5.1	4.2
The Behar Living Trust(9)	4,372,268	22.0	—	—	3.0	4,372,268	16.1	—	—	2.9
Daniel Murray(10)	1,674,775	8.4	—	—	1.2	1,674,775	6.2	—	—	1.1
Bluestem Funds(11)	1,514,039	7.6	—	—	1.1	1,514,039	5.6	—	—	1.0
(*) Represents beneficial ownership of less than 1% of class.
(1) If the over-allotment option is exercised in full, the common stock owned after the offering will be as follows:

	Common stock owned after the offering if underwriters’ option is exercised in full				% of total voting power after the offering if underwriters’ option is exercised in full
	Class A		Class B
Name of Beneficial Owner	Number	%	Number	%
Named Executive Officers and Directors:
Matthew M. Rizai, Ph.D.(2)	—	—	3,054,612	24.6	20.0
Martin Vanderploeg, Ph.D.(3)	—	—	5,165,222	41.6	33.9
Jeffrey Trom, Ph.D.(4)	—	—	2,770,553	22.3	18.2
Michael M. Crow, Ph.D.(5)	58,000	*	—	—	*
Robert H. Herz(6)	54,512	*	—	—	*
Eugene S. Katz	87,700	*	—	—	*
David S. Mulcahy	170,293	*	—	—	*
Suku Radia	—	—	—	—	—
All executive officers, directors and director nominees as a group (12 persons)	397,525	1.4	12,426,947	100.0	81.8
5% Stockholders:
Joseph H. Howell(7)	—	—	798,234	6.4	5.2
Michael S. Sellberg(8)	—	—	638,326	5.1	4.2
The Behar Living Trust(9)	4,372,268	15.5	—	—	2.9
Daniel Murray(10)	1,674,775	5.9	—	—	1.1
Bluestem Funds(11)	1,514,039	5.4	—	—	*
(*) Represents beneficial ownership of less than 1% of class.

(2) Shares owned consist of 2,077,058 shares owned directly by Mr. Rizai, 885,109 shares owned by Mr. Rizai and Svetlana Skopcenko as trustees u/a dated August 7, 2013 creating Marital Trust, of which Mr. Rizai has sole voting power and Mr. Rizai and Svetlana Skopcenko have shared dispositive power, and 92,445 shares owned by family trusts of which Barbara Schlaff is the trustee and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Rizai for so long as the family trusts hold such shares. Ms. Schlaff has sole dispositive power as to such shares.
(3) Shares owned consist of 662,467 shares owned by the Matthew and Tonja Rizai Charitable Remainder Trust, of which Mr. Vanderploeg is trustee; 523,050 shares owned by the Jeffrey Dean Trom Charitable Remainder Trust, of which Mr. Vanderploeg is trustee; and 3,979,705 shares owned by the Martin J. Vanderploeg 2001 Revocable Living Trust, of which Mr. Vanderploeg is trustee.
(4) Shares owned consist of 1,881,533 shares owned directly by Mr. Trom and 889,020 shares owned by the Martin J. Vanderploeg Charitable Remainder Trust, of which Mr. Trom is trustee.
(5) Shares owned consist of 58,000 shares owned by the Michael M. Crow and Sybil Francis Family Trust, of which Dr. Crow and Mrs. Francis are trustees and have shared voting and investment power.
(6) Shares owned consist of 17,387 shares owned directly and 37,125 shares subject to outstanding options that are exercisable within 60 days.
(7) Shares owned consist of 798,234 shares owned by the Joseph H. and Patricia G. Howell Revocable Living Trust, of which Mr. and Mrs. Howell are trustees and have shared voting and investment power.
(8) Shares owned consist of 319,163 shares owned directly by Mr. Sellberg and 319,163 shares held by Lorna Sellberg, as to which Mr. Sellberg has sole voting power for so long as Ms. Sellberg holds such shares. Ms. Sellberg has sole dispositive power as to such shares.
(9) Jerome M. Behar and Leslie F. Behar are the settlors of The Behar Living Trust, over which Mr. and Dr. Behar have shared voting and investment power.
(10) Shares owned consist of 1,555,975 shares owned directly by Mr. Murray and 118,800 shares owned by family trusts of which Mr. Murray is the trustee.
(11) Shares owned before the offering consist of (i) 136,702 shares held of record by Bluestem Capital Company, L.L.C.; (ii) 163,548 shares held of record by Bluestem Capital Investments, LLC; (iii) 79,200 shares held of record by Bluestem Capital Appreciation Fund, LLC; (iv) 514,800 shares held of record by Bluestem Diversified Assets, LLC; and (v) 212,606 shares held of record by Bluestem Core Strategies Fund, L.L.C. Shares owned after the offering consist of (x) all shares owned before the offering and (y) 407,183 shares to be acquired upon the conversion upon completion of this offering of a convertible promissory note issued in July 2014 to Bluestem Capital Appreciation Fund, LLC in an aggregate principal amount of $5.0 million plus accrued interest (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). Bluestem Capital Company, L.L.C., as the managing member of each of Bluestem Capital Appreciation Fund, LLC, Bluestem Diversified Assets, LLC, and Bluestem Core Strategies Fund, L.L.C., has the sole voting and investment power with respect to the shares held by these entities. Bluestem Capital Company, L.L.C. is managed by its sole manager, Steven Kirby, who has the sole voting and investment power with respect to the shares beneficially owned by Bluestem Capital Company, L.L.C. All action relating to the disposition of the shares held by Bluestem Capital Investments, LLC requires the approval of three out of the four following individuals: Mr. Kirby, Tyler Stowater, Sandy Horst, and Nikole Mulder. Mr. Kirby, the managing member of Bluestem Capital Investments, LLC, has sole voting power with respect to the shares owned by Bluestem Capital Investments, LLC. Mr. Kirby, Ms. Horst and Joni Stowater, the spouse of Mr. Stowater, each own shares in their own name.  Ms. Horst disclaims ownership of the shares held by all of the Bluestem Funds other than Bluestem Capital Investments, LLC. The address of the Bluestem funds is 122 S Phillips Ave, Suite 300 Sioux Falls, SD 57104.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws that will be in effect upon the corporate conversion. For more detailed information, we refer you to the forms of our certificate of incorporation and bylaws to be adopted upon the corporate conversion that are filed as exhibits to the registration statement of which this prospectus is a part.
Under our certificate of incorporation, we will have two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. The beneficial owners of our Class B common stock will be our executive officers who were our managing directors immediately prior to the corporate conversion. Any holder of Class B common stock may convert all or a portion of his shares at any time into shares of Class A common stock on a share-for-share basis. In addition, Class B common stock will convert automatically into Class A common stock upon the occurrence of specified events, including any transfer, except for certain permitted transfers described below. Except as specified below, the holders of Class A and Class B common stock will vote together as a single class. Except as expressly provided in our certificate of incorporation, including with respect to voting rights and conversion rights, the rights of the two classes of common stock will be identical. In addition, our certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Upon completion of this offering, our authorized capital stock will consist of 1,600,000,000 shares, each with a par value of $0.001 per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	500,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are undesignated preferred stock.
As of September 30, 2014, after giving effect to the corporate conversion, we had outstanding 19,897,876 shares of Class A common stock held of record by 329 stockholders, 12,426,947 shares of Class B common stock held of record by 13 stockholders, and no shares of preferred stock, and 5,977,709 shares of our Class A common stock were subject to outstanding options.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information.
Voting Rights
The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our certificate of incorporation or law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

•
If we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•
If we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

In addition, the affirmative vote of the holders of the Class B common stock is required to amend the provisions of our certificate of incorporation that relate to our dual class structure.
Under our certificate of incorporation, we will not be able to engage in certain mergers or other transactions in which the holders of Class A common stock and Class B common stock are not given the same consideration, without the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class, and Class B common stock, voting separately as a class. No such separate class vote will be required, however, if the holders of each class of common stock receive equity securities in the surviving entity with voting and related rights substantially similar to the rights of the class of common stock held by such holders prior to the merger or other transaction. In addition, following the corporate conversion we may not issue any shares of Class B common stock, other than shares issued in connection with stock dividends, stock splits, reclassifications and similar transactions.
Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation that will be in effect after the corporate conversion will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Our Class A common stock is not convertible into any other shares of capital stock. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the occurrence of specified events, including any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or the stockholder’s family members, and individuals or entities controlled by the stockholder or the stockholder’s family members, and transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement. Each share of Class B common stock will also convert automatically into one share of Class A common stock upon the death of a Class B common stockholder, except if such shares are transferred in accordance with the foregoing sentence. Further, each share of Class B common stock will convert into one share of Class A common stock if such conversion is approved by the holders of at least two-thirds of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, a share of Class B common stock may not be reissued.
Preferred Stock
Upon the closing of our initial public offering, no shares of preferred stock will be outstanding, but our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our Class A stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of Class A common stock. We have no current plan to issue any shares of preferred stock.
Options
As of September 30, 2014, and after giving effect to the corporate conversion, we had outstanding options to purchase 5,977,709 shares of our Class A common stock.
Anti-Takeover Provisions
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, our Class B holders will, if voting together, effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. In addition, the provisions of Delaware law, our certificate of incorporation and our bylaws may have the same effect.
Section 203 of the Delaware General Corporation Law
Following the corporate conversion, we will be governed by the provisions of Section 203 of the DGCL. Section 203 generally restricts Delaware corporations from engaging, under some circumstances, in a business combination, which includes certain mergers or sales of at least 10% of the corporation’s assets, with any interested stockholder, which is generally defined to mean any person or entity that (i) is the owner of 15% or more of the corporation’s outstanding voting stock, or (ii) or (y) is an affiliate or associate of the corporation and was the owner or 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates such person unless:

•
prior to the time the stockholder became an “interested stockholder,” the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to the time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaw Provisions
Following the corporate conversion, our certificate of incorporation and our bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

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Dual Class Stock. As described above in “Common Stock—Voting Rights,” our certificate of incorporation will provide for a dual class common stock structure, which gives the beneficial owners of our Class B common stock the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock on a combined basis. These matters include the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

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Supermajority Approvals. Our certificate of incorporation will provide that certain amendments to our certificate of incorporation or bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This will have the effect of making it more difficult to amend our certificate of incorporation or bylaws to remove or modify any existing provisions.

•
Board of Directors Vacancies. Our certificate of incorporation and bylaws will authorize only our board of directors, and not our stockholders, to fill vacant directorships. These provisions could prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•
Classified Board. Under our certificate of incorporation, our board of directors will be divided into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of our Class A and Class B common stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

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Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation will not permit our stockholders to take action by written consent following the closing of this offering, and as a result, they will only be able to take action at annual or special meetings of our stockholders. Our certificate of incorporation and bylaws further provide that special meetings of our stockholders may be called only by a majority of our total number of directors, the chairman of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer). This could have the effect of preventing or delaying significant corporate actions that would otherwise be taken by the holders of at least a majority of the combined voting power of our Class A and Class B common stock.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may deter our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

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Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our Class A common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may issue, without stockholder approval, up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of Class A common stock or preferred stock enables our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum
Following the corporate conversion, our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed to us; any action asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of any provision of our certificate of incorporation or our bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Lock-Up Provisions
Subject to certain limited exceptions, our certificate of incorporation will restrict the transfer of shares of our common stock other than shares of Class A common stock issued in this offering for 180 days following the date of this prospectus. In addition, subject to certain limited exceptions, our directors, executive officers and substantially all of our other stockholders have agreed pursuant to lock-up agreements with the representatives of the underwriters not to transfer their shares for 180 days following the date of this prospectus. See “Shares Eligible for Future Sale—Lock-Up Restrictions” and “Underwriting” for more information.
Limitations on Liability and Indemnification
See the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Listing
We have applied to have our Class A common stock approved for listing on the New York Stock Exchange under the symbol “WK” effective upon the completion of the offering. Our Class B common stock will not be listed on any stock market or exchange.

Transfer Agent and Registrar
Upon completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A., located at 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has not been a public market for our capital stock. Future sales of our Class A common stock in the public market, or the possibility of these sales occurring, could cause the prevailing market price for our Class A common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after these restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at that time and our ability to raise equity capital in the future.
Based on the number of shares outstanding as of September 30, 2014 and after giving effect to the corporate conversion and the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus), upon the completion of this offering, 27,097,876 shares of Class A common stock and 12,426,947 shares of Class B common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.
After giving effect to the corporate conversion, we will have reserved 3,960,000 shares of Class A common stock for issuance upon exercise of options to be granted under our 2014 Equity Incentive Plan. The grant of options to purchase shares of Class A common stock under our 2014 Equity Incentive Plan in the future is conditional on our having available a sufficient number of shares of capital stock authorized for issuance. In addition, immediately following this offering, based on the number of options outstanding as of September 30, 2014 and after giving effect to the corporate conversion, options to purchase 5,977,709 shares of Class A common stock under our 2009 Unit Incentive Plan will be outstanding.
Lock-Up Restrictions
Stockholders who hold our Class A or Class B common stock (other than shares of Class A common stock issued in this offering), or securities convertible into our Class A common stock, will be subject to lock-up provisions in our certificate of incorporation, under which they may not, subject to specific exceptions, sell any of our common stock for 180 days after the date of this prospectus, as described below. As a result of these provisions, subject to the provisions of Rule 144 or Rule 701, after giving effect to the corporate conversion, 39,524,823 shares will be available for sale in the public market as follows:

•	Beginning on the date of this prospectus, unless released earlier, the 7,200,000 shares of Class A common stock sold in this offering will be immediately available for sale in the public market; and

•
Beginning 181 days after the date of this prospectus, 32,324,823 additional shares of common stock will become eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144, as described below.

The representatives of the underwriters may, at their discretion, remove or reduce the lock-up restrictions applicable to any number of shares of our common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion.
In addition, our directors, executive officers and substantially all of our other stockholders have entered into lock-up agreements with the representatives, under which they may not, subject to specific exceptions, sell any of our common stock for 180 days after the date of this prospectus without the prior written consent of the representatives. See “Underwriting.”

After the offering, our employees, including our executive officers and our directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up provisions described above.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 270,979 shares immediately after our initial public offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (a) by persons other than affiliates, beginning 90 days after the effective date of this offering, and (b) by affiliates, subject to the manner-of-sale, volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the holding period requirement of Rule 144. However, none of the Rule 701 shares will be eligible for resale until the expiration of the lock-up provisions to which they are subject.
Form S-8 Registration Statement
We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options outstanding under the 2009 Unit Incentive Plan as well as the shares reserved for future issuance under the 2014 Equity Incentive Plan. We expect to file this registration statement as soon as practicable after our initial public offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up provisions to which they are subject.

CERTAIN U.S. FEDERAL INCOME AND STATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (Code), Treasury Regulations issued thereunder, published administrative rulings and judicial decisions, in each case, as of the date hereof. These authorities may be modified, possibly retroactively, or may be subject to differing interpretations, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address any tax considerations that may be relevant to investors in light of their personal circumstances and except as specifically stated below does not address tax consequences arising under any state, local or non-U.S. tax laws, the U.S. federal estate tax or gift tax rules or any other U.S. federal tax laws. This summary does not address all aspects of U.S. federal income and estate taxation, does not address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code and does not deal with the alternative minimum tax or other federal taxes (such as gift tax) or with foreign state or local tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. This summary also does not address tax considerations applicable to investors that may be subject to special tax rules, including, without limitation:

•	Banks, insurance companies or other financial institutions;

•	Regulated investment companies and real estate investment trusts;

•	Persons subject to the alternative minimum tax;

•	Tax-exempt organizations;

•	Controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	Persons who own (or are deemed to own), more than 5% of our capital stock (except to the extent specifically set forth below);

•	Dealers in securities or currencies;

•	Traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	Certain former citizens or long-term residents of the United States;

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Persons who hold our common stock as a position in a hedging transaction, straddle, conversion transaction, or other risk deduction transaction or a person deemed to sell common stock under the constructive sale provisions of the Code;

•	Persons who receive our common stock as compensation for services; and

•	Pension plans and other tax-qualified retirement plans.
In addition, if a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein generally will depend on the status of the partner and on the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the specific U.S. federal income tax consequences of acquiring, owning, or disposing of our common stock.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock, other than a partnership (or other entity classified as a partnership for U.S. federal income tax purposes), that is not any of the following:

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An individual citizen or resident of the United States for tax purposes. If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens;

•	A corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein, or the District of Columbia;

•	An estate whose income is subject to U.S. federal income tax regardless of its source; or

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A trust (i) whose administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a U.S. person.

Distributions
We do not expect to pay dividends on our common stock in the foreseeable future.
Distributions with respect to our common stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its common stock, but not below zero. Any remaining amount will then be considered gain from the sale or exchange of the common stock and will be treated as described below in “Sale or Disposition.”
Subject to the discussions below regarding backup withholding and FATCA (defined below), distributions treated as dividends, if any, paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must timely furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment), those dividends paid to the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.
Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment) generally will be subject to regular graduated U.S. federal income tax rates, net of deductions and credits, in the same manner as if such holder were a U.S. person. Dividends that are effectively connected with the conduct of a U.S. trade or business and paid to a non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Disposition
Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our common stock unless:

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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation for U.S. federal income tax purposes (a USRPHC) at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

Any gain described in the first bullet point above generally will be subject to U.S. federal income tax at graduated tax rates on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe that we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and other trade or business assets, however, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period. We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee that it will be so traded. If gain on the sale or other taxable disposition of our stock were subject to taxation under the third bullet point above, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person and the purchaser of such common stock may be required to withhold a tax equal to 10% of the amount realized on the sale.
Information Reporting and Backup Withholding
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the non-U.S. holder, and the amount of any tax withheld with respect to such dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under a specific treaty or agreement with such tax authorities.
Backup withholding generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. holder status or otherwise establishes an exemption. Even if such certification or information is provided, however, information reporting and backup withholding requirements may apply to a payment of disposition proceeds if the broker has actual knowledge or reason to know, that the holder is, in fact, a U.S. person. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA Withholding
Sections 1471 through 1474 of the Code and the regulations promulgated thereunder (FATCA) generally impose a U.S. federal withholding tax of 30% on certain payments of income, including dividends made after June 30, 2014, and certain payments of gross proceeds made after December 31, 2016, to a “foreign financial institution” (as defined for this purpose) (an FFI), including where the FFI receives such payments as an intermediary, unless the FFI (i) enters into an agreement with the IRS (or is subject to an applicable intergovernmental agreement) to withhold on certain payments and to collect and provide to the

IRS (or local revenue authorities if required under an applicable intergovernmental agreement) substantial information regarding U.S. account holders of the FFI and its affiliates (including certain account holders that are foreign entities with U.S. owners) or is otherwise treated as complying with FATCA, and (ii) the FFI provides the payor with a properly completed Form W-8BEN-E to document its status, which must include the FFI’s Global Intermediary Identification Number, obtained by registering online with the IRS. FATCA also imposes a 30% withholding tax on certain payments of income, including dividends, made after June 30, 2014, and certain payments of gross proceeds made after December 31, 2016, to a “non-financial foreign entity” unless the entity provides the withholding agent with a properly completed IRS Form W-8BEN-E certifying that it does not have any substantial U.S. owners or identifying its direct and indirect substantial U.S. owners.
Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.
U.S. Federal Estate Tax
Shares of common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder who is an individual will be includable in such non-U.S. holder’s taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Robert W. Baird & Co. Incorporated
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated
Total	7,200,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of our Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the offering price listed on the cover of this prospectus and part to certain dealers. After the initial offering of the shares of our Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,080,000 additional shares of our Class A common stock at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,080,000 shares of our Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3.0 million. We have agreed to reimburse the underwriters for up to $40,000 of expenses relating to clearance of this offering with the Financial Industry Regulatory Authority and the qualification of our Class A common stock under state securities laws.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our Class A common stock offered by them.
We have applied to list our Class A common stock on the New York Stock Exchange under the trading symbol “WK”.
We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus, or the “restricted period”:

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A or Class B common stock; or

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A or Class B common stock;
whether any such transaction described above is to be settled by delivery of our Class A or Class B common stock or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC on behalf of the underwriters, we will not, during the restricted period, file any registration statement with the SEC relating to the offering of any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for our Class A or Class B common stock.
The restrictions described in the immediately preceding paragraph to do not apply to:

(1)	the sale of shares of our common stock to the underwriters;

(2)
the issuance of shares of our common stock upon the exercise or conversion of a security outstanding on the date of this prospectus and described herein or of which the underwriters have been advised in writing;

(3)	the issuance of shares of common stock, options to purchase shares of common stock, or other equity awards pursuant to our employee benefit plans disclosed herein;

(4)	the filing of a registration statement on Form S-8 or a successor form thereto; or

(5)
the sale or issuance or entry into an agreement to sell or issue shares of common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 5% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering, and provided further that the recipient of such shares of common stock agrees to be bound in writing by an agreement of the same duration and terms as agreed to by us.

In addition, the holders of substantially all of our outstanding common stock, including all of our directors and officers, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC on behalf of the underwriters, they will not, during the restricted period:

(1)
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A or Class B common stock; or

(2)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A or Class B common stock;
whether any such transaction described above is to be settled by delivery of our Class A or Class B common stock or such other securities, in cash or otherwise. In addition, each such person has agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our Class A or Class B common stock or any security convertible into or exercisable or exchangeable for our Class A or Class B common stock.
The restrictions described in the immediately preceding paragraph do not apply to:

(1)
transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

(2)	transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift or charitable contribution;

(3)
distributions by any holder of our common stock to limited partners, members or stockholders of such holder or to any corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such holder;

(4)	any transfer by will or pursuant to the laws of descent and distribution;

(5)	any transfer to or from certain trusts or to a stockholder’s family;

(6)
the receipt of our common stock upon the exercise of options or any transfer of common stock or securities convertible into common stock upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options so long as such exercise is effected solely by the surrender and cancellation of outstanding options;

(7)	any transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;

(8)
any transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of common stock involving a change of control, provided that until such tender offer, merger, consolidation or other such transaction is completed, the common stock shall remain subject to the restrictions contained in the applicable agreement; or

(9)
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;
provided that in the case of any receipt, transfer or distribution pursuant to clauses (2) through (9), (i) each recipient, transferee, donee or distributee shall sign and deliver, to the extent not previously signed and delivered, a lock-up letter prior to any transfer or distribution and (ii) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the restricted period.
Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Further, subject to certain limited exceptions, our certificate of incorporation will contain provisions substantially identical to the lock-up agreements with the underwriters that will restrict the transfer of shares of our common stock other than shares of Class A common stock issued in this offering for 180 days following the date of this prospectus. See the section titled “Shares Eligible for Future Sale-Lock-Up Restrictions.”
In order to facilitate this offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, we have a line of credit with an affiliate of Morgan Stanley & Co. LLC.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
In the ordinary course of business, we have sold, and may in the future sell, products or services to one or more of the underwriters or their respective affiliates in arms’-length transactions on market competitive terms. In addition, one of our director nominees, Mr. Robert H. Herz, is a director of Morgan Stanley, an affiliate of Morgan Stanley & Co. LLC.
Pricing of the Offering
Prior to the completion of this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that after the offering the shares will trade in the public market at or above the initial public offering price.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (i) the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Hong Kong
Shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to shares of our Class A common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
Shares of our Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our Class A common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person that is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS
The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Drinker Biddle & Reath LLP, Chicago, Illinois. Mayer Brown LLP, Chicago, Illinois is acting as counsel to the underwriters in this offering.
EXPERTS
Our consolidated financial statements at December 31, 2012 and 2013, and for the periods then ended, appearing in this prospectus and the registration statement of which this prospectus is a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.
As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities, and web site of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

WORKIVA LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Managing Directors of Workiva LLC
We have audited the accompanying consolidated balance sheets of Workiva LLC (Workiva) and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, members’ equity (deficit) and cash flows for the periods then ended. These financial statements are the responsibility of Workiva’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Workiva’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Workiva’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Workiva LLC and subsidiaries at December 31, 2012 and 2013, and the consolidated results of its operations and its cash flows for the periods then ended, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the Consolidated Financial Statements, the Consolidated Financial Statements for the year ending December 31, 2013 have been restated to correct for an error in the accounting for a forgivable loan.

/s/ Ernst & Young LLP
Chicago, Illinois
August 26, 2014, except for Note 2, as to which the date is December 8, 2014

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)

	As of December 31,
	2012	2013 (Restated)
ASSETS

Current assets
Cash and cash equivalents	$24,979	$15,515
Marketable securities	5,200	2,436
Accounts receivable, net of allowance for doubtful accounts of $194 and $111 in 2012 and 2013, respectively	5,167	13,885
Deferred commissions	546	301
Other receivables	170	2,856
Prepaid expenses and other current assets	1,285	891
Total current assets	37,347	35,884

Restricted cash	199	179
Restricted marketable securities	—	2,368
Property and equipment, net	15,561	34,715
Intangible assets, net	—	167
Other assets	415	631
Total assets	$53,522	$73,944

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$2,396	$3,993
Accrued expenses and other current liabilities	6,703	8,939
Deferred revenue	17,120	27,367
Current portion of capital lease and financing obligations	—	723
Current portion of long-term debt	185	2,303
Total current liabilities	26,404	43,325

Deferred revenue	1,045	9,018
Deferred rent	67	335
Capital lease and financing obligations	—	12,511
Long-term debt	2,796	4,513
Construction liability	9,190	7,636
Total liabilities	39,502	77,338

Commitments and contingencies	—	—

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (continued) (in thousands, except per share amounts)

	As of December 31,
	2012	2013 (Restated)

MEMBERS’ EQUITY (DEFICIT)
Series A preferred units, 21,050,000 units issued and outstanding as of December 31, 2012 and 2013	(9,652)	(9,711)
Series B preferred units, 15,665,525 units issued and outstanding as of December 31, 2012 and 2013	(6,483)	(6,485)
Series C preferred units, 9,053,272 and 10,486,387 units issued and outstanding as of December 31, 2012 and 2013, respectively	29,213	8,590
Common units, 18,692,490 and 18,954,806 units issued and outstanding as of December 31, 2012 and 2013, respectively	(2,664)	482
Appreciation and participation units, 20,484,406 and 21,679,094 units issued and outstanding as of December 31, 2012 and 2013, respectively	3,648	3,872
Accumulated other comprehensive loss	(42)	(142)
Total members’ equity (deficit)	14,020	(3,394)
Total liabilities and members’ equity (deficit)	$53,522	$73,944
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Year ended December 31,
	2012	2013 (Restated)
Revenue
Subscription and support	$34,702	$65,164
Professional services	18,236	19,987
Total revenue	52,938	85,151
Cost of revenue
Subscription and support	9,222	14,881
Professional services	9,777	9,406
Total cost of revenue	18,999	24,287
Gross profit	33,939	60,864
Operating expenses
Research and development	18,342	33,400
Sales and marketing	27,506	40,824
General and administrative	16,146	14,402
Total operating expenses	61,994	88,626
Loss from operations	(28,055)	(27,762)
Interest expense	(1,521)	(366)
Other income and (expense), net	(861)	104
Net loss	$(30,437)	$(28,024)

Pro forma net loss and per share information (unaudited)
Pro forma provision for income taxes		—
Pro forma net loss		$(28,024)
Pro forma basic and diluted net loss per share		$(0.88)
Pro forma weighted average shares outstanding - basic and diluted		31,746,911
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (in thousands)

	Year ended December 31,
	2012	2013 (Restated)
Net loss	$(30,437)	$(28,024)
Other comprehensive loss
Foreign currency translation adjustment	(2)	56
Unrealized loss on available-for-sale securities	(40)	(156)
Other comprehensive loss	(42)	(100)
Comprehensive loss	$(30,479)	$(28,124)
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) (in thousands)

	Series A Preferred Units		Series B Preferred Units		Series C Preferred Units		Common Units		Appreciation and Participation Units		Accum- ulated Other Compre- hensive Loss	Total Members’ Equity (Deficit) (Restated)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2011	21,050	$(5,581)	15,665	$(3,454)	—	$—	18,600	$(247)	12,735	$678	$—	$(8,604)
Issuance of Series C preferred units, net of issuance costs	—	—	—	—	6,047	29,919	—	—	—	—	—	29,919
Conversion of debt to Series C preferred units	—	—	—	—	3,006	14,984	—	—	—	—	—	14,984
Issuance of units in connection with vesting of restricted appreciation and participation units	—	—	—	—	—	—	—	—	7,749	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	1,198	—	6,931	—	8,129
Exercise of common unit options	—	—	—	—	—	—	92	71	—	—	—	71
Net loss	—	(4,071)	—	(3,029)	—	(15,690)	—	(3,686)	—	(3,961)	—	(30,437)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(42)	(42)
Balances at December 31, 2012	21,050	$(9,652)	15,665	$(6,483)	9,053	$29,213	18,692	$(2,664)	20,484	$3,648	$(42)	$14,020
Issuance of Series C preferred units, net of issuance costs	—	—	—	—	1,433	7,145	—	—	—	—	—	7,145
Issuance of units in connection with vesting of restricted appreciation and participation units	—	—	—	—	—	—	—	—	1,195	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	3,146	—	224	—	3,370
Exercise of common unit options	—	—	—	—	—	—	262	256	—	—	—	256
Distribution to members	—	(59)	—	(2)	—	—	—	—		—	—	(61)
Net loss	—	—	—	—	—	(27,768)	—	(256)	—	—	—	(28,024)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(100)	(100)
Balances at December 31, 2013	21,050	$(9,711)	15,665	$(6,485)	10,486	$8,590	18,954	$482	21,679	$3,872	$(142)	$(3,394)
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year ended December 31,
	2012	2013 (Restated)
Cash flows from operating activities
Net loss	$(30,437)	$(28,024)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,039	2,373
Equity-based compensation expense	8,129	3,370
Provision for (recovery of) doubtful accounts	183	(83)
Accretion of discount on debt	550	—
Change in fair value of derivative liability	(3,271)	—
Loss on settlement of convertible notes with Series C preferred units	4,206	—
Changes in assets and liabilities:
Accounts receivable	1,014	(8,647)
Deferred commissions	(43)	244
Other receivables	176	(686)
Prepaid expenses and other	(1,017)	394
Other assets	(333)	(216)
Accounts payable	827	1,598
Deferred revenue	8,737	18,237
Accrued expenses and other current liabilities	4,988	2,508
Change in restricted cash	(154)	—
Net cash used in operating activities	(5,406)	(8,932)

Cash flows from investing activities
Purchase of property and equipment	(5,685)	(9,503)
Purchase of marketable securities	(5,240)	(920)
Sale of marketable securities	—	1,160
Purchase of intangible assets	—	(169)
Net cash used in investing activities	(10,925)	(9,432)

Cash flows from financing activities
Proceeds from issuance of Series C preferred units	30,234	7,165
Payment of equity issuance costs	(315)	(20)
Proceeds from issuance of convertible notes	2,455	—
Repayment of convertible debt	(25)	—
Proceeds from option exercises	71	256
Repayment of debt to related party	(1,000)	—
Changes in restricted cash	20	20
Repayment of long-term debt	(158)	(181)
Principal payments on capital lease and financing obligations	—	(346)
Distributions to members	—	(61)
Proceeds from borrowings on line of credit	—	2,017
Net cash provided by financing activities	31,282	8,850
Effect of foreign exchange rates on cash	(1)	50

Net increase (decrease) in cash and cash equivalents	14,950	(9,464)
Cash and cash equivalents at beginning of year	10,029	24,979
Cash and cash equivalents at end of year	$24,979	$15,515

Supplemental cash flow disclosure
Cash paid during the period for interest	$74	$488

Supplemental disclosure of noncash investing and financing activities
Fixed assets acquired through notes payable	$85	$—
Fixed assets acquired through financing obligations	$8,933	$10,278
Fixed assets acquired through capital lease arrangement	$—	$1,749
Government loan awarded but not yet received	$—	$2,000
Derivative liability recorded to members’ equity upon settlement of convertible notes	$1,484	$—
Conversion of convertible notes and accrued interest into Series C Preferred Units	$13,500	$—
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies
Organization
WebFilings LLC was formed in California in August 2008. In July 2014, we changed our name to Workiva LLC, and in September 2014 we converted from a California limited liability company to a Delaware limited liability company. We have pioneered a cloud- and mobile-based platform for enterprises to collect, manage, report and analyze critical data in real time. Our software platform, Wdesk, allows users to access and control all of their business data, regardless of format or location, with innovative live-linking technology. We offer our customers solutions for compliance, risk, sustainability and management reporting, and enterprise risk management that are delivered through our Wdesk platform. Our operational headquarters are located in Ames, Iowa, with additional offices located in the United States, Europe and Canada.
Basis of Presentation and Principles of Consolidation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Workiva LLC and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Unaudited Pro Forma Loss and Per Share Information
Prior to the issuance of any of our shares of Class A common stock in an initial public offering, we will convert from a Delaware limited liability company to a Delaware corporation and change our name from Workiva LLC to Workiva Inc. In conjunction with the corporate conversion, all of our outstanding Series A, B and C preferred units, common units, capped common units, appreciation units, participation units, and options to purchase common units will automatically convert into shares of our common stock or options to purchase common stock. The ratio at which each class of outstanding equity units and options will be converted into shares of our common stock or options will be determined using a formula based on the midpoint of the price range of our Class A common stock set forth on the cover of the last preliminary prospectus prior to the completion of the corporate conversion. The conversion rates are set forth below:

Rate of conversion
Preferred units - Series A	0.396
Preferred units - Series B	0.453
Preferred units - Series C	0.396
Common units	0.396
Capped common units ($.20 cap)	0.014
Capped common units ($1.00 cap)	0.071
Capped common units ($4.00 cap)	0.286
Appreciation units ($.20 threshold price)	0.382
Appreciation unit ($.30 threshold price)	0.375
Appreciation units ($3.36 threshold price)	0.156
Participation units ($1.00 threshold price)	0.325
Participation units ($4.00 threshold price)	0.111
We will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

as set forth in our certificate of incorporation, including with respect to voting and conversion. Each share of our Class A common stock will be entitled to one vote per share and will not be convertible into any other shares of our capital stock. Each share of our Class B common stock will be entitled to ten votes per share and will be convertible into one share of our Class A common stock at any time. Our Class B common stock also will automatically convert into shares of our Class A common stock upon certain transfers and other events.
Prior to the corporate conversion, no provision or benefit for income taxes was included in the accompanying consolidated statements of operations because our results of operations were allocated to our members for inclusion in their respective income tax returns. The pro forma loss information set forth below provides an adjustment for income tax expense as if we had converted to a corporation on January 1, 2013.
We compute the pro forma loss per share of Class A and Class B common stock as if the following occurred on January 1, 2013: (i) the corporate conversion, and (ii) conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). Pro forma basic loss per share is computed using pro forma net loss divided by the weighted-average number of common shares outstanding during the period. Pro forma diluted loss per share is computed using the weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. Potentially dilutive securities consist of stock options and unvested shares of common stock. Outstanding stock options to purchase 3,488,202 shares of our Class A common stock and 331,805 unvested Class A shares are not included in the diluted loss per share calculation because they would have had an antidilutive effect. The computation of the diluted loss per share of Class A common stock does not assume the conversion of Class B common stock because the effect of the conversion would not be dilutive.
The following table sets forth the computation of pro forma net loss and pro forma basic and diluted net loss per share for Class A and Class B common stock for the year ended December 31, 2013 (in thousands, except share amounts and per share amounts):

Year ended December 31, 2013
Net loss	$28,024
Pro forma provision for income taxes	—
Pro forma net loss	$28,024

Numerator
Pro forma net loss - Class A	$(17,230)
Pro forma net loss - Class B	$(10,794)

Denominator
Pro forma weighted-average Class A common shares outstanding - basic and diluted	19,519,482
Pro forma weighted-average Class B common shares outstanding - basic and diluted	12,227,429

Pro forma basic and diluted net loss per share - Class A	$(0.88)
Pro forma basic and diluted net loss per share - Class B	$(0.88)

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency
We translate the financial statements of our foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and average exchange rates for revenue, costs and expenses. Translation gains and losses are recorded in accumulated other comprehensive income as a component of members’ equity. Gains and losses resulting from foreign currency transactions that are denominated in currencies other than the entity's functional currency, including intercompany foreign currency transactions that are not of a long-term investment nature, are included within “Other income and (expense), net” on the consolidated statements of operations. We recorded $32,000 and $108,000 of transaction losses during the years ended December 31, 2012 and 2013, respectively.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. These estimates include, but are not limited to, the determination of the relative selling prices of our services, self-insurance reserves for claims incurred but not yet reported and certain assumptions used in the valuation of equity awards. While these estimates are based on our best knowledge of current events and actions that may affect us in the future, actual results may differ materially from these estimates.
Cash and Cash Equivalents
Cash consists of cash on deposit with banks that is stated at cost, which approximates fair value. We invest our excess cash primarily in highly liquid certificates of deposit, money market funds and marketable securities. We classify all highly liquid investments with stated maturities of three months or less from date of purchase as cash equivalents and all highly liquid investments with stated maturities of greater than three months as marketable securities.
Marketable Securities
We determine the appropriate classification of our investments at the time of purchase and reevaluate such designation at each balance sheet date. We have classified and accounted for our investments as available-for-sale. Available-for-sale securities are recorded at fair value each reporting period. Unrealized gains and losses are excluded from earnings and recorded as a separate component within “Accumulated other comprehensive loss” on the consolidated balance sheets until realized. Dividend income is reported within “Other income and expense, net” on the consolidated statements of operations. We evaluate our investments to assess whether those with unrealized loss positions are other than temporarily impaired. We consider impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely we will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in “Other income and (expense), net” in the consolidated statements of operations.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents and marketable securities, are measured and recorded at fair value on a recurring basis. Our other current financial assets and our other current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Concentration of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.
Our accounts receivable are derived primarily from customers located in North America. We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable balances. We did not have a significant concentration of accounts receivable from any single customer or from customers in any single country outside of the United States at December 31, 2012 or 2013.
Property and Equipment, net
Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally one to ten years. We amortize leasehold improvements and assets under capital leases or financing arrangements over the lesser of the term of the lease including renewal options that are reasonably assured or the estimated useful life of the assets. Depreciation and amortization expense totaled $1,039,000 and $2,371,000 for the years ended December 31, 2012 and 2013, respectively, and includes $0 and $607,000 of amortization of assets recorded under capital leases during the years ended December 31, 2012 and 2013. There were no assets under capital leases in 2012.
Revenue Recognition
We generate revenue through the sale of subscriptions to our cloud-based software and the delivery of professional services. Our customer contracts typically range in length from three to 36 months. Our arrangements do not contain general rights of return. Our subscription contracts do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts.
We commence revenue recognition for subscriptions to our cloud applications and professional services when all of the following criteria are met:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	Collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.
Collectability is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. Collateral is not requested from the customer. If it is determined that the collection of a fee is not probable, the revenue is recognized at the time the collection becomes probable, which is generally upon the receipt of cash.
Revenue is reported net of sales and other taxes collected from customers to be remitted to government authorities.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subscription and Support Revenue
We recognize the aggregate minimum subscription and support fees ratably on a straight-line basis over the subscription term, provided that an enforceable contract has been signed by both parties, access to our SaaS solutions has been granted to the customer, the fee for the subscription and support is fixed or determinable, and collection is reasonably assured.
Professional Services Revenue
Our professional services primarily relate to document set up and XBRL tagging. When requested by our new or existing customers, we will set up their documents by importing a prior version and formating the document using best practice methods in our solution. Our XBRL tagging services include applying XBRL tagging to a customer filing document using Wdesk XBRL tools, reviewing existing tags for correctness, identifying any necessary revisions to be consistent with newly provided requirements or guidance from the SEC or FASB, as well as rolling forward XBRL tags from a prior filing to a current filing document.
Our professional services are not required for customers to utilize our solution. Our pricing for professional services has been predominantly on a fixed-fee basis, and we recognize revenue after the services have been performed. Document set up services are typically completed in less than two weeks. XBRL tagging services are offered for each filing document and revenue is recognized upon a successful submission to the SEC.
Multiple Deliverable Arrangements
For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. For deliverables that have standalone value upon delivery, we account for each deliverable separately and recognize revenue for the respective deliverables as they are delivered.
Subscription contracts have standalone value as we sell the subscriptions separately. In determining whether professional services can be accounted for separately from subscription services, we consider the availability of the professional services from other vendors, the nature of our professional services and whether we sell our applications to new customers without professional services. In the years ended December 31, 2012 and 2013, we determined that we had established standalone value for the professional services related to document set up and XBRL tagging. This determination was made due primarily to the ability of the customer to complete these tasks without assistance and the sale of XBRL services separate from the initial subscription order. Because we established standalone value for our professional services in the years ended December 31, 2012 and 2013, such service arrangements are being accounted for separately from subscription services.
When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangements accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of our deliverables. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our best estimate of selling price. The amount of arrangement fee allocated is limited by contingent revenue, if any.
We determine our best estimate of selling price for our deliverables based on our overall pricing objectives, taking into consideration market conditions and entity-specific factors. We evaluate our best estimate of selling price by reviewing historical data related to sales of our deliverables, including comparing the

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

percentages of our contract prices to our list prices. We also may consider several other data points in our evaluation, including the size of our arrangements, length of term, the cloud applications sold, customer demographics and the numbers and types of users within our arrangements.
Deferred Revenue
We typically invoice our customers for subscription fees in advance on a quarterly, annual, two- or three-year basis, with payment due at the start of the subscription term. Unpaid invoice amounts for services starting in future periods are excluded from accounts receivable and deferred revenue. Invoiced amounts are reflected as accounts receivable once we have initiated services with an offset to deferred revenue or revenue depending on whether the revenue recognition criteria have been met. Deferred revenue also includes certain deferred professional service fees that are recognized upon completion of the service. The portion of deferred revenue that we anticipate will be recognized after the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue.
Cost of Revenue
Cost of revenue consists primarily of personnel and related costs directly associated with the professional services and customer success teams and training personnel, including salaries, benefits, bonuses, and equity-based compensation; the costs of contracted third-party vendors; the costs of server usage by our customers; information technology costs; and facility costs.
Sales and Marketing Expenses
Sales and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions, and equity-based compensation. Other costs included in this expense are marketing and promotional events, our annual user conference, online marketing, product marketing, information technology costs, and facility costs. We amortize sales commissions that are directly attributable to a contract over the lesser of 12 months or the non-cancelable term of the customer contract based on the terms of our commission arrangements.
Advertising costs are charged to sales and marketing expense as incurred. Advertising expense totaled $464,000 and $454,000 for the years ended December 31, 2012 and 2013, respectively.
Research and Development Expenses
Research and development expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, and equity-based compensation, costs of server usage by our developers, information technology costs, and facility costs.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and equity-based compensation; legal, accounting, and other professional service fees; other corporate expenses; information technology costs; and facility costs.
Leases
We categorize leases at their inception as either operating or capital leases and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on certain lease agreements. We recognize lease costs on a straight-line basis, taking into account adjustments for free or escalating rental payments, renewals at our option that are reasonably assured and deferred payment terms.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Additionally, lease incentives are accounted for as a reduction of lease costs over the term of the agreement. Leasehold improvements are capitalized at cost and amortized over the shorter of their useful life or the term of the lease.
Government Grants
Government grants awarded in the form of a forgivable loan are held on the balance sheet until all contingencies are resolved and the grant is determined to be realized.
Intangible Assets
We account for intangible assets under Accounting Standards Codification (ASC) 350, Goodwill and Other Intangibles—30 General Intangibles Other than Goodwill. Intangible assets consist of legal fees incurred for patents and are recorded at cost and amortized over the useful lives of the assets of ten years, using the straight-line method. Certain patents are in the legal application process and therefore are not currently being amortized.
Accumulated amortization of patents as of December 31, 2012 and 2013 was $0 and approximately $2,000, respectively. Future amortization expense for legally approved patents is estimated at $6,300 per year through 2018 and approximately $29,000 thereafter.
Impairment of Long-Lived Assets
Long-lived assets, such as property, equipment and software and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If circumstances require that a long-lived asset or asset group be tested for possible impairment, we first compared the undiscounted cash flows expected to be generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.
Equity-Based Compensation
We measure all equity-based payments, including grants of options to purchase common units and the issuance of restricted share participation and appreciation units to employees and service providers, using a fair-value based method. The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statement of operations based on the estimated fair value of those awards on the grant date or reporting date, if required to be remeasured, and amortized on a straight-line basis over the requisite service period. We use the Black-Scholes option-pricing model to determine the fair values of equity-based awards.
Income Taxes
The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates that are applicable in the year the deferred tax balances are expected to reverse. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. We consider many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, the ability to carryback losses and other relevant factors. We

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

allocate our valuation allowance to current and non-current deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.We utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.
No provision or benefit for U.S. federal or state income taxes has been included in the accompanying consolidated statements of operations because our results of operations are allocated to our members for inclusion in their respective income tax returns. Certain of our foreign subsidiaries are subject to income tax. As of December 31, 2013, we had approximately $398,000 of net operating losses in foreign jurisdictions that expire in 2032 and 2033 and are covered by a full valuation allowance.We have analyzed our inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction) and have concluded that no uncertain tax positions are required to be recognized in our consolidated financial statements. The tax years 2010 to 2013 remain open in our taxing jurisdictions.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts. We regularly review our receivables that remain outstanding past their applicable payment terms and established an allowance for potential write-offs by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. Accounts receivable deemed uncollectible are charged against the allowance once collection efforts have been exhausted.
New Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Topic 350 - Comprehensive Income (ASU 2013-02), which amends Topic 220 to improve the reporting of reclassifications out of accumulated other comprehensive income to the respective line items in net income. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. We adopted this standard effective January 1, 2013. Adoption of the new standard did not have a material impact on the consolidated results of operations or financial condition.
In May 2014, the FASB issued guidance codified in ASC 606, Revenue Recognition - Revenue from Contracts with Customers, which amends the guidance in former ASC 605, Revenue Recognition. We are currently evaluating the impact of the provisions of ASC 606.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. Restatement of Previously Issued Financial Statements
We have restated our previously issued consolidated balance sheet as of December 31, 2013 and the related consolidated statement of operations, comprehensive loss, members’ equity (deficit) and cash flows for the year then ended to properly account for a February 1, 2011, $2.3 million forgivable loan from the Iowa Department of Economic Development (IDED) (Note 7) in accordance with ASC 450 “Contingencies” (ASC 450). While we continue to believe that the IDED loan will be forgiven, we have concluded that the realization of these amounts represents a gain contingency and should be recorded when all contingencies have been resolved. The $2.3 million IDED loan will be forgiven, and we will not be required to repay the IDED loan, if we maintain a specified number of qualifying jobs through December 2015. Accordingly, under ASC 450, we will not account for the IDED loan until December 2015, and then only if the contingencies related to qualifying jobs have been satisfied. Accordingly, the benefit of the forgivable loan, which was originally allocated and recorded as a reduction to payroll costs reported in cost of revenue and operating expenses in 2013, has been reversed as a result of this restatement and the application of ASC 450.
The effect of the restatement had no impact to our net cash used in operating activities, net cash used in investing activities, or net cash flows provided by financing activities within our Consolidated Statement of Cash Flows for the year ended December 31, 2013. The following table summarizes the changes to each of the line items on the financial statements as a result of the changes described above (in thousands except per share information):

	As Reported	Adjustments	Restated
Balance Sheet
Long-term debt	$2,254	$2,259	$4,513

Statement of Operations
Cost of revenue
Subscription and support	14,530	351	14,881
Professional services	9,262	144	9,406
Operating expenses
Research and development	32,506	894	33,400
Sales and marketing	40,243	581	40,824
General and administrative	14,113	289	14,402
Net loss	(25,765)	(2,259)	(28,024)

Pro forma net loss and per share information (unaudited)
Pro forma net loss	(25,765)	(2,259)	(28,024)
Pro forma basic and diluted net loss per share	(0.81)	(0.07)	(0.88)

Statement of Members’ Equity (Deficit)
Series C preferred units	10,849	(2,259)	8,590
The notes to these consolidated financial statements have been revised, as needed, to reflect the impact of the restatement of accounting for the forgivable loan, as previously discussed above.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. Marketable Securities
At December 31, 2012, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Aggregate Fair Value
Domestic debt mutual funds	$5,000	$—	$(40)	$4,960
Certificates of deposit	240	—	—	240
Money market funds	23,888	—	—	23,888
	$29,128	$—	$(40)	$29,088
Included in cash and cash equivalents	$23,888	$—	$—	$23,888
Included in marketable securities	$5,240	$—	$(40)	$5,200
At December 31, 2013, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Aggregate Fair Value
Domestic debt mutual funds	$5,000	$—	$(196)	$4,804
Money market funds	13,923	—	—	13,923
	$18,923	$—	$(196)	$18,727
Included in cash and cash equivalents	$13,923	$—	$—	$13,923
Included in marketable securities	$5,000	$—	$(196)	$4,804
The following table presents gross unrealized losses and fair values for those marketable securities that were in an unrealized loss position as of December 31, 2012 and 2013, aggregated by investment category and the length of time that individual securities have been in a continuous loss position (in thousands):

	As of December 31, 2012
	Less than 12 months		12 months or greater
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Domestic debt mutual funds	$4,960	$(40)	$—	$—
Total	$4,960	$(40)	$—	$—

	As of December 31, 2013
	Less than 12 months		12 months or greater
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Domestic debt mutual funds	$—	$—	$4,804	$(196)
Total	$—	$—	$4,804	$(196)
The unrealized losses of our individual fixed rate marketable securities ranged from less than $131,000 to $65,000 as of December 31, 2013. We did not believe any of the unrealized losses represented an other-than-temporary impairment based on our evaluation of available evidence at December 31, 2013.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. Supplemental Consolidated Balance Sheet and Statement of Operations Information
Other Receivables
Other receivables as of December 31, 2012 and 2013 consisted of (in thousands):

	As of December 31,
	2012	2013
Government loan award (Note 7)	$—	$2,000
Other receivables	170	856
	$170	$2,856
Restricted Cash
At December 31, 2013, we had $25,000 of restricted cash associated with an irrevocable letter of credit in place as collateral for a loan from the Iowa Economic Development Authority (IEDA). We also had $154,000 of restricted cash associated with an irrevocable letter of credit in place as collateral for a lease on a building.
Restricted Marketable Securities
At December 31, 2013, we had $2,368,000 of restricted marketable securities serving as collateral for an irrevocable letter of credit of $350,000 and a revolving line of credit with Morgan Stanley (see Note 7). The amount required to be maintained is equal to the combined outstanding balance of the line of credit and letter of credit. As of December 31, 2013, we did not intend to pay down the line of credit within the next twelve months and accordingly classified the restricted marketable securities as non-current.
Property and Equipment, net
Property and equipment, net as of December 31, 2012 and 2013 consisted of (in thousands):

	As of December 31,
	2012	2013
Buildings	$—	$17,056
Computers, equipment and software	3,322	4,934
Furniture and fixtures	1,194	4,470
Vehicles	97	97
Leasehold improvements	357	523
Construction in process	12,327	11,676
	17,297	38,756
Less: accumulated depreciation and amortization	1,736	4,041
	$15,561	$34,715

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following assets included in property and equipment, net were acquired under capital and financing leases (see Note 6) (in thousands):

	As of December 31,
	2012	2013
Buildings	$—	$17,056
Computers and equipment	—	1,356
Furniture and fixtures	—	392
	—	18,804
Less: accumulated amortization	—	607
	$—	$18,197
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of December 31, 2012 and 2013 consisted of (in thousands):

	As of December 31,
	2012	2013
Accrued vacation	$1,395	$2,175
Accrued commissions	902	1,118
Accrued payroll	3,143	3,101
Self-insurance reserves	—	692
Accrued other liabilities	1,263	1,853
	$6,703	$8,939
Other Income and (Expense), net
Other income and (expense), net for the year ended December 31, 2012 and 2013 consisted of (in thousands):

	For the year ended December 31,
	2012	2013
Interest income	$98	$220
Change in fair value of derivative	3,271	—
Loss on settlement of convertible notes with Series C preferred units	(4,206)	—
Other	(24)	(116)
	$(861)	$104
5. Fair Value Measurements
We determine the fair values of our financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value assumes that the transaction to sell the asset or transfer the liability occurs in the principal or most advantageous market for the asset or liability and establishes that the fair value of an asset or liability shall be determined based on the assumptions that market participants would use in pricing the asset or liability. The classification of a financial asset or liability within the hierarchy is based upon the lowest level input

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

that is significant to the fair value measurement. The fair value hierarchy prioritizes the inputs into three levels that may be used to measure fair value:
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 - Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3 - Inputs are unobservable inputs based on our assumptions.
The following tables present financial assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

		Fair Value Measurements at December 31, 2012 using:
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Remaining Inputs	Significant Other Unobservable Remaining Inputs
Description	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents
Money market funds	$23,888	$23,888	$—	$—
Marketable securities
Domestic debt mutual funds	4,960	4,960	—	—
Total assets measured at fair value	$28,848	$28,848	$—	$—

		Fair Value Measurements at December 31, 2013 using:
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Remaining Inputs	Significant Other Unobservable Remaining Inputs
Description	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents
Money market funds	$13,923	$13,923	$—	$—
Marketable securities
Domestic debt mutual funds	4,804	4,804	—	—
Total assets measured at fair value	$18,727	$18,727	$—	$—
Other Fair Value Measurements
At December 31, 2013, the fair value of our debt obligations approximated the carrying amount of $6.8 million. The estimated fair value was based in part on our consideration of incremental borrowing rates for similar types of borrowing arrangements. We have generally classified the fair value of our debt obligations as Level 3 due to the lack of relevant observable market data over fair value inputs, such as probability-weighting whether payment of interest will be required in the event of default under terms of certain of the arrangements.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. Commitments and Contingencies
Lease Commitments
We lease certain office and residential space under non-cancelable operating leases with various lease terms through June 2043. Rent expense for the years ended December 31, 2012 and 2013 was $1.2 million and $2.5 million, respectively.
During 2013, we leased computer equipment and furniture from various parties under capital lease agreements that expire through March 2018. The total amount financed under these capital leases was $1.7 million during 2013.
Build to Suit
We entered into a lease agreement for land and an office building in Ames, Iowa, which was constructed in two phases. As part of the lease agreement, the landlord was responsible for constructing the building in accordance with our specifications and agreed to fund $11.8 million for the first phase and $11.1 million for the second phase of construction. We were the developer of the project and responsible for construction costs in excess of these amounts. As a result of this involvement, we were deemed the “owner” for accounting purposes during the construction period and were required to capitalize the construction costs associated with the office building. Upon completion of each phase of the project, we performed a sale-leaseback analysis pursuant to ASC 840, “Leases,” to determine if the building could be removed from the balance sheet. We determined there was continuing involvement, which precluded derecognition of the building. The construction liability of $11.8 million was reclassified to a financing obligation, and $17.1 million of costs capitalized during construction was placed in service during June 2013 for the initial phase. Upon completion of the second phase of the project, the construction liability of $11.1 million was reclassified to a financing obligation, and $18.4 million of costs capitalized during construction was placed in service during June 2014.
Total cash payments due under the arrangement were allocated on a relative fair value basis between rent related to the land lease and debt service payments related to the financing obligation. The portion of the lease payments allocated to the land is expensed straight-line over the term of the lease from the point we took possession of the land and including renewal periods where renewal was deemed reasonably assured at the inception of the lease. The lease contains purchase options to acquire the landlord’s interest in the land lease and building at any time beginning three years from the commencement date of the lease. In addition, the lease requires us upon certain events, such as a change in control, to purchase the building from the landlord. The purchase options were deemed to be fair value at the inception of the lease.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2013, future estimated minimum lease payments under non-cancelable operating, capital, and financing leases were as follows (in thousands):

Year ending December 31:	Operating Leases	Capital Leases	Financing Obligations
2014	$2,193	$704	$990
2015	1,919	540	990
2016	2,084	326	990
2017	2,064	79	990
2018	1,777	18	990
Thereafter	7,405	—	21,047
Total minimum lease payments	$17,442	1,667	25,997
Less: Amount representing interest		160	14,270
Present value of capital lease and financing obligations		$1,507	$11,727
Litigation
From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of any currently pending legal proceedings to which we are a party will not have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
7. Debt
Convertible Notes
In December 2011, we issued convertible promissory notes (the 2011 Notes) totaling $10.1 million and bearing interest at 7% per annum. We received net proceeds of $10.1 million after deducting issuance costs of $38,000. The notes were due December 2016 and could be extended at our option for an additional two years. If equity interests of greater than $12.0 million were sold to new investors, the 2011 Notes and accrued unpaid interest were, for 30 days, convertible at the option of the holder into the same type of membership interests as the equity financing at 90% of the price per unit of the equity financing.
In March 2012, we issued convertible promissory notes (the 2012 Notes) totaling $2.5 million with substantially the same terms as the 2011 Notes. We received net proceeds of $2.5 million after deducting issuance costs of $10,000.
We concluded that our ability to extend the term and the right of the holder to convert the 2011 and 2012 Notes into another security at the discounted price qualify as features that should be bifurcated as a compound embedded derivative. The fair value of the derivatives at issuance of the 2011 and 2012 Notes were $3.8 million and $922,000, respectively. The impact of the change in fair value of the derivatives of $3.3 million for 2012 was reported in “Other income and (expense), net” on the consolidated statement of operations.
We recorded interest expense of $762,000 during the year ended December 31, 2012 related to the 2011 and 2012 Notes.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2012, in conjunction with the issuance of Series C preferred units, we settled the $13.5 million of outstanding principal and interest with 3,006,442 Series C preferred units resulting in a loss of $4.2 million, which is reported in “Other income and (expense), net” on the consolidated statement of operations.
Debt to Related Party
On August 29, 2011, we received an unsecured loan of $1.0 million from a founder and Managing Director, accruing interest at 7%. The loan was paid in full during the year ended December 31, 2012. We recorded interest expense of $47,000 during the year ended December 31, 2012 related to such debt agreement.
Debt
On August 31, 2009, we received financing from the Iowa Department of Economic Development (IDED) that provides for a loan of $100,000, accruing interest at 5%, due in monthly installments maturing on August 31, 2014. The loan is secured by an irrevocable letter of credit of $25,000 at December 31, 2013, which is a decrease from $45,000 at December 31, 2012.
In addition, we received a loan of $150,000 from IDED on August 31, 2009. We are required to pay the lesser of 2% of prior year total gross revenue or $25,000 per year until $225,000 has been remitted. We expect to pay $25,000 in 2014, and therefore, the principal portion of $16,000 and $108,000 have been reflected in the current and long-term portion of debt on our balance sheet, respectively. Interest will be accreted over the estimated period of repayment. Under the terms of both IDED notes, we were required to create 20 jobs in Iowa by May 2012 and maintain them through May 2014, which we did. In the event such conditions were not met, $150,000 of the loan amount would have been immediately due and payable. We recorded interest expense of $11,000 for both of the years ended December 31, 2012 and 2013 related to such 2009 debt agreements.
On February 15, 2010, we received financing from IDED that provides for a forgivable grant of $150,000. The grant is forgivable after 10 years unless any of the following events occur: we complete an initial public offering, our operations and development center move out of Iowa, or we sell 51% or more of our assets or the company. If any of these events occur, the grant will be required to be repaid in a lump sum, accruing 6% interest. We recorded interest expense of $11,000 and $9,000 for the years ended December 31, 2012 and 2013, respectively, related to such debt agreement.
On April 30, 2010, we received a loan of $100,000 from the City of Ames, maturing May 2015 and accruing interest at 1.625% per annum, due in monthly installments. The loan is secured by furniture located in Ames, Iowa. Under the terms of the loan, we are required to create 62 jobs by January 2015. In the event that such condition is not met, we must repay $213 per job not created. We expect to meet this requirement. We recorded interest expense of $1,000 in both of the years ended December 31, 2012 and 2013 related to such debt agreements. On May 20, 2010, we received a non-interest bearing loan of $500,000 from IDED, which is due in monthly installments from September 2010 through August 2015. Under the terms of the loan, we are required to create 62 jobs by January 2013 and maintain them through January 2015. In the event that such condition is not met, the remaining unpaid principal is immediately due and payable. We expect to meet this requirement. The loan is secured by a personal guaranty from a founder and managing director.
On February 1, 2011, we received financing from IDED that provides for a grant in the form of a forgivable loan of $2.3 million. The note matures in five years, and in the event of default, bears interest at 6%. Under the terms of the loan, we must complete and maintain the project performance obligation, including the creation of 251 qualified jobs by December 16, 2013, and the retention of six previously created qualified jobs through December 16, 2015. The job creation obligation was met as of December 16, 2013 and must be maintained through December 16, 2015. In the event that such condition is not met, we must repay $8,799 per job not maintained. The financing is secured by a letter of credit issued pursuant to our credit facility

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

with Silicon Valley Bank described in Note 12. As the project plan was completed in 2013, which included the creation of 251 qualified jobs, and any failure to maintain these qualified jobs during the maintenance period would not give rise to a requirement to accrue or repay interest on the loan, interest expense of $260,000 that had been previously accrued was offset against “Interest expense” on the consolidated statement of operations.
On July 14, 2011, we obtained a $1.0 million line of credit with Bankers Trust. The line of credit has a variable interest rate of the bank’s prime lending rate plus 1.5%. The loan’s interest rate as of December 31, 2013 was 4.75%, and we recorded interest expense of $0 for both of the years ended December 31, 2012 and 2013 related to such debt agreement. No amounts were outstanding as of December 31, 2012 and 2013, respectively.
During 2012, we entered into various vehicle financing arrangements totaling $85,000. The loans accrue interest at 8.35% per annum and are due in monthly installments maturing August 2015. We recorded interest expense of $2,000 and $5,400 for the years ended December 31, 2012 and 2013, respectively related to such debt agreements.
On March 6, 2013, we obtained a line of credit with Morgan Stanley providing for maximum borrowings of $20.8 million. The availability on the line of credit is limited to the value of our cash and marketable securities held in the associated account at Morgan Stanley of $5.7 million at December 31, 2013. As of December 31, 2013, the maximum amount available on the line of credit was $3.3 million, due to an irrevocable letter of credit to support our outstanding furniture lease in the amount of $350,000 and outstanding borrowings on the line of credit of $2.0 million. The line of credit bears interest at a tiered variable rate, is collateralized by our cash and marketable securities and is payable on demand. The line’s interest rate as of December 31, 2013 was 2.25%, and we recorded interest expense of $27,000 for the year ended December 31, 2013 related to such debt agreement.
In October 2013, we received a grant from the Iowa Economic Development Authority (IEDA) in the form of forgivable loans up to $2.5 million and non-interest bearing loans up to $2.5 million available to us based on qualified job growth. On December 20, 2013, the initial disbursement was awarded consisting of $2.0 million in non-interest bearing and forgivable loans. This disbursement was not received by us until after year end and was recorded in “Other receivables” on the consolidated balance sheet as of December 31, 2013. After twelve months, we will be eligible to receive an additional $10,000 per job created. As of December 31, 2013, total financing provided by IEDA consisted of a forgivable loan of $1.0 million in addition to a non-interest bearing loan of $1.0 million. The non-interest bearing loan is payable in 60 monthly payments of $16,667 beginning July 1, 2014. In the event of default, both loans bear interest at 6%. Under the terms of the agreement, we must complete and maintain the project performance obligation, including the creation of 700 qualified jobs by October 31, 2018 and the maintenance of those jobs through October 31, 2020. In the event that the performance obligation is not met while the loan is outstanding, we must repay $3,571 of the forgivable loan per job not created and maintained. The financing is secured by a letter of credit issued pursuant to our credit facility with Silicon Valley Bank described in Note 12. Under the terms of the contract, we must repay the outstanding balance of the loans upon the occurrence of any of the following events: we complete an initial public offering, move our headquarter operations out of the State of Iowa, or sell 50.1% or more of our assets or take any action that would result in a transfer of a controlling interest in the business.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the outstanding principal balance of each loan at December 31, 2013 (in thousands):

	Original Principal	Short-Term	Long-Term	Outstanding Principal
IDED - August 2009	$100	$18	$—	$18
IDED - August 2009	150	16	108	124
IDED - February 2010	150	—	150	150
City of Ames loan - April 2010	100	22	9	31
IDED - May 2010	500	100	67	167
Vehicles	85	29	20	49
Morgan Stanley line of credit	N/A	2,018	—	2,018
IDED - February 2011	2,259	—	2,259	2,259
IEDA forgivable loan - December 2013	1,000	—	1,000	1,000
IEDA loan - December 2013	1,000	100	900	1,000
	$5,344	$2,303	$4,513	$6,816
Future contractual maturities of long-term debt, excluding $124,000 of long-term debt for which the payment terms are variable, a $150,000 forgivable grant, $2.3 million forgivable grant, and $1.0 million forgivable grant, at December 31, 2013, were as follows (in thousands):

2014	$2,287
2015	296
2016	200
2017	200
2018	200
Thereafter	100
Total	$3,283
8. Members’ Equity (Deficit)
Our Operating Agreement, as amended and restated, provides for classes of units, allocation of profits and losses, distribution preferences, and other member rights. The Operating Agreement allows for preferred units, common units, capped common units, appreciation units and participation units. Capped common units are interests that entitle the holder to receive distributions up to a stated threshold amount. Appreciation units and participation units are interests that entitle a holder to receive distributions in excess of a stated threshold amount. Preferred units, common units, capped common units and appreciation units generally vote separately as a class. Participation units do not vote. Proposals require a majority vote for approval. Proposals for our dissolution, liquidation or termination also require a majority vote of the preferred units voting as a class and a majority of the common and appreciation units voting as a class. Members are limited in their liability to their capital contributions.
In 2012, we issued 6,046,830 Series C preferred units at $5.00 per unit for proceeds of $29.9 million net of issuance costs of $315,000. In 2013, we issued an additional 1,433,115 Series C preferred units at $5.00 per unit for proceeds of $7.1 million net of issuance costs of $20,000.
Our Series A, Series B and Series C preferred units are non-redeemable and are not convertible into any other security.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Distributions
Our Amended and Restated Operating Agreement provides that any distributions, other than tax distributions, will be made according to the following priority:

•
First, to each holder of Series B preferred units and Series C preferred units until the cumulative distributions received (including any tax distributions) by holders of Series B preferred units equal $1.00 per Series B unit and the cumulative distribution received (including any tax distributions) by holders of Series C preferred units equal $5.00 per Series C preferred unit, provided that if the amount of distributable cash and property is insufficient to make such distribution in full, then all distributable cash and property shall be distributed to the holders of the Series B preferred and Series C preferred pro rata on the basis of their respective distribution preferences.

•
Second, to each holder of Series A preferred units until the cumulative distributions received (including any tax distributions) by each holder of a Series A preferred unit equal $0.20 per Series A preferred unit held.

•
Third, to each holder of common units or capped common units in proportion to the number of units held until the cumulative distributions received (including tax distributions) by each holder of a common unit or capped common unit equals $0.20 per common unit or capped common unit held.

•
Fourth, pro rata based on the number of units held to the holders of all units other than Series C preferred units based on the number of units held until the cumulative distributions received by each holder of common units and Series A preferred units equals the amount distributed to holders of Series C units, provided that holders of appreciation units or participation units will only receive distributions to the extent that pro rata distributions to all holders exceed the threshold levels of the applicable appreciation or participation units.

•
Fifth, pro rata to the holders of all units, provided that holders of appreciation units or participation units will only receive distributions to the extent that pro rata distributions to all holders exceed the threshold levels of the appreciation units or participation units.

Conversion
In the event of a merger, roll-up, consolidation, conversion or other similar transaction by which we change the form to become a corporation, each holder of Series A, B and C preferred units, common units, capped common units, appreciation and participation units will receive equity interests in the successor corporation having a value equal to the amount the unit holder would be entitled to in the event of a liquidation. The rate of conversion is determined based on the valuation at the time of the conversion event and the number of each class of equity units outstanding at that time.
Allocation of Profits and Losses
Profits and losses are allocated among the members so that the balance in each member’s capital account equals or is as close as possible to the amount such member would receive upon our hypothetical sale and liquidation, assuming that our assets were sold for an amount equal to their book value, all our liabilities were paid and any remaining proceeds were distributed to the members in accordance with the terms of the Operating Agreement.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Losses are allocated first to members with positive capital accounts until such capital account balances are reduced to zero, in the reverse order of the priority the members have to receive a return of their capital, as noted above, and then in proportion to the number of units held. Specifically, losses are first allocated to reduce any proceeds from common unit holders to zero, then to offset gross proceeds from Series A preferred unit holders and finally to offset gross proceeds from Series B and C preferred unit holders pro rata based on the number of units held. Once all contributed capital has been reduced to zero, the losses are then allocated pro rata based on the number of units held by each class of member units. Profits are allocated first to offset losses previously allocated, in the reverse order that such losses were allocated, and then in accordance with the members’ rights to receive distributions of profits, as noted above.
During 2012, losses incurred prior to the issuance of Series C preferred units were allocated to offset proceeds from option exercises during the year and then to the outstanding classes of member units pro rata because the capital contributed had been offset entirely by losses in prior periods. The losses incurred subsequent to the issuance of Series C preferred units in 2012 were allocated to offset the gross proceeds of this financing. The 2013 losses offset proceeds from option exercises during the year and the remaining was allocated to the gross proceeds from the 2012 and 2013 issuances Series C preferred units.
As of December 31, 2013, we had outstanding voting units as follows:

Preferred units - Series A	21,050,000
Preferred units - Series B	15,665,525
Preferred units - Series C	10,486,387
Common and capped common units	16,813,306
Appreciation units	18,054,000
Total	82,069,218
9. Equity-Based Compensation
Our equity incentive plan is intended to attract and retain talented directors, employees and outside service providers to maximize efforts for our success. We utilize equity-based compensation in the form of restricted participation units, appreciation units and options to purchase common units which we have determined are all substantive classes of equity for accounting purposes.
We adopted the 2009 Unit Incentive Plan, as amended in July 2010 and October 2012 (the 2009 Plan). At December 31, 2013, the remaining number of common and appreciation units authorized to be granted under the 2009 Plan was 8,061,252. Options to purchase common units and appreciation units generally vest over a four-year period and are recorded as equity awards. Options are generally granted for a term of ten years.
Equity-based compensation expense for the year ended December 31, 2012, was $6,931,000 and $1,198,000 for restricted participation units and options to purchase common units, respectively. Equity-based compensation expense for the year ended December 31, 2013 was $224,000 and $3,146,000 for restricted participation and appreciation units and options to purchase common units, respectively. During 2012, 4,250,000 of the appreciation units granted immediately vested in accordance with the terms of the award.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Our equity-based compensation expense associated with restricted participation and appreciation units and options to purchase common units was recorded in the following cost and expense categories consistent with the respective employee’s related cash compensation (in thousands):

	Year ended December 31,
	2012	2013
Cost of revenue
Subscription and support	$80	$200
Professional services	144	171
Operating expenses
Research and development	194	762
Sales and marketing	293	799
General and administrative	7,418	1,438
Total	$8,129	$3,370
The fair value of each option, participation and appreciation unit grant is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatilities for publicly-traded stock options of comparable companies over the estimated expected life of the options. The expected term represents the period of time the options are expected to be outstanding and is based on the “simplified method.” We used the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the estimated expected term of the options. The fair value of our participation and appreciation units and options was estimated assuming no expected dividends and the following weighted-average assumptions:

	Year ended December 31,
	2012	2013
Expected term (in years)	6.1 - 10.0	6.1 - 10.0
Risk-free interest rate	0.75% - 1.78%	1.00% - 2.89%
Expected volatility	51.35% - 53.09%	51.09% - 53.84%
Forfeiture rate	0.89%	0% - 6.02%

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the option activity under the 2009 Plan for the year ended December 31, 2013:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2012	8,787,945	$1.48	8.5	$42,241
Granted	574,700	3.36
Forfeited	486,387	2.01
Exercised	262,316	0.97
Outstanding at December 31, 2013	8,613,942	$1.58	7.5	$40,449

Exercisable options at December 31, 2013	5,289,200	$1.17	7.1	$27,009
The total intrinsic value of options exercised during the years ended December 31, 2012 and 2013 was $73,000 and $638,000, respectively.
The weighted-average grant-date fair value of options granted during the years ended December 31, 2012 and 2013 was $1.46 and $2.47, respectively. The total fair value of options vested during the years ended December 31, 2012 and 2013 was approximately $795,000 and $2,281,000, respectively. Total unrecognized compensation expense of $3,760,000 related to options will be recognized over a weighted-average period of 2.24 years. Total compensation expense recognized during the years ended December 31, 2012 and 2013 for outstanding options granted to service providers was $676,000 and $1,560,000, respectively, based on the fair value on the vesting date or the fair value on the reporting date if unvested.
A summary of restricted participation and appreciation unit activity under the Plan for the year ended December 31, 2013 is presented below:

	Units	Weighted average threshold amount
Outstanding at December 31, 2012	1,497,812	$0.39
Granted	—	—
Forfeited	—	—
Vested	(1,194,686)	0.36
Outstanding at December 31, 2013	303,126	$0.52

Vested and unvested at December 31, 2013	21,982,220	$1.44
The weighted average grant-date fair value of participation and appreciation units granted in 2012 was $1.54. At December 31, 2013, 21,679,000 participation and appreciation units were vested and would receive cash upon liquidation per common unit in excess of a weighted-average threshold amount of $1.45. The total fair value of participation and appreciation units vested during the years ended December 31, 2012 and 2013 was approximately $7.0 million and $242,000, respectively. Total compensation expense of $50,120 related to unvested units will be recognized over a weighted-average period of 0.41 years.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. Accumulated Other Comprehensive Income (Loss)
The following table summarizes the activity of accumulated other comprehensive income (loss) during the years ended December 31, 2012 and 2013 (in thousands):

	Accumulated translation adjustment	Accumulated unrealized holding losses on available-for-sale securities	Accumulated other comprehensive income (loss)
Balance at December 31, 2011	$—	$—	$—
Other comprehensive income (loss)	(2)	(40)	(42)
Balance at December 31, 2012	(2)	(40)	(42)
Other comprehensive income (loss)	56	(156)	(100)
Balance at December 31, 2013	$54	$(196)	$(142)
11. Segments
Our chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable by the chief operating decision maker, or anyone else, for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, we determined we have a single operating segment. During the years ended December 31, 2012 and 2013, 98.3% and 95.8% of our revenue, respectively, and substantially all of our long-lived assets were attributable to operations in the United States.
12. Subsequent Events
We have evaluated all subsequent events through August 26, 2014, the date the consolidated financial statements were available to be issued.
In July 2014, we issued a subordinated promissory note totaling $5.0 million with a 7% coupon rate and maturing January 31, 2016. The note contains an option to convert outstanding principal and paid-in-kind interest into our Class A common stock upon successful completion of an initial public offering at a 10% discount to the offering price. Shares that the holder would receive upon electing to convert are subject to a lock-up agreement for 180 days after the consummation of this offering. If the holder does not elect to convert prior to the consummation of this offering, the holder loses the right to convert, and the coupon rate will adjust to 10%, payable monthly in arrears, for the remainder of the term. In the event that, prior to the consummation of our initial public offering, we experience a change of control of the company or we issue securities with an aggregate offering amount greater than $20 million in a private offering, we will be required to redeem the note for an amount equal to 110% of the aggregate of the outstanding principal amount and accrued interest on the note. We have concluded that certain of the embedded features of the note will be bifurcated and accounted for as a compound derivative.
In August 2014, we entered into a $15.0 million credit facility with Silicon Valley Bank. Borrowing capacity is equal to the most recent month’s subscription and support revenue multiplied by a percentage that adjusts based on the prior quarter’s customer retention rate. The credit facility can be used to fund working capital and general business requirements and matures in August 2016. The credit facility is secured by all tangible assets, has first priority over our other debt obligations, and requires us to maintain certain financial covenants, including the maintenance of at least $5.0 million of cash on hand or unused borrowing capacity. The facility contains certain restrictive covenants that limit our ability to transfer or dispose of assets, merge with other

WORKIVA LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

companies or consummate certain changes of control, acquire other companies, pay dividends, incur additional indebtedness and liens, experience changes in management and enter into new businesses. Amounts borrowed under the credit facility accrue interest at a variable interest rate of prime plus 1.0%, with interest payable monthly and the principal balance due at maturity. In connection with the credit facility, the bank issued letters of credit: (i) in the amount of $2.3 million as security against the February 2011 IDED forgivable loan, with fulfilled job growth requirements, that will continue in a maintenance period through December 2015 (ii) in the amount of $2.0 million as security against the December 2013 IEDA non-interest bearing loan and forgivable loan; and (iii) to Bankers Trust in the amount of $2.5 million as security for our existing and future equipment leases.

WORKIVA LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands except per share amounts)

	As of December 31, 2013 (Restated)	As of September 30, 2014 (Restated)
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,515	$20,275
Marketable securities	2,436	—
Accounts receivable, net of allowance for doubtful accounts of $111 and $239 at December 31, 2013 and September 30, 2014, respectively	13,885	11,156
Deferred commissions	301	710
Other receivables	2,856	616
Prepaid expenses and other current assets	891	1,833
Total current assets	35,884	34,590

Restricted cash	179	426
Restricted marketable securities	2,368	—
Property and equipment, net	34,715	44,949
Intangible assets, net	167	397
Other assets	631	889
Deferred initial public offering costs	—	1,305
Total assets	$73,944	$82,556

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,993	$5,035
Accrued expenses and other current liabilities	8,939	12,971
Deferred revenue	27,367	37,655
Current portion of capital lease and financing obligations	723	1,937
Current portion of long-term debt	2,303	351
Total current liabilities	43,325	57,949

Deferred revenue, net of current portion	9,018	14,222
Deferred rent, net of current portion	335	473
Convertible note	—	3,993
Derivative liability	—	1,246
Capital lease and financing obligations	12,511	23,086
Other long-term debt	4,513	7,250
Construction liability	7,636	—

WORKIVA LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (continued) (in thousands, except per share amounts)

	As of December 31, 2013 (Restated)	As of September 30, 2014 (Restated)
		(unaudited)
Total liabilities	77,338	108,219
MEMBERS’ EQUITY (DEFICIT)
Series A preferred units, 21,050,000 units issued and outstanding as of December 31, 2013 and September 30, 2014	(9,711)	(14,382)
Series B preferred units, 15,665,525 units issued and outstanding as of December 31, 2013 and September 30, 2014	(6,485)	(9,927)
Series C preferred units, 10,486,387 units issued and outstanding as of December 31, 2013 and September 30, 2014	8,590	(2,303)
Common units, 18,954,806 and 19,169,737 units issued and outstanding as of December 31, 2013 and September 30, 2014, respectively	482	1,812
Appreciation and participation units, 21,679,094 and 21,982,220 units issued and outstanding as of December 31, 2013 and September 30, 2014, respectively	3,872	(955)
Accumulated other comprehensive (loss) income	(142)	92
Total members’ equity (deficit)	(3,394)	(25,663)
Total liabilities and members’ equity (deficit)	$73,944	$82,556
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except share and per share amounts)

	Nine months ended September 30,
	2013	2014
Revenue
Subscription and support	$46,015	$66,306
Professional services	15,567	16,259
Total revenue	61,582	82,565
Cost of revenue
Subscription and support	10,724	15,078
Professional services	7,106	8,826
Total cost of revenue	17,830	23,904
Gross profit	43,752	58,661
Operating expenses
Research and development	24,991	32,142
Sales and marketing	30,381	39,391
General and administrative	10,612	13,941
Total operating expenses	65,984	85,474
Loss from operations	(22,232)	(26,813)
Interest expense	(359)	(1,281)
Other income and (expense), net	70	(260)
Net loss	$(22,521)	$(28,354)

Pro forma net loss and per share information (unaudited)
Pro forma provision for income taxes		—
Pro forma net loss		$(28,354)
Pro forma basic and diluted net loss per share		$(0.88)
Pro forma weighted average shares outstanding - basic and diluted		32,203,344
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (in thousands)

	Nine months ended September 30,
	2013	2014
Net loss	$(22,521)	$(28,354)
Other comprehensive (loss) income
Foreign currency translation adjustment	4	39

Unrealized gain (loss) on available-for-sale securities	(157)	59
Reclassification of realized net losses on available-for-sale securities to net loss	4	136
Available-for-sale securities	(153)	195

Other comprehensive (loss) income	(149)	234
Comprehensive loss	$(22,670)	$(28,120)
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT) (in thousands)

	Series A Preferred Units		Series B Preferred Units		Series C Preferred Units		Common Units		Appreciation and Participation Units		Accum- ulated Other Compre- hensive Income (Loss)	Total Members’ Equity (Deficit) (Restated)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2013	21,050	$(9,711)	15,665	$(6,485)	10,486	$8,590	18,954	$482	21,679	$3,872	$(142)	$(3,394)
Issuance of units in connection with vesting of restricted appreciation and participation units	—	—	—	—	—	—	—	—	303	—	—	—
Equity-based compensation	—	—	—	—	—	—	—	5,539	—		—	5,539
Exercise of common unit options	—	—	—	—	—	—	215	363	—	—	—	363
Distribution to members	—	(49)	—	(2)	—	—	—	—	—	—	—	(51)
Net loss	—	(4,622)	—	(3,440)	—	(10,893)	—	(4,572)	—	(4,827)	—	(28,354)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	234	234
Balances at September 30, 2014	21,050	$(14,382)	15,665	$(9,927)	10,486	$(2,303)	19,169	$1,812	21,982	$(955)	$92	$(25,663)
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine months ended September 30,
	2013	2014
Cash flows from operating activities
Net loss	$(22,521)	$(28,354)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	1,618	2,752
Equity-based compensation expense	2,650	5,539
Provision for (recovery of) doubtful accounts	(28)	128
Accretion of discount on debt	—	133
Paid-in-kind interest on convertible note	—	58
Change in fair value of derivative liability	—	48
Realized losses on sale of available-for-sale securities	—	136
Changes in assets and liabilities:
Accounts receivable	(2,057)	2,584
Deferred commissions	73	(411)
Other receivables	(26)	240
Prepaid expenses and other	23	(942)
Other assets	(258)	(165)
Accounts payable	325	371
Deferred revenue	6,240	15,517
Accrued expenses and other current liabilities	2,160	3,608
Change in restricted cash	—	54
Net cash provided by (used in) operating activities	(11,801)	1,296

Cash flows from investing activities
Purchase of property and equipment	(8,737)	(8,044)
Purchase of available-for-sale securities	(921)	—
Sale of available-for-sale securities	920	4,864
Purchase of intangible assets	(133)	(237)
Net cash used in investing activities	(8,871)	(3,417)

Cash flows from financing activities
Proceeds from issuance of Series C preferred units	7,165	—
Payment of equity issuance costs	(20)	—
Payments of deferred offering costs	—	(57)
Proceeds from issuance of convertible note	—	5,000
Proceeds from option exercises	115	363
Repayment of long-term debt	(139)	(198)
Changes in restricted cash	20	(300)
Principal payments on capital lease and financing obligations	(256)	(781)
Distributions to members	(51)	(51)
Proceeds from borrowings on line of credit	2,005	3,020
Payment of issuance costs on line of credit	—	(99)
Repayment of line of credit	—	(2,038)
Government loan award	—	2,000
Net cash provided by financing activities	8,839	6,859
Effect of foreign exchange rates on cash	(12)	22
Net increase (decrease) in cash and cash equivalents	(11,845)	4,760
Cash and cash equivalents at beginning of period	24,979	15,515
Cash and cash equivalents at end of period	$13,134	$20,275

Supplemental cash flow disclosure
Cash paid during the period for interest	$268	$1,010

Supplemental disclosure of noncash investing and financing activities
Fixed assets acquired through financing obligation	$4,340	$3,478
Fixed assets acquired through capital lease arrangement	$1,484	$1,454
Accrued offering costs	$—	$1,248
See accompanying notes.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies
Organization
We converted from a California limited liability company to a Delaware limited liability company in September 2014. Workiva LLC has pioneered a cloud- and mobile-based platform for enterprises to collect, manage, report and analyze critical data in real time. Our software platform, Wdesk, allows users to access and control all of their business data, regardless of format or location, with innovative live-linking technology. We offer our customers solutions for compliance, risk, sustainability and management reporting, and enterprise risk management that are delivered through our Wdesk platform. Our operational headquarters are located in Ames, Iowa, with additional offices located in the United States, Europe and Canada.
Basis of Presentation and Principles of Consolidation
The financial information presented in the accompanying unaudited condensed consolidated financial statements has been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and in accordance with rules and regulations of the U.S. Securities and Exchange Commission (SEC) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes thereto included in this prospectus. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations. The operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results expected for the full year ending December 31, 2014.
The unaudited condensed consolidated financial statements include the accounts of Workiva LLC and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Unaudited Pro Forma Loss and Per Share Information
Prior to the issuance of any of our shares of Class A common stock in an initial public offering, we will convert from a Delaware limited liability company to a Delaware corporation and change our name from Workiva LLC to Workiva Inc. In conjunction with the corporate conversion, all of our outstanding Series A, B and C preferred units, common units, capped common units, appreciation units, participation units and options to purchase common units will automatically convert into shares of our common stock or options to purchase common stock. The ratio at which each class of outstanding equity units and options will be converted into shares of our common stock or options will be determined using a formula based on the midpoint of the price range of our Class A common stock set forth on the cover of this prospectus. The conversion rates are set forth below:

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Rate of conversion
Preferred units - Series A	0.396
Preferred units - Series B	0.453
Preferred units - Series C	0.396
Common units	0.396
Capped common units ($.20 cap)	0.014
Capped common units ($1.00 cap)	0.071
Capped common units ($4.00 cap)	0.286
Appreciation units ($.20 threshold price)	0.382
Appreciation unit ($.30 threshold price)	0.375
Appreciation units ($3.36 threshold price)	0.156
Participation units ($1.00 threshold price)	0.325
Participation units ($4.00 threshold price)	0.111
We will have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except as set forth in the certificate of incorporation, including with respect to voting and conversion. Each share of our Class A common stock will be entitled to one vote per share and will not be convertible into any other shares of our capital stock. Each share of our Class B common stock will be entitled to ten votes per share and will be convertible into one share of our Class A common stock at any time. Shares of our Class B common stock also will automatically convert into shares of our Class A common stock upon certain transfers and other events.
Prior to the corporate conversion, no provision or benefit for income taxes was included in the accompanying consolidated statements of operations because our results of operations were allocated to our members for inclusion in their respective income tax returns. The pro forma loss information set forth below provides an adjustment for income tax expense as if we had converted to a corporation on January 1, 2013.
We compute the pro forma loss per share of Class A and Class B common stock as if the following occurred on January 1, 2013: (i) the corporate conversion, and (ii) conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus). Pro forma basic loss per share is computed using pro forma net loss divided by the weighted-average number of common shares outstanding during the period. Pro forma diluted loss per share is computed using the weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. Potentially dilutive securities consist of stock options and unvested shares of common stock. Outstanding stock options to purchase 4,817,648 shares of our Class A common stock and 31,686 unvested Class A shares are not included in the diluted loss per share calculation because they would have had an antidilutive effect. The computation of the diluted loss per share of Class A common stock does not assume the conversion of Class B common stock because the effect of the conversion would not be dilutive.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the computation of pro forma net loss and pro forma basic and diluted net loss per share for Class A and Class B common stock for the nine months ended September 30, 2014 (in thousands, except share amounts and per share amounts):

Nine months ended September 30, 2014
Net loss	$28,354
Pro forma provision for income taxes	—
Pro forma net loss	$28,354

Numerator
Pro forma net loss - Class A	$(17,426)
Pro forma net loss - Class B	$(10,928)

Denominator
Pro forma weighted-average Class A common shares outstanding - basic and diluted	19,791,345
Pro forma weighted-average Class B common shares outstanding - basic and diluted	12,411,999

Pro forma basic and diluted net loss per share - Class A	$(0.88)
Pro forma basic and diluted net loss per share - Class B	$(0.88)
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. These estimates include, but are not limited to, the determination of the relative selling prices of our services, self-insurance reserves for claims incurred but not yet reported, derivative valuation assumptions and certain assumptions used in the valuation of equity awards. While these estimates are based on our best knowledge of current events and actions that may affect us in the future, actual results may differ materially from these estimates.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, marketable securities and derivative instruments are measured and recorded at fair value on a recurring basis. Our other current financial assets and our other current financial liabilities have fair values that approximate their carrying value due to their short term maturities.
2. Restatement of Previously Issued Financial Statements
We have restated our previously issued consolidated balance sheet as of September 30, 2014 and the related consolidated statement of members’ equity (deficit) for the period then ended to properly account for the recognition of a February 1, 2011, $2.3 million forgivable loan from the Iowa Department of Economic Development (IDED) in accordance with ASC 450 “Contingencies” (ASC 450).
The effect of the restatement had no impact to our Consolidated Statement of Operations or net cash used in operating activities, net cash used in investing activities, or net cash flows provided by financing activities

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

within our Consolidated Statement of Cash Flows for the nine months ended September 30, 2014. The following table summarizes the changes to each of the line items on the financial statements as a result of the changes described above (in thousands):

	As Reported	Adjustments	Restated
Balance Sheet
Long-term debt	$4,991	$2,259	$7,250

Statement of Members’ Equity (Deficit)
Series A preferred units	(13,844)	(538)	(14,382)
Series B preferred units	(9,526)	(401)	(9,927)
Series C preferred units	(2,035)	(268)	(2,303)
Common units	2,302	(490)	1,812
Appreciation and participation units	(393)	(562)	(955)
3. Marketable Securities
At December 31, 2013, marketable securities consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Aggregate Fair Value
Domestic debt mutual funds	$5,000	$—	$(196)	$4,804
Money market funds	13,923	—	—	13,923
	$18,923	$—	$(196)	$18,727
Included in cash and cash equivalents	$13,923	$—	$—	$13,923
Included in marketable securities	$5,000	$—	$(196)	$4,804
At September 30, 2014, we reported money market funds with an amortized cost and aggregate fair value of $17.1 million in cash and cash equivalents.
In April 2014, management made a decision to change our investment strategy, and we sold our domestic debt mutual funds, resulting in a realized loss of $136,000 reported in other income and (expense), net during the nine months ended September 30, 2014.
4. Supplemental Consolidated Balance Sheet Information
Other Receivables
Other receivables as of December 31, 2013 and September 30, 2014 consisted of (in thousands):

	December 31, 2013	September 30, 2014 (unaudited)
Government loan award	$2,000	$—
Other receivables	856	616
	$2,856	$616

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Restricted Cash
At September 30, 2014, we had $25,000 of restricted cash associated with an irrevocable letter of credit in place as collateral for a loan from the Iowa Economic Development Authority (IEDA), $100,000 associated with an irrevocable letter of credit in place as collateral for a lease on a building and $300,000 serving as collateral for an irrevocable letter of credit with Morgan Stanley.
Property and Equipment
Property and equipment as of December 31, 2013 and September 30, 2014 consisted of (in thousands):

	December 31, 2013	September 30, 2014 (unaudited)
Buildings	$17,056	$36,975
Computers, equipment and software	4,934	6,526
Furniture and fixtures	4,470	6,771
Vehicles	97	149
Leasehold improvements	523	934
Construction in process	11,676	160
	38,756	51,515
Less: accumulated depreciation and amortization	4,041	6,566
	$34,715	$44,949
The following assets included in property and equipment, net were acquired under capital and financing leases (see Note 6) (in thousands):

	December 31, 2013	September 30, 2014 (unaudited)
Buildings	$17,056	$36,975
Computers and equipment	1,356	2,811
Furniture and fixtures	392	392
	18,804	40,178
Less: accumulated amortization	607	1,878
	$18,197	$38,300
Depreciation and amortization expense totaled $1.6 million and $2.8 million for the nine months ended September 30, 2013 and 2014, respectively, and includes $382,000 and $1.5 million of amortization of assets recorded under capital and financing leases during the nine months ended September 30, 2013 and 2014, respectively.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of December 31, 2013 and September 30, 2014 consisted of (in thousands):

	December 31, 2013	September 30, 2014 (unaudited)
Accrued vacation	$2,175	$2,766
Accrued commissions	1,118	1,305
Accrued payroll	3,101	2,724
Self-insurance reserves	692	743
Accrued other liabilities	1,853	5,433
	$8,939	$12,971
5. Fair Value Measurements
We determine the fair values of our financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value assumes that the transaction to sell the asset or transfer the liability occurs in the principal or most advantageous market for the asset or liability and establishes that the fair value of an asset or liability shall be determined based on the assumptions that market participants would use in pricing the asset or liability. The classification of a financial asset or liability within the hierarchy is based upon the lowest level input that is significant to the fair value measurement. The fair value hierarchy prioritizes the inputs into three levels that may be used to measure fair value:
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 - Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3 - Inputs are unobservable inputs based on our assumptions.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following tables present financial assets and liabilities measured and recorded at fair value on a recurring basis (in thousands):

		Fair Value Measurements at December 31, 2013 using:
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Remaining Inputs	Significant Other Unobservable Remaining Inputs
Description	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents
Money market funds	$13,923	$13,923	$—	$—
Marketable securities:
Domestic debt funds	4,804	4,804	—	—
Total assets measured at fair value	$18,727	$18,727	$—	$—

		Fair Value Measurements at September 30, 2014 using:
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Remaining Inputs	Significant Other Unobservable Remaining Inputs
Description	Total	Level 1	Level 2	Level 3
Assets
Cash equivalents
Money market funds	$17,079	$17,079	$—	$—
Total assets measured at fair value	$17,079	$17,079	$—	$—

Liabilities
Convertible note - embedded derivative	$(1,246)	$—	$—	$(1,246)
Total liabilities measured at fair value	$(1,246)	$—	$—	$(1,246)
To derive the fair value of the embedded derivative in the table above, we estimated the fair value of the convertible note (see Note 7) “with” and “without” the embedded derivative using a discounted cash-flow approach. The difference between the “with” and “without” note prices was determined to be the fair value of the embedded derivative at inception. Key inputs for this valuation model are the stated interest rate of the convertible note, our assumed cost of debt, assessment of the likelihood of conversion, timing and the stated value of the discount upon conversion of the notes into our equity. The derivative liability is re-measured at fair value each reporting period and changes in the fair value measurement of the embedded derivative are reported in “Other income and expense, net” on the consolidated statement of operations.
We have classified the derivative liability as Level 3 due to the lack of relevant observable market data over fair value inputs such as the probability-weighting of the various scenarios in the arrangement. The following table represents a rollforward of the fair value of Level 3 instruments (significant unobservable inputs):

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	December 31, 2013	September 30, 2014 (unaudited)
Liabilities
Balance at beginning of period	$—	$—
Convertible notes - embedded derivative	—	1,199
Change in fair value of derivative	—	47
Balance at end of period	$—	$1,246
Other Fair Value Measurement
At September 30, 2014, the fair value of the our debt obligations approximated the carrying amount of $7.6 million. The estimated fair value was based in part on our consideration of incremental borrowing rates for similar types of borrowing arrangements. We have generally classified the fair value of our debt obligations as Level 3 due to the lack of relevant observable market data over fair value inputs, such as probability-weighting whether payment of interest will be required in the event of default under terms of certain of the arrangements.
6. Commitments and Contingencies
Lease Commitments
We lease certain office and residential space under noncancelable operating or financing lease arrangements with various lease terms through June 2043. Rent expense for the nine months ended September 30, 2013 and 2014 was $1.9 million and $2.1 million, respectively.
During 2013 and 2014, we leased computer equipment and furniture from various parties under capital lease agreements with lease terms through March 2018. The total amount financed under these capital leases was $1.5 million during both of the nine months ended September 30, 2013 and 2014.
As of September 30, 2014, future minimum lease payments under noncancelable operating, capital, and financing leases were as follows (in thousands):

	Operating Leases	Financing Obligations	Capital Leases
Remaining three months of fiscal 2014	$593	$670	$486
2015	2,555	2,681	1,017
2016	2,659	2,681	702
2017	2,449	2,681	89
2018	2,100	2,681	18
Thereafter	10,290	35,015	—
Total minimum lease payments	$20,646	46,409	2,312
Less: Amount representing interest		23,792	184
Present value of capital lease and financing obligations		$22,617	$2,128

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Litigation
From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of any currently pending legal proceedings to which we are a party will not have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
7. Debt
Convertible Note
In July 2014, we issued a subordinated promissory note totaling $5.0 million with a 7% coupon rate and maturing January 31, 2016. The note contains an option to convert outstanding principal and paid-in-kind interest into our Class A common stock upon successful completion of an initial public offering at a 10% discount to the offering price. Shares that the holder would receive upon electing to convert are subject to a lock-up agreement for 180 days after the consummation of this offering. If the holder does not elect to convert prior to the consummation of this offering, the holder loses the right to convert, and the coupon rate will adjust to 10%, payable monthly in arrears, for the remainder of the term. In the event that, prior to the consummation of our initial public offering, we experience a change of control of the company or we issue securities with an aggregate offering amount greater than $20 million in a private offering, we will be required to redeem the note for an amount equal to 110% of the aggregate of the outstanding principal amount and accrued interest on the note.
We evaluated the convertible debt instrument under ASC 480, Distinguishing Liabilities from Equity and concluded it would be accounted for as a liability. We concluded the holder’s redemption rights upon a new equity financing or change of control event and the holder’s options to either convert the note into shares in the event of an initial public offering or to continue receiving simple interest at a 10% paid-in-kind coupon rate were embedded features of the note that were required to be bifurcated and accounted for as a compound derivative in accordance with ASC 815-15, Derivatives and Hedging. We recorded $1.2 million as the fair value of the embedded derivative liability upon issuance of the convertible note as of July 31, 2014, with a corresponding amount recorded as a debt discount. The discount is accreted to interest expense over the term of the note. The change in fair value of the derivative resulted in expense of $47,000 for the nine months ended September 30, 2014 reported in “Other income and (expense), net” on the consolidated statement of operations. For the nine months ended September 30, 2014, we recorded $191,000 of interest related to the convertible note.
Debt
In August 2014, we entered into a $15.0 million credit facility with Silicon Valley Bank which was amended effective as of September 30, 2014. As a result of this amendment, the credit facility is secured by all of our assets, and any outstanding letters of credit were removed from the borrowing base calculation. In addition, a letter of credit to Bankers Trust in the amount of $2.5 million was cancelled.
8. Equity-Based Compensation
Our equity incentive plan is intended to attract and retain talented directors, employees and outside service providers to maximize efforts for our success. We utilize equity-based compensation in the form of restricted participation units, appreciation units and options to purchase common units which we have determined are all substantive classes of equity for accounting purposes.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We adopted the 2009 Unit Incentive Plan, as amended in July 2010 and October 2012 (the 2009 Plan). At September 30, 2014, the remaining number of common and appreciation units authorized to be granted under the 2009 Plan was 1,365,038. Options to purchase common units and appreciation units generally vest over a four-year period and are recorded as equity awards. Options are generally granted for a term of ten years.
Equity-based compensation expense for the nine months ended September 30, 2014 was $50,000 and $5.5 million for restricted participation and appreciation units and options to purchase common units, respectively. Equity-based compensation expense for the nine months ended September 30, 2013 was $175,000 and $2.5 million for restricted participation units and options to purchase common units, respectively.
Our equity-based compensation expense associated with restricted participation and appreciation units and options to purchase common units was recorded in the following cost and expense categories consistent with the respective employee’s related cash compensation (in thousands):

	Nine months ended September 30,
	2013	2014
Cost of revenue
Subscription and support	$159	$403
Professional services	139	264
Operating expenses
Research and development	627	1,443
Sales and marketing	544	889
General and administrative	1,181	2,540
Total	$2,650	$5,539
The fair value of each option, participation and appreciation unit grant is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatilities for publicly-traded stock options of comparable companies over the estimated expected life of the options. The expected term represents the period of time the options are expected to be outstanding and is based on the “simplified method.” We used the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the estimated expected life of the options. The fair value of our participation and appreciation units and options was estimated assuming no expected dividends and the following weighted-average assumptions:

Nine months ended September 30,
	2013	2014
Expected life (years)	6.1 - 10.0	5.0 - 10.0
Risk-free interest rate	1.00% - 2.48%	1.52% - 2.80%
Expected volatility	51.09% - 53.84%	45.84% - 52.50%
Forfeiture rate	0% - 6.02%	0% - 6.76%

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the option activity under the 2009 Plan for the nine months ended September 30, 2014:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2013	8,613,942	$1.58	7.5	$40,449
Granted	6,984,760	6.28
Forfeited	288,546	3.96
Exercised	214,931	1.69
Outstanding at September 30, 2014	15,095,225	$3.71	8.1	$38,711

Exercisable options at September 30, 2014	7,171,234	$1.74	6.8	$32,524
The total intrinsic value of options exercised during the nine months ended September 30, 2013 and 2014 was $189,000 and $986,000, respectively.
The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2013 and 2014 was $2.47 and $3.12, respectively. The total fair value of options vested during the nine months ended September 30, 2013 and 2014 was approximately $1.4 million and $4.3 million, respectively. Total unrecognized compensation expense of $18.7 million related to options will be recognized over a weighted-average period of 3.37 years.
Total compensation expense recognized during the nine months ended September 30, 2013 and 2014 for outstanding options granted to service providers was $1.2 million and $1.6 million, respectively, based on the fair value on the vesting date or the fair value on the reporting date if unvested.
A summary of restricted participation and appreciation unit activity under the Plan for the nine months ended September 30, 2014 is presented below:

	Units	Weighted average threshold amount
Outstanding at December 31, 2013	303,126	$0.52
Granted	—	—
Forfeited	—	—
Vested	(303,126)	0.52
Outstanding at September 30, 2014	—	$—

Vested and unvested at September 30, 2014	21,982,220	$1.44
At September 30, 2014, 21,982,220 participation and appreciation units were vested and would receive cash upon liquidation per common unit in excess of a weighted-average threshold amount of $1.44. The total fair value of participation and appreciation units vested during the nine months ended September 30, 2013 and 2014 was approximately $191,000 and $77,000, respectively. As of September 30, 2014, there was no unrecognized compensation expense related to participation and appreciation units.

WORKIVA LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. Subsequent Events
We have evaluated all subsequent events through October 16, 2014, the date the consolidated financial statements were available to be issued.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the New York Stock Exchange initial listing fee:

Amount to be Paid
SEC registration fee	$14,432
FINRA filing fee	19,130
New York Stock Exchange initial listing fee	146,000
Printing and engraving expenses	50,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,200,000
Transfer agent and registrar fees	15,000
Miscellaneous	55,438
Total	$3,000,000

Item 14. Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
As permitted by the DGCL, the Registrant’s certificate of incorporation that will be in effect at the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, the Registrant’s bylaws that will be in effect following the corporate conversion provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•
the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the certificate of incorporation and bylaws are not exclusive.
The Registrant intends to enter into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s certificate of incorporation, bylaws and the indemnification agreements to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities
Since September 30, 2011, the Registrant has sold the following unregistered securities (after giving effect to a five-for-one split of all outstanding classes of units and options to purchase units effected in October 2012):

(a)
Since September 30, 2011, we granted an aggregate of (i) 4,250,000 appreciation units and (ii) options to purchase 11,041,960 common units with exercise prices ranging from $1.00 to $6.28 per unit, to our employees, directors and bona fide consultants under the 2009 Unit Incentive Plan. Since September 30, 2011, options to purchase 667,314 common units have been exercised to date for aggregate consideration of $833,433 , at exercise prices ranging from $0.20 to $6.28 per unit. The offers, sales and issuances of these securities were exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701, or in reliance upon Section 4(a)(2) of the Securities Act or Rule 504 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering.

(b)
From November to December 2011, we issued 7% convertible notes due December 2016 in an aggregate original principal amount of $10.1 million. From January to March 2012, we issued 7% convertible notes due December 2016 in an aggregate original principal amount of $2.465 million. The offers, sales and issuances of these securities were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

(c)
From October 2012 to February 2013, we sold an aggregate of 7,479,945 Series C preferred units to accredited investors at a purchase price of $5 per unit for an aggregate purchase price of $37.4 million to a total of 141 accredited investors. In conjunction with these sales, the total outstanding principal and interest of $13.5 million under the 2011 and 2012 Notes was converted at the option of the holders into 3,006,442 Series C preferred units. The offer, sale and issuance of the Series C preferred units, and the issuance of Series C preferred units upon the conversion of the outstanding 2011 and 2012 Notes, were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

(d)
On July 31, 2014, we issued a 7% convertible note in the original amount of $5.0 million due January 31, 2016 to an accredited investor. The offer, sale and issuance of the convertible note were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. At the option of the note holder, the principal amount plus accrued and unpaid interest of the convertible note will convert upon the closing of the offering into a number of shares of our Class A common stock equal to the quotient obtained by dividing the unpaid principal amount of the convertible note plus interest accrued but unpaid thereon, by 90% of the initial public offering price.

The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and either received or had adequate access, through employment, business or other relationships, to information about us. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.
As a result of the corporate conversion, all outstanding equity units and options to purchase equity units will be converted into shares of our common stock and options to purchase shares of our Class A common stock, respectively. Based on the number of shares outstanding as of September 30, 2014 and after giving effect to (i) the corporate conversion, (ii) the conversion of a convertible promissory note issued in July 2014 in an aggregate principal amount of $5.0 million plus accrued interest into 407,183 shares of Class

A common stock (based on an assumed closing date for this offering of December 17, 2014 and an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of the prospectus included in this Registration Statement), all of our outstanding equity units will be automatically converted into an aggregate of 32,324,823 shares of our common stock, and all outstanding options to purchase equity units will be automatically converted into options to purchase 5,977,709 shares of our Class A common stock, as described in “Certain Relationships and Related Party Transactions—Conversion to a Corporation.”
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits. A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.
(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.
Item 17. Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ames, Iowa, on this 8th day of December, 2014.

WORKIVA LLC

By:	/s/ Matthew M. Rizai, Ph.D.
Name:	Matthew M. Rizai, Ph.D.
Title:	Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew M. Rizai, Ph.D.	Chief Executive Officer and Managing Director (Principal Executive Officer)	December 8, 2014
Matthew M. Rizai, Ph.D.

/s/ J. Stuart Miller	Chief Financial Officer (Principal Financial Officer)	December 8, 2014
J. Stuart Miller

/s/ Jill Klindt	Chief Accounting Officer (Principal Accounting Officer)	December 8, 2014
Jill Klindt

*	Managing Director	December 8, 2014
Joseph H. Howell

*	Managing Director	December 8, 2014
Michael S. Sellberg

*	Managing Director	December 8, 2014
Jeffrey D. Trom, Ph.D.

*	Managing Director	December 8, 2014
Martin J. Vanderploeg, Ph.D.

* By: /s/ Matthew M. Rizai, Ph.D.
Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1*	Form of Plan of Conversion.

3.1*	Form of Certificate of Incorporation of Workiva Inc.

3.2*	Form of Bylaws of Workiva Inc.

4.1*	Form of Registrant’s Class A common stock certificate.

5.1*	Opinion of Drinker Biddle & Reath LLP.

10.1*†	2009 Unit Incentive Plan.

10.2*†	2014 Equity Incentive Plan.

10.3*†	Form of Nonqualified Stock Option Grant for Executive Officers under 2014 Equity Incentive Plan.

10.4*†	Form of Restricted Stock Grant for Executive Officers under 2014 Equity Incentive Plan.

10.5*†	Form of Restricted Stock Grant for Non-Employee Directors under 2014 Equity Incentive Plan.

10.6*†	Form of Employment Agreement.

10.7*†	Form of Indemnification Agreement.

10.8*	Sublease Agreement, dated December 19, 2011, as amended October 2, 2013, between Registrant and 2900 University, LLC.

10.9*	Loan and Security Agreement, dated August 22, 2014, as amended, by and among Registrant, Workiva International LLC and Silicon Valley Bank.

10.10*	Google Cloud Platform License Agreement, dated July 24, 2014, between Registrant and Google Inc.

10.11*	Series 2014 Convertible Promissory Note issued to Bluestem Capital Appreciation Fund, LLC, dated July 31, 2014.

21.1*	List of Subsidiaries of Registrant.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Frost & Sullivan.

23.3*	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

E-1

24.1*	Power of Attorney (see page S-1 of the original filing of this Registration Statement on Form S-1).

99.1*	Consent of Michael M. Crow, Ph.D., to be named as a Director.

99.2*	Consent of Robert H. Herz to be named as a Director.

99.3*	Consent of Eugene S. Katz to be named as a Director.

99.4*	Consent of David S. Mulcahy to be named as a Director.

99.5*	Consent of Suku Radia to be named as a Director.

* Previously filed.
† Indicates management contract or plan.

E-2